As filed with the Securities and Exchange Commission on July 15, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FNB CORP.

(Exact name of registrant as specified in its charter)

North Carolina	6021	56-1456589
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

101 Sunset Avenue

Asheboro, North Carolina 27203

(336) 626-8300

(Address, including Zip Code, and telephone number, including area code, of registrant’s principal executive offices)

MICHAEL C. MILLER

President

FNB Corp.

101 Sunset Avenue

Asheboro, North Carolina 27203

(336) 626-8300

(Name, address, including Zip Code, and telephone number, including area code, of agent for service)

Copies to:

MELANIE S. TUTTLE, ESQ. Schell Bray Aycock Abel & Livingston P.L.L.C. 230 North Elm Street, Suite 1500 Greensboro, North Carolina 27401 (336) 370-8800	ANTHONY GAETA, JR., ESQ. Gaeta & Eveson, P.A. 8305 Falls of Neuse Road, Suite 203 Raleigh, North Carolina 27615 (919) 845-2558

Approximate date of commencement of the proposed sale of the securities to the public:    As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $2.50	808,448	N/A	$15,836,231	$1,864

(1)	Represents the maximum number of shares anticipated to be issued in the merger.
(2)	In accordance with Rule 457(c) and Rule 457(f)(1), the registration fee is based upon the average of the bid and asked price of the common stock of United Financial, Inc. reported in the OTC Bulletin Board on July 12, 2005, and computed based on the estimated maximum number of shares that may be exchanged for the FNB Corp. common stock being registered, including shares issuable upon exercise of outstanding options to acquire United Financial, Inc. common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 15, 2005

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear United Financial shareholder:

The Board of Directors of United Financial, Inc. has unanimously approved the acquisition of United by FNB Corp. by merger.

For each share of United common stock you own, you may request to receive in the merger either: (1) $14.25 in cash, (2) 0.6828 shares of FNB common stock, or (3) $4.99 in cash and 0.4438 shares of FNB common stock. Our ability to grant your request for only cash or only stock will be determined by how many shareholders request FNB stock versus how many request cash. We must ensure that 65% of the total number of outstanding shares of United common stock are exchanged for FNB common stock and the remaining 35% are exchanged for cash. If we are unable to grant your request, you will receive a mixture of FNB stock and cash for your United shares. Shares of FNB common stock are listed on the Nasdaq National Market under the symbol “FNBN.”

Your vote is important. We cannot complete the merger unless the holders of a majority of the outstanding shares of United common stock vote to approve the merger. We are asking the United shareholders to approve the merger at the 2005 annual meeting, and shareholders who owned United shares as of                          , 2005 may vote at this meeting. The Board of Directors of United unanimously recommends that you vote “for” approval of the merger at the meeting.

Whether or not you plan to attend the meeting, please take the time to vote by promptly completing, signing and dating the enclosed proxy card and mailing it in the postage-prepaid envelope to First Citizens Corporate Trust. Even if you return the proxy card, you may attend the meeting and vote your shares in person. If you fail either to return the proxy card or to vote in person at the meeting, it will have the same effect as a vote against the merger.

The date, time and place of the annual meeting are as follows:

                         , 2005

    :       .m. local time

Alamance Bank

1128 South Main Street

Graham, North Carolina

Sincerely,

William M. Griffith, Jr.

President and Chief Executive Officer

United shareholders should consider carefully the risk factors discussed on page 12 of the proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of FNB common stock to be issued under the proxy statement/prospectus or determined that the proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The shares of FNB common stock are not savings or deposit accounts or other obligations of any bank and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The proxy statement/prospectus is dated                          , 2005, and was first mailed to shareholders of United on or about                          , 2005.

UNITED FINANCIAL, INC.

1128 South Main Street

Graham, North Carolina 27253

Notice of Annual Meeting of Shareholders

United Financial, Inc. will hold its 2005 annual meeting of shareholders on                          , 2005, at     :       .m., local time at Alamance Bank, 1128 South Main Street, Graham, North Carolina, for the following purposes:

•	To consider and vote upon the plan of merger contained in the Agreement and Plan of Merger, dated as of May 9, 2005, by and between FNB Corp. and United, which provides for the merger of United with and into FNB.

•	To elect five members of the Board of Directors.

•	To consider a proposal to ratify the appointment of Larrowe & Company, P.L.C. as independent public accountants of United for 2005.

•	To consider any other matters that may be properly brought before the meeting.

We have fixed the close of business on                          , 2005 as the record date for determining those shareholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting. Only United shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting.

The merger is explained in the accompanying proxy statement/prospectus, which you are urged to read carefully. A copy of the Agreement and Plan of Merger is attached as Appendix A to the proxy statement/prospectus.

By Order of the Board of Directors

William M. Griffith, Jr.

President and Chief Executive Officer

                         , 2005

Whether or not you plan to attend the annual meeting in person, please promptly complete, date, sign and return the enclosed proxy card in the enclosed envelope. The enclosed envelope requires no postage if mailed in the United States. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

United’s Board of Directors recommends that you vote

“FOR” approval of the plan of merger contained in the merger agreement,

the election of the nominated directors, and the ratification of

Larrowe & Company, P.L.C. as United’s independent public accountants.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about FNB and United from documents that are included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

FNB	United
Jerry A. Little, Treasurer and Secretary	William E. Swing, Jr., Secretary
FNB Corp.	United Financial, Inc.
101 Sunset Avenue	1128 South Main Street
Asheboro, North Carolina 27203	Graham, North Carolina 27253
(336) 626-8300	(336) 226-1223

You will not be charged for any of the documents that you request. United shareholders requesting documents should do so by                          , 2005 to receive them before the annual meeting.

See “Where You Can Find More Information” on page     .

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed transaction?

A:	FNB will acquire United by the merger of United into FNB.

Q:	What will I receive in the merger?

A:	It depends on what you elect to receive and the elections of other United shareholders. You may request to receive for each of your shares of United common stock either: (1) $14.25 in cash, (2) 0.6828 shares of FNB common stock, or (3) $4.99 in cash and 0.4438 shares of FNB common stock. Our ability to grant your request for only cash or only FNB shares will be determined by how many United shareholders request FNB shares versus how many request cash. We must ensure that 65% of the outstanding shares of United common stock are exchanged for FNB shares and the remaining 35% are exchanged for cash. If we are unable to grant your request for only cash or only FNB shares, you will receive a mixture of FNB shares and cash for your United shares. The combination of 0.4438 FNB shares and $4.99 in cash that you may request to receive is based on the overall ratio of 65% stock and 35% cash to be exchanged in the merger. If you elect to receive this combination, you will receive what you request.

Q:	Can the value of the transaction change between now and the time the merger is completed?

A:	Yes. The value of the FNB share portion of the consideration can change, although the $14.25 per share cash portion will not change. The 0.6828 exchange ratio is fixed, which means that it will not change even if the trading price of the FNB stock changes. Therefore, the market value of the total transaction, and of the FNB shares you may receive in the merger, will increase or decrease as the price of FNB common stock changes.

Q:	How do I cast my vote?

A:	You vote by indicating on the enclosed proxy card how you want to vote, and signing, dating and mailing the proxy card in the enclosed postage-prepaid return envelope. Please vote as soon as possible to ensure that your shares are represented at the meeting.

Q:	What vote is required to approve the merger?

A:	Holders of a majority of the outstanding shares of United common stock must approve the plan of merger under North Carolina law and under the terms of the merger agreement. Therefore, it is important that you return your signed proxy card promptly.

Q:	Can I change my vote after I have mailed in my signed proxy?

A:	Yes. You can change your vote at any time before we vote your proxy at the United meeting in one of three ways. First, you can send to the Secretary of United at the address below a written notice stating that you would like to revoke your proxy. Second, you can complete a new proxy card and send it to the Secretary of United, and the new proxy card will automatically replace any earlier proxy card you returned. Third, you can attend, and vote in person at, the annual meeting. You should send any written notice or new proxy card to the Secretary of United, at the following address: William E. Swing, Jr., United Financial, Inc., 1128 South Main Street, Graham, North Carolina 27253, telephone: (336) 226-1223.

Q:	Do I have the right to dissent from the merger?

A:	Yes. To do so, however, you must strictly follow the procedures prescribed by North Carolina law. For a description of these procedures, see page and Appendix C of this proxy statement/prospectus.

Q:	How do I elect the form of payment I prefer in the merger?

A:	To elect the form of payment you prefer, you must complete and return the enclosed letter of transmittal and election form. If you do not make an election, you will be allocated FNB common stock or cash or both depending on the elections made by the other shareholders. Please remember that unless you elect to receive the combination of 65% stock and 35% cash that is proposed to be exchanged in the merger, you might not receive the exact amount of cash or stock that you elect. The fully completed election form, together with your certificates representing your outstanding United shares, must be returned to Registrar and Transfer Company, Cranford, New Jersey, before the election deadline on , 2005.

Q:	How do I exchange my United stock certificates?

A:	If you make an election, you must return your United stock certificates with your election form. Shortly after the merger, the exchange agent will allocate cash and FNB common stock among United shareholders, consistent with their elections and the allocation and proration procedures in the merger agreement. If you do not submit an election form by the election deadline, you will receive instructions on where to surrender your United stock certificates from the exchange agent after the merger is completed.

Q:	When do you hope to complete the merger?

A:	We hope to complete the merger early in the fourth quarter of 2005. We must first obtain the approval of the United shareholders and certain regulatory approvals.

Q:	What are the tax consequences of the merger to me?

A:	Your tax consequences will depend upon what form of payment you receive in the merger as well as your basis in your United shares. For more detail, see page of this proxy statement/prospectus.

Q:	Whom should I call with questions or to obtain additional copies of the proxy statement/prospectus?

A:	You should call William M. Griffith, Jr., President and Chief Executive Officer, or William E. Swing, Jr., Chief Financial Officer and Secretary, of United Financial, Inc. at (336) 226-1223.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document and all documents to which we have referred. See “Where You Can Find More Information” on page      of this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies

FNB Corp. (see page     )

101 Sunset Avenue

Post Office Box 1328

Asheboro, North Carolina 27204

(336) 626-8300

FNB is a bank holding company organized under the laws of North Carolina. FNB operates First National Bank and Trust Company, a national bank offering full-service commercial, retail and trust banking services to consumer and business customers primarily in Chatham, Guilford, Montgomery, Moore, Randolph, Richmond, Rowan and Scotland counties in North Carolina. FNB is also the parent company for Dover Mortgage Company, a mortgage banking company that conducts its operations in North Carolina. At March 31, 2005, FNB’s total assets on a consolidated basis were $896 million, its consolidated deposits were $685 million, and its consolidated total shareholders’ equity was $83 million.

United Financial, Inc. (see page     )

1128 South Main Street

Graham, North Carolina 27253

(336) 226-1223

United is a bank holding company organized under the laws of North Carolina. United’s principal subsidiary is Alamance Bank, a North Carolina-chartered bank. Alamance Bank is a full-service bank, providing banking products and services to individuals and small- to medium-sized businesses in Alamance and Orange counties, North Carolina. Alamance Bank conducts its banking operations in Orange county under the name “Hillsborough Bank.” Alamance Bank also owns Premier Investment Services, Inc., which offers insurance and investment products. At March 31, 2005, United’s total assets on a consolidated basis were $151 million, its total deposits were $114 million and its consolidated total shareholders’ equity was $10 million.

The Meeting (see page     )

The annual meeting of United shareholders will be held at the offices of Alamance Bank, 1128 South Main Street, Graham, North Carolina, on                          , 2005, at     :       .m. local time.

At the meeting, you will be asked to consider and vote upon, among other things, a proposal to approve the plan of merger. Approval of the plan of merger requires the affirmative vote of a majority of the outstanding shares of United common stock.

Only holders of United common stock who are holders at the close of business on the record date,                          , 2005, will be entitled to notice of and to vote at the meeting. As of                          , 2005,

directors and executive officers of United and their affiliates beneficially owned approximately         % of the outstanding shares of United common stock. We anticipate that all of these shares will be voted “FOR” the plan of merger.

Each United share carries one vote. As of                          , 2005,                      votes were eligible to be cast at the meeting.

No vote of FNB shareholders is required to approve the merger.

The Merger and the Merger Agreement (see page     )

The merger agreement is the legal document that governs the merger. The merger agreement is attached as Appendix A to this proxy statement/prospectus, and we encourage you to read it carefully.

We propose to merge United into FNB. Alamance Bank will thereupon become a direct, wholly owned subsidiary of FNB. FNB intends to merge Alamance Bank into First National as soon as practicable following the merger of United into FNB.

Shareholders of United will receive either shares of FNB common stock, cash or a combination of shares of FNB common stock and cash in the merger in exchange for their shares of United common stock.

Share Information and Market Prices (see page     )

Shares of FNB common stock are quoted on the Nasdaq National Market under the symbol “FNBN.” United’s common stock is listed on the OTC Bulletin Board under the symbol “UTDF.OB.” Some examples of recent closing prices for FNB common stock and United common stock are:

	FNB		United
May 9, 2005		$20.51		$8.10
, 2005	$		$

Based on the exchange ratio of 0.6828 in the merger, the market value of the shares of FNB common stock that United shareholders will receive in the merger for each share of United common stock would be:

May 9, 2005		$14.00
, 2005	$

Of course, the market price of FNB common stock will fluctuate prior to the merger. Because the exchange ratio is fixed, the value of the shares of FNB common stock you may receive in the merger will fluctuate. You should obtain current stock price quotations for FNB common stock and United common stock. You may get these quotations from a newspaper, on the Internet or by calling a securities broker.

Reasons for the Merger (see page     )

The United Board of Directors considered a number of factors in evaluating the merger agreement and the merger. We are proposing the merger because we believe that by joining with FNB we will be able to offer a wider range of services and products to customers of Alamance Bank and to compete more effectively in our market area, resulting in benefits to our customers, and the communities we serve. We also believe that the merger consideration is fair to our shareholders and that the combined organization will be well positioned for future growth along the Interstate 40/Interstate 85 corridor in North Carolina.

Recommendation to Shareholders (see page     )

The United Board of Directors determined that the merger agreement and the merger are fair to, and in the best interests of, United and its shareholders, has unanimously adopted and approved the merger agreement and the merger and recommends that you vote for approval and adoption of the plan of merger at the annual meeting.

Fairness Opinion (see page     )

United’s financial advisor, The Carson Medlin Company, Raleigh, North Carolina, has given a written opinion to United’s Board of Directors that, as of the date of this proxy statement/prospectus, the payment to be received by United shareholders under the merger agreement is fair to United shareholders from a financial point of view. A copy of this opinion is attached to this proxy statement/prospectus as Appendix B. You should read this opinion carefully in its entirety.

Material Federal Income Tax Consequences (see page     )

The U.S. federal income tax consequences to you of the merger will depend on the form of consideration you receive in the merger. Under current law, if you receive solely FNB shares for your United shares, you will not recognize any gain or loss for U.S. federal income tax purposes. If you receive part cash and part FNB shares, and your adjusted basis in your United shares is less than the fair market value, as of the date of the merger, of the FNB shares and cash you receive, you will recognize a gain. This recognized gain will equal the lesser of (1) the excess, if any, as of the date of the merger, of the fair market value of the FNB shares and cash received by you over the adjusted basis of your United shares and (2) the amount of cash you receive. In the event you realize a loss, however, because your adjusted basis in your United shares is greater than the fair market value of the FNB shares and cash you receive, the loss would not be currently allowed. If you receive solely cash, gain or loss will generally be recognized by you to the extent of the difference between the amount of cash received by you and your adjusted basis in your United shares, and that gain or loss will generally be a capital gain or loss to you.

Because of the complexity of the tax laws and the individual nature of the tax consequences of the merger, we recommend that you consult a tax advisor concerning the applicable U.S. federal, state and local income tax consequences of the merger.

We will not be obligated to complete the merger unless we receive a legal opinion that the merger will be treated as a transaction of a type that is generally tax-free to FNB and United for U.S. federal income tax purposes. In that case, the U.S. federal income tax treatment of the merger will be as we described it above. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

Interests of United Management in the Merger (see page     )

Some members of United management and of the United Board of Directors have interests in the merger that are different from, or in addition to, the interests of the other United shareholders. The United Board of Directors was aware of these interests and considered them in its decision to adopt and approve the merger agreement and the merger. These interests include cash payments that may be due to certain executive officers under existing employment and change in control agreements if any of various events occur following the merger, the assumption by FNB of United’s obligations under the deferred compensation arrangements between United and its directors, and the right to continued indemnification and insurance coverage by FNB for acts or omissions occurring before the merger, including events that are related to the merger.

Accounting Treatment of the Merger (see page     )

The merger will be treated as a “purchase,” and therefore the purchase price will be allocated to the assets and liabilities of United based on their estimated fair market values at the date of the merger.

Dissenters’ Rights (see page     )

Shareholders who vote against or abstain from voting on the merger and properly exercise their dissenters’ rights prior to the annual meeting have the right to receive a cash payment for the fair value of their shares of United common stock. To exercise these rights, you must comply with Article 13 of the North Carolina Business Corporation Act, which is attached as Appendix C to this proxy statement/prospectus. If you wish to dissent, you must read this information carefully as you must take affirmative steps to preserve your rights.

Regulatory Approval (see page     )

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. FNB has filed the required application and notice with the Board of Governors of the Federal Reserve System. As of the date of this proxy statement/prospectus, we have not yet received the required approval. While we do not know of any reason why we would not be able to obtain the necessary approval in a timely manner, we cannot be certain when or if we will receive approval.

Conditions to the Merger (see page     )

Completion of the merger depends upon a number of conditions being met, including approval of the plan of merger by United shareholders and receipt of regulatory approvals.

Where the law permits, FNB or United could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when or if the conditions to the merger will be satisfied or waived or that the merger will be completed.

Termination (see page     )

FNB and United may agree at any time to terminate the merger agreement without completing the merger, even if the United shareholders have approved the plan of merger. Also, either FNB or United may decide, without the consent of the other, not to complete the merger in a number of other situations, including

•	the other party’s failure to satisfy its obligations under the merger agreement, and

•	the failure of any condition to the completion of the merger to have been satisfied or waived by January 31, 2006, unless the failure of the condition is caused by the terminating party’s failing to perform its obligations under the merger agreement.

United may also terminate the agreement if the price of FNB common stock averages less than $14.45 during a 20-day period prior to United’s annual meeting.

Differences in Shareholders’ Rights (see page     )

Upon completion of the merger, United shareholders who receive shares of FNB common stock in the merger will become shareholders of FNB. North Carolina law and FNB’s articles of incorporation and bylaws will govern their rights as FNB shareholders. Because of differences in the articles of incorporation and bylaws of FNB and United, the rights of United shareholders prior to the merger will not be the same in some important ways as their rights as FNB shareholders after the merger.

Termination Fee (see page     )

The merger agreement provides that United will pay FNB a break-up fee of $1,250,000 if:

•	United terminates the merger agreement to enter into another acquisition agreement with a third party that, in the determination of United’s Board of Directors, has terms superior to those of the merger agreement from the United shareholders’ viewpoint,

•	FNB terminates the merger agreement because United has breached its obligation not to encourage or solicit acquisition proposals, United has failed to hold the shareholders’ meeting for approval of the plan of merger, United’s Board of Directors has not recommended approval of the plan of merger or has changed its recommendation or has recommended approval of another proposal to acquire United, or

•	a tender or exchange offer for 25% or more of United’s common stock is made and the United Board fails to send a statement to the shareholders recommending rejection of that offer within 10 business days after the offer has been made.

In addition, the break-up fee will be payable to FNB if:

•	either FNB or United terminates the merger agreement because United’s shareholders did not approve the plan of merger,

•	a third party makes a proposal to acquire United after May 9, 2005 and that proposal is not withdrawn prior to termination of the merger agreement, and

•	within 18 months after termination of the merger agreement United is acquired by a third party or other specified events occur.

Other Annual Meeting Proposals (see page     )

In addition to approving the plan of merger, United shareholders will be asked to consider other proposals at the annual meeting. These proposals include:

•	Electing five nominees to United’s Board of Directors, and

•	Ratifying the appointment of Larrowe & Company, P.L.C. as United’s independent public accountants for the year 2005.

United’s Board of Directors recommends voting “FOR” electing the five nominees and ratifying the appointment of Larrowe & Company, P.L.C.

Unaudited Comparative Per Share Data

The following table shows historical information about our net income per share, cash dividends per share and book value per share, and similar information reflecting the merger, which we refer to as pro forma information. In presenting the pro forma information, we assumed that we had been merged as of the beginning of the periods presented.

The pro forma information gives effect to the merger under the purchase method of accounting. The equivalent pro forma information is based on an exchange ratio of 0.6828 shares of FNB common stock for each share of United common stock converted into FNB stock in the merger. The pro forma information assumes that 65% of United’s shares will be exchanged in the merger for FNB shares and the remaining 35% of United’s shares will be exchanged for cash.

We expect that we will incur merger and integration expenses as a result of combining our companies. We also anticipate that the merger will provide financial benefits that include reduced operating expenses and enhanced opportunities to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of our combined companies under one set of assumptions, does not attempt to predict or suggest future results.

The information in the following table is based on the consolidated financial statements of each of FNB and United that are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page     .

	Three Months Ended March 31, 2005	Year Ended December 31, 2004
Net Income Per Common Share
Basic:
FNB historical	$0.41	$1.17
United historical	0.12	0.14
FNB and United pro forma (1)	0.36	0.93
United pro forma equivalent (3)	0.25	0.64
Diluted:
FNB historical	0.40	1.13
United historical	0.12	0.14
FNB and United pro forma (1)	0.35	0.91
United pro forma equivalent (3)	0.24	0.62

Cash Dividends Declared Per Common Share
FNB historical	0.15	0.60
United historical	0.00	0.00
FNB and United pro forma (2)	0.15	0.60
United pro forma equivalent (3)	0.10	0.41

Book Value Per Common Share (4)
FNB historical	14.80	14.66
United historical	6.27	6.41
FNB and United pro forma (1), (4)	15.36	N/M
United pro forma equivalent (3), (4)	10.49	N/M

(1)	FNB and United pro forma information reflects the exchange ratio of 0.6828 shares of FNB common stock for each share of United common stock, as well as the following pro forma assumptions:
(a)	The issuance of 728,115 shares of FNB common stock, resulting in a total of 6,332,217 shares of FNB stock outstanding on a pro forma basis as of March 31, 2005.

(b)	The payment of $14.25 per share of United common stock for the shares of United stock that are not exchanged for FNB stock, representing a total cash payment of approximately $8.2 million.
(c)	The computation of purchase accounting adjustments as of March 31, 2005, except that net income adjustments for the year ended December 31, 2004 reflect circumstances within that period.
(d)	A cost of funds rate of 4.95% per annum.
(e)	Goodwill of approximately $12.2 million and a core deposit intangible of approximately $0.9 million to be recorded in accordance with the purchase method of accounting. Amortization of the core deposit intangible is assumed to be on a sum-of-the-years-digits basis over a six-year life.
(f)	Adjustment of assets and liabilities of United to an estimated fair value basis in accordance with the purchase method of accounting. Amortization and accretion of the resulting fair value premiums and discounts of financial assets and liabilities is assumed to be on a straight-line basis over lives ranging from approximately one year to six years. Such fair value adjustments may not be indicative of fair values at the closing date of the merger.
(2)	FNB and United pro forma cash dividends declared represent FNB historical cash dividends declared.
(3)	The equivalent pro forma per share amounts for United are calculated by multiplying the FNB and United pro forma information by the exchange ratio of 0.6828.
(4)	Book value per common share on a pro forma basis at December 31, 2004 is not meaningful as the purchase accounting adjustments were computed as of March 31, 2005.

Selected Historical Financial Data for FNB

In the table below, we provide you with selected historical consolidated financial data of FNB. FNB prepared this information using the consolidated financial statements of FNB as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 2004 and for the three-month periods ended March 31, 2005 and 2004. The information is based on the consolidated financial statements contained in reports filed by FNB with the Securities and Exchange Commission.

When you read this selected historical consolidated financial information, you should consider reading along with it the historical financial statements and accompanying notes that FNB has included in its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, which are incorporated by reference in this proxy statement/prospectus. You can also obtain a copy of these reports by following the instructions we provide under “Where You Can Find More Information” on page      of this proxy statement/prospectus.

	Three Months Ended March 31,		Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(dollars in thousands, except per share data)
Summary of Operations
Interest income	$11,814	$9,377	$40,436	$40,158	$39,452	$41,260	$41,936
Interest expense	3,995	2,850	12,402	13,144	14,114	20,492	20,908

Net interest income	7,819	6,527	28,034	27,014	25,338	20,768	21,028
Provision for loan losses	370	270	4,030	1,860	1,780	1,200	1,802

Net interest income after provision for loan losses	7,449	6,257	24,004	25,154	23,558	19,568	19,226
Noninterest income	3,162	3,600	13,673	13,600	8,268	5,900	4,501
Noninterest expense	7,222	7,097	28,755	27,159	20,140	16,077	18,497

Income before income taxes	3,389	2,760	8,922	11,595	11,686	9,391	5,230
Income taxes	1,083	808	2,324	3,195	3,486	2,663	1,714

Net income	$2,306	$1,952	$6,598	$8,400	$8,200	$6,728	$3,516

Per Share Data
Net income:
Basic	$0.41	$0.34	$1.17	$1.50	$1.63	$1.35	$0.70
Diluted	0.40	0.33	1.13	1.43	1.58	1.32	0.69
Cash dividends declared	0.15	0.15	0.60	0.59	0.58	0.53	0.51
Book value (at period end)	14.80	14.53	14.66	14.32	13.49	11.74	10.89

Balance Sheet Information (at period end)
Total assets	$895,769	$814,321	$862,891	$773,245	$754,370	$593,742	$565,639
Investment securities	125,901	135,329	125,143	144,259	153,857	163,150	132,384
Loans	690,637	580,159	664,754	551,913	502,342	391,632	395,737
Allowance for loan losses	7,556	6,330	7,293	6,172	6,109	4,417	4,352
Deposits	685,014	616,906	659,544	597,925	592,354	480,230	472,448
Shareholders’ equity	82,921	83,110	82,147	81,458	73,090	55,907	55,122

Performance Ratios
Return on average assets	1.05%	0.99%	0.80%	1.07%	1.25%	1.15%	0.65%
Return on average shareholders’ equity	11.03	9.41	8.00	10.66	12.82	11.63	6.59
Dividend payout ratio	36.43	43.95	51.36	39.54	36.05	38.91	76.05
Net yield on earning assets, taxable equivalent basis	4.08	3.82	3.89	3.94	4.40	4.03	4.28

Capital and Liquidity Ratios
Total risk-based capital	9.99%	11.29%	10.08%	11.69%	12.02%	14.29%	15.15%
Tier 1 risk-based capital	8.96	10.29	9.05	10.66	10.86	13.22	14.05
Leverage ratio	7.65	8.41	7.73	8.31	7.89	9.39	9.92
Average loans to average deposits	100.14	94.84	98.03	92.36	82.00	81.71	84.79

Asset Quality Ratios
Net loan charge-offs to average loans	0.02%	0.01%	0.47%	0.33%	0.26%	0.28%	0.17%
Net loan charge-offs to allowance for loan losses	1.42	1.06	39.27	29.12	18.45	24.72	15.17
Allowance for loan losses to loans held for investment	1.14	1.12	1.12	1.14	1.22	1.17	1.13
Total nonperforming loans to loans held for investment	0.76	0.90	0.80	1.10	1.24	1.25	0.48

Selected Historical Financial Data for United

In the table below, we provide you with selected historical consolidated financial data of United. United prepared this information using the consolidated financial statements of United as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 2004 and for the three-month periods ended March 31, 2005 and 2004. The information is based on the consolidated financial statements of United contained in reports filed by United with the Securities and Exchange Commission.

You should consider reading this selected historical consolidated financial information together with the historical financial statements and accompanying notes that United has included in its Annual Report on Form 10-KSB for the year ended December 31, 2004 and its Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2005. Copies of these reports, which are incorporated by reference, accompany this proxy statement/prospectus. You can also obtain copies of these reports by following the instructions we provide under “Where You Can Find More Information” on page     .

	Three Months Ended March 31,		Years Ended December 31,
	2005	2004	2004	2003	2002	2001		2000
	(dollars in thousands, except per share data)
Summary of Operations
Interest income	$2,011	$1,735	$7,308	$6,935	$7,284		$6,091		$2,867
Interest expense	850	686	2,968	3,114	3,242		3,161		1,464

Net interest income	1,161	1,049	4,340	3,821	4,042		2,930		1,403
Provision for loan losses	45	25	574	165	632		687		383

Net interest income after provision for loan losses	1,116	1,024	3,766	3,656	3,410		2,243		1,020
Noninterest income	228	234	1,091	1,003	600		383		136
Noninterest expense	1,126	1,108	4,630	3,934	3,310		2,845		1,766

Income before income taxes	218	150	227	725	700		(219)		(610)
Income taxes (benefit)	18	—	—	—	—		—		—

Net income (loss)	$200	$150	$227	$725	$700		$(219)		$(610)

Per Share Data (1)
Net income (loss):
Basic	$.12	$.09	$.14	$.44	$.45	$	( .21)	$	( .59)
Diluted	.12	.09	.14	.44	.45		( .21)		( .59)
Cash dividends declared	N/A	N/A	N/A	N/A	N/A		N/A		N/A
Book value (at period end)	6.27	6.68	6.41	6.38	6.31		5.39		5.50

Balance Sheet Information (at period end)
Total assets	$150,766	$135,534	$146,846	$131,349	$125,847		$100,791		$50,045
Investment securities	34,847	33,399	36,525	32,417	22,047		9,228		4,952
Loans	100,648	92,937	96,313	89,148	89,206		82,866		40,525
Allowance for loan losses	1,647	1,472	1,546	1,475	1,586		1,179		614
Deposits	113,502	103,317	106,790	101,097	98,835		85,791		43,912
Shareholders’ equity	10,281	10,960	10,524	10,461	10,345		6,489		5,729

Performance Ratios
Return on average assets	.54%	.45%	.16%	.57%	.62%		(.28)%		(1.82)%
Return on average shareholders’ equity	7.56	5.58	2.15	7.03	7.71		(3.86)		(10.07)
Dividend payout ratio	N/A	N/A	N/A	N/A	N/A		N/A		N/A
Net yield on earning assets, taxable equivalent basis	3.43	3.34	3.31	3.17	3.85		4.79		4.47

Capital and Liquidity Ratios
Total risk-based capital	11.42%	12.26%	11.77%	12.66%	12.08%		12.16%		14.90%
Tier 1 risk-based capital	10.18	11.02	10.52	11.40	10.83		7.84		13.60
Leverage ratio	7.38	8.05	7.30	7.92	7.82		6.69		12.50
Average loans to average deposits	92.31	89.37	90.98	89.24	95.99		95.15		89.09

Asset Quality Ratios
Net loan charge-offs to average loans	(.22)%	.12%	.53%	.31%	.26%		.19%		.05%
Net loan charge-offs to allowance for loan losses	(13.60)	7.61	32.54	18.78	14.12		10.44		1.95
Allowance for loan losses to loans held for investment	1.65	1.61	1.61	1.66	1.82		1.42		1.61
Total nonperforming loans to loans held for investment	2.92	1,50	3.18	1.47	1.92		.58		.23

(1)	Adjusted to reflect a five-for-four stock split effected in the form of a 25% stock dividend paid in February 2003 and six-for-five stock split effected in the form of a 20% stock dividend paid in February 2001.

RISK FACTORS

If the merger is completed, you may elect to receive shares of FNB common stock in exchange for your shares of United common stock. You should be aware of particular risks and uncertainties that are applicable to the merger and an investment in FNB common stock.

United Shareholders May Not Receive the Requested Form of Merger Consideration

The merger agreement provides that FNB may limit the number of shares of United common stock that are converted into shares of FNB common stock in the merger to 65% of the total outstanding shares of United stock and the number of shares of United common stock that are converted into cash in the merger to 35% of the total outstanding shares of United stock, regardless of the number of United shareholders electing only stock or only cash consideration in the merger. If too many United shareholders elect to receive only FNB stock or only cash, the stock and cash merger consideration will be allocated among the United shareholders. Accordingly, there is a risk that United shareholders who elect only cash or only FNB common stock will not receive the form of merger consideration requested.

The Value of the Stock Merger Consideration Will Vary with Changes in FNB’s Stock Price

Each share of United common stock will be converted in the merger into the right to receive cash, shares of FNB common stock or a combination of cash and shares of FNB common stock. The price of FNB common stock when the merger is completed may vary from its price at the date of this proxy statement/prospectus and at the date of United’s annual meeting. These variations in the price of FNB common stock may result from changes in the business, operations or prospects of FNB, regulatory considerations, general market and economic conditions and other factors. At the time of the United shareholders’ meeting, you will not know the exact value of the FNB shares to be received when the merger is completed.

There Is a Limited Market for FNB Common Stock

Although FNB common stock is traded on the Nasdaq National Market, the volume of trading has traditionally been low. Therefore, there can be no assurance that a United shareholder who receives FNB common stock in the merger and wishes later to sell those shares would be able to do so immediately or at an acceptable price.

The Merger Agreement Limits United’s Ability to Pursue Alternatives to the Merger

The merger agreement contains provisions that, subject to limited exceptions, limit United’s ability to discuss, facilitate or enter into agreements with third parties to acquire United. In general, if United takes advantage of any of those limited exceptions, United will be obligated to pay FNB a break-up fee of $1,250,000. These provisions might discourage a potential competing acquiror that might have an interest in acquiring United from proposing or considering that acquisition even if it were prepared to pay a higher price to the United shareholders than the price FNB proposes to pay under the merger agreement, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire United than it might otherwise have proposed.

The Fairness Opinion Obtained by United from Carson Medlin Will Not Reflect Changes in Circumstances Between the Date of this Proxy Statement/Prospectus and the Merger

United has obtained an updated opinion as of the date of this proxy statement/prospectus from Carson Medlin, its financial advisor. Changes in the operations and prospects of United or FNB, general market and economic conditions and other factors that may be beyond the control of United and FNB, and on which the fairness opinion was based, may alter the value of United or FNB or the prices of shares of United common stock and shares of FNB common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of the opinion. For a description of the opinion that United received from its financial advisor, see “The Merger—Opinion of United’s Financial Advisor.” For a description of other factors considered by the United Board of Directors in deciding to approve the merger, see “The Merger—Recommendation of the United Board and Reasons for the Merger.”

Certain Provisions of FNB’s Articles of Incorporation and Bylaws May Discourage Takeovers

FNB’s articles of incorporation and bylaws contain certain anti-takeover provisions that may discourage or may make more difficult or expensive a tender offer, change in control or takeover attempt that is opposed by FNB’s Board of Directors. In particular, FNB’s articles of incorporation and bylaws:

•	classify its Board of Directors into three classes, so that shareholders elect only one-third of its Board of Directors each year,

•	permit FNB’s Board of Directors to issue, without shareholder approval unless otherwise required by law, nonvoting preferred stock with such terms as the Board may determine, and

•	require the affirmative vote of the holders of at least 75% of FNB’s voting shares to approve major corporate transactions unless the transaction is approved by three-fourths of FNB’s “disinterested” directors.

These provisions of FNB’s articles of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control, even though a majority of FNB’s shareholders may consider such proposals desirable. Such provisions could also make it more difficult for third parties to remove and replace the members of FNB’s board of directors. They may also inhibit increases in the trading price of FNB’s common stock that could result from takeover attempts.

The Merger May Have an Adverse Effect on Operating Results

The merger involves the combination of two companies that have previously operated independently. A successful combination of the companies’ operations will depend primarily on FNB’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. Difficulties may be encountered in combining the operations of FNB and United, including:

•	the loss of key employees and customers,

•	disruptions to our businesses,

•	possible inconsistencies in standards, control procedures and policies,

•	unexpected problems with costs, operations, personnel, technology or credit, and

•	the assimilation of new operations, sites and personnel possibly diverting resources from regular banking operations.

Further, we may be unable to realize fully any of the potential cost savings we expect to achieve. Any cost savings that are realized may be offset by losses in revenues or other changes to earnings.

Finally, there are risks and uncertainties relating to an investment in FNB common stock or to economic conditions and regulatory matters generally that should affect other financial institutions in similar ways. These aspects are discussed under “Forward-Looking Statements” and “Regulation and Supervision.”

UNITED ANNUAL MEETING

General

This proxy statement/prospectus is first being mailed by United to the holders of United common stock on or about                          , 2005, and is accompanied by the notice of the United annual meeting and a form of proxy that is solicited by the Board of Directors of United for use at the United annual meeting, to be held on                          , 2005, at     :       .m., local time, at Alamance Bank, 1128 South Main Street, Graham, North Carolina, and at any adjournments or postponements of that meeting.

Matters to Be Considered

The purposes of the United annual meeting are:

•	to approve the plan of merger (Proposal 1),

•	to elect five members of the Board of Directors (Proposal 2),

•	to consider a proposal to ratify the appointment of Larrowe & Company, P.L.C. as independent public accountants of United for 2005 (Proposal 3), and

•	to act on any other matters that may properly be submitted to a vote at the United annual meeting.

United shareholders may also be asked to vote upon a proposal to adjourn or postpone the United annual meeting. United could use any adjournment or postponement of the United annual meeting for the purpose, among others, of allowing additional time for soliciting additional votes to approve the plan of merger.

Proxies

The accompanying form of proxy is for your use at the United annual meeting if you are unable or do not wish to attend in person. You may revoke your proxy at any time before it is exercised, by submitting to the Secretary of United written notice of revocation or a properly executed proxy having a later date, or by attending the United annual meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of United proxies should be addressed to United Financial, Inc., 1128 South Main Street, Graham, North Carolina 27253, Attention: Corporate Secretary. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified in these proxies. If you make no specification, your proxy will be voted in favor of approval of the plan of merger, in favor of electing all nominees for director and in favor of ratifying the appointment of Larrowe & Company, P.L.C. as United’s independent public accountants for 2005.

The United Board of Directors is unaware of any other matters that may be presented for action at the United annual meeting. If other matters do properly come before the United annual meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted, or not voted, by the persons named in the proxies in their discretion. No proxy that is voted against approval of the plan of merger will be voted in favor of any adjournment or postponement of the United annual meeting for the purpose of soliciting additional proxies.

Solicitation of Proxies

United will bear the entire cost of soliciting proxies from its shareholders. In addition to the solicitation of proxies by mail, United will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of the stock held by them and secure their voting instructions if necessary. United will reimburse those record holders for their reasonable expenses in so doing. In addition to the solicitation by mail, directors, officers or employees of Alamance Bank, United’s subsidiary, may solicit proxies by telephone, facsimile or in person without receiving additional compensation.

Record Date and Voting Rights

United has fixed                          , 2005 as the record date for determining those United shareholders entitled to notice of and to vote at the United annual meeting in accordance with the provisions of the North Carolina Business Corporation Act and United’s bylaws. Accordingly, only holders of shares of United common stock of record at the close of business on the United record date will be entitled to notice of and to vote at the United annual meeting. At the close of business on the record date, there were              shares of United common stock outstanding held by approximately              holders of record. The presence, in person or by proxy, of shares of United common stock representing a majority of United shares outstanding and entitled to vote on the record date is necessary to constitute a quorum at the United annual meeting. Each share of United common stock outstanding on the record date entitles its holder to one vote.

Shares of United common stock held by persons attending the meeting but not voting, and shares of United common stock for which United has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the United annual meeting for purposes of determining the presence or absence of a quorum for transacting business at the United annual meeting. Brokers who hold shares of United common stock in nominee or “street” name for customers who are beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the matters to be considered and voted upon at the United annual meeting without specific instructions from those customers.

The proposals require different percentages of votes for approval:

•	Approval of the plan of merger requires the affirmative vote of the holders of a majority of the outstanding shares of United common stock entitled to vote at the United annual meeting.

•	Electing the five nominees for director requires a plurality of the votes cast at the meeting.

•	Ratification of the appointment of Larrowe & Company, P.L.C. as United’s independent public accountants requires the affirmative vote of a majority of the votes cast at the annual meeting.

Because approval of the plan of merger requires the affirmative vote of the holders of a majority of the outstanding shares of United common stock entitled to vote at the United annual meeting, abstentions and broker nonvotes will have the same effect as votes against approval of the plan of merger. Accordingly, the United Board of Directors urges United shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-prepaid envelope.

As of the record date, directors and executive officers of United beneficially owned              shares of United common stock, giving them the right to exercise approximately     % of the voting power of the United common stock entitled to vote at the United annual meeting. On the basis of the unanimous approval of the merger agreement by the United Board, we currently expect that the shares of United common stock beneficially owned by each director and executive officer of United will be voted for approval of the plan of merger and the transactions contemplated by the merger agreement. [As of the record date, directors and executive officers of FNB owned approximately              shares of United common stock, entitling them to exercise approximately     % of the voting power of United common stock.] [As of the record date, FNB held              shares of United common stock, representing approximately     % of the shares entitled to vote at the United annual meeting. As of the record date, FNB’s subsidiary, First National, as fiduciary, custodian or agent, held a total of              shares of United common stock, representing approximately     % of the shares entitled to vote at the annual meeting. First National maintained sole or shared voting power with respect to              of these shares.]

For more detailed information about beneficial ownership of United common stock by directors and executive officers of United, see “Information about United.”

Recommendations of the United Board

The United Board of Directors has unanimously approved the agreement and plan of merger and the transactions contemplated by the merger agreement. The United Board believes that the merger is in the best interests of United and its shareholders, and recommends that the United shareholders vote “FOR” approval of the plan of merger.

The United Board also recommends that you vote “FOR” electing all nominees for director presented in Proposal 2 and “FOR” ratifying the appointment of Larrowe & Company, P.L.C. as United’s independent public accountants presented in Proposal 3.

See “The Merger—Recommendation of the United Board and Reasons for the Merger” for a more detailed discussion of the United Board’s recommendation with regard to the plan of merger.

THE MERGER

The following discussion describes the material aspects of the merger. Since this discussion is a summary, it may not contain all of the information that is important to you to make your decision about the merger. To understand the merger fully, and for a more complete description of the legal terms of the merger, we encourage you to read this entire proxy statement/prospectus and the merger agreement completely and carefully. A copy of the merger agreement is included as Appendix A to this proxy statement/prospectus.

General

The Boards of Directors of each of FNB and United have approved the agreement and plan of merger. We expect to complete the merger early in the fourth quarter of 2005. In the merger, United will be merged with and into FNB. United’s separate existence will cease and its subsidiary, Alamance Bank, will become a direct, wholly owned subsidiary of FNB.

In the merger, each outstanding share of United common stock will be converted into the right to receive:

•	$14.25 in cash, without interest, or

•	0.6828 shares of FNB common stock, or

•	$4.99 in cash, without interest, and 0.4438 shares of FNB common stock.

FNB will not issue any fractional shares of FNB common stock in the merger. Instead, you will receive a cash payment, without interest for the value of any fraction of a share of FNB common stock you would otherwise be entitled to receive.

The following shares of United common stock will not be converted in the merger and will not be entitled to receive the merger consideration described above:

•	United shares held by shareholders who have not voted in favor of the merger and have properly given written notice of their intent to demand payment for their shares in accordance with Article 13 of the North Carolina Business Corporation Act and have preserved their right to receive payment for their shares by taking within the prescribed time periods the actions required by Article 13, and

•	United shares held by United or FNB or any of their subsidiaries, other than in a fiduciary capacity or as a result of debts previously contracted.

The total aggregate amount of stock and cash to be received by United shareholders in the merger, based on the closing price of the FNB common stock on                     , 2005 and the exchange ratio of 0.6828, is approximately $             million. After the merger, former holders of shares of United common stock that are converted into FNB shares will hold about         % of the outstanding shares of FNB common stock.

Background of the Merger

On January 26, 2005, The Carson Medlin Company met with an appointed delegation of the members of United’s Board of Directors, at their request, and United’s counsel to discuss a possible merger of United with another institution. On February 2, 2005, at the request of those directors, Carson Medlin met with the Executive Committee of United’s Board to discuss this subject. On February 10, 2005, United executed an engagement agreement retaining Carson Medlin to assist United in seeking a merger with another financial institution.

In March 2005, Carson Medlin met with the Executive Committee to consider potential merger partners for United. Of those considered, seven institutions were determined to be the most likely to be interested in and capable of consummating a merger with United. Carson Medlin then assisted the management of United in preparing a Confidential Memorandum describing United, its operations and its market and, after obtaining confidentiality agreements, distributed the Confidential Memorandum to those seven parties. In follow up discussions, four of the parties indicated sufficient interest to warrant meetings. Carson Medlin and United’s management held meetings with the management of those four institutions. After supplying additionally requested information to the parties, United received nonbinding written offers from those four parties, and on March 31, 2005, Carson Medlin met with the full board of United to discuss and evaluate the four offers. The Board determined to re-solicit the four parties and ask them to increase their offers.

During April 2005, United received responses from each of the four parties and, based on those responses, invited two of the parties to conduct due diligence investigations of United. After these two due diligence investigations were completed, the United Board elected to proceed with FNB’s offer. United also conducted, with the help of its legal and financial advisors, a due diligence investigation of FNB. Simultaneously, FNB’s and United’s legal advisors began to draft and negotiate the documentation with respect to the proposed merger. During this period, the senior managements of FNB and United were separately briefed on the findings of their teams in their due diligence investigations. The parties and their financial advisors discussed the financial and other terms of the proposed merger frequently during this period.

On May 3, 2005, the FNB Board held a special meeting at which senior management of FNB reviewed its discussions and negotiations with United regarding a possible merger, as well as the results of its due diligence investigation of United. Senior management of FNB and Keefe, Bruyette & Woods, FNB’s financial advisor, presented financial information with respect to United and the proposed merger to the FNB Board. Also at this meeting, the FNB Board reviewed the terms of the merger agreement and the legal standards applicable to its decision to approve the merger agreement and the transactions contemplated by those agreements. After questions by and discussion among the members of the FNB Board, and after consideration of the factors described under “—FNB’s Reasons for the Merger,” the FNB Board voted on May 3, 2005, to approve the merger agreement and the transactions contemplated by the merger agreement.

On May 6, 2005, the United Board held a special meeting at which United’s management, legal counsel and financial advisors reviewed their discussions and negotiations with FNB regarding a possible merger, as well as the results of their due diligence investigation of FNB. Management of United and Carson Medlin presented financial information with respect to FNB and the proposed merger to the United Board. Carson Medlin rendered its written opinion that, as of that date, the payment to be received by the United shareholders in the merger was fair to United shareholders from a financial point of view. Also at this meeting, the United Board reviewed with counsel to United the terms of the merger agreement and the legal standards applicable to its decision to approve the merger agreement and the transactions contemplated by those agreements. After questions by and discussion among the members of the United Board, and after consideration of the factors described under “—Recommendation of the United Board and Reasons for the Merger,” the United Board voted unanimously, on May 6, 2005, to approve the merger agreement and the transactions contemplated by the merger agreement.

FNB and United entered into the merger agreement on May 9, 2005.

Recommendation of the United Board and Reasons for the Merger

The United Board of Directors believes that the merger is fair to and in the best interests of United and United’s shareholders. Accordingly, the United Board has unanimously approved the agreement and plan of merger and unanimously recommends that United shareholders vote “FOR” approval of the plan of merger and the transactions contemplated by the merger agreement, including the merger.

The United Board of Directors believes that completing the merger with FNB will create greater shareholder value for United’s shareholders in the future and greater value than United might achieve as an independent company.

The Board’s conclusion that the merger agreement is in the best interests of the United shareholders was based on the directors’ consideration of the following factors:

•	The financial terms of the proposed merger agreement.

•	The outcome of the competitive bidding process in which all companies determined to be interested and able were invited to submit proposals.

•	A comparison of the terms of the merger agreement with comparable transactions in North Carolina and elsewhere.

•	Information concerning the business, financial condition, results of operations and prospects of FNB.

•	Competitive factors and trends toward consolidation in the banking industry.

•	The Board’s review with its legal and financial advisors of the provisions of the merger agreement, including the expected tax consequences of the merger to United and its shareholders.

•	Carson Medlin’s opinion that the consideration to be received under the merger agreement is fair from a financial point of view to the holders of United common stock. See “—Opinion of United’s Financial Advisor.”

•	Alternatives to acquisition, including continued operation as an independent company, in light of possible economic conditions and likely prospects of United, banking markets, the competitive environment and the economy generally.

•	The value to be received by the United shareholders in relation to the historical trading prices, book value and earnings per share of United common stock.

The Board also considered provisions made in the merger agreement for benefits to employees, management and members of the Board. The Board concluded that those terms were fair and reasonable.

While United’s directors considered the foregoing and other factors individually, the Board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Board collectively made its determination with respect to the merger agreement based on the unanimous conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger agreement is in the best interests of United’s shareholders.

Opinion of United’s Financial Advisor

United retained Carson Medlin to act as its financial advisor in connection with a possible merger and related matters. As part of its engagement, Carson Medlin agreed, if requested by United, to render an opinion with respect to the fairness, from a financial point of view, to the holders of United common stock, of the consideration as set forth in the merger agreement. Carson Medlin is an investment banking firm that provides specialized corporate finance services to community financial institutions. Carson Medlin is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. United selected Carson Medlin as its financial advisor based upon Carson Medlin’s qualifications, expertise and reputation in such capacity. Neither Carson Medlin nor any of its affiliates has a material relationship with United or FNB or any material financial interest in United or FNB.

Carson Medlin delivered an opinion dated May 9, 2005 that the consideration was fair to United shareholders, from a financial point of view, as of the date of the opinion. Carson Medlin has updated its May 9, 2005 opinion as of the date of this proxy statement/prospectus. No limitations were imposed by United on Carson Medlin with respect to the investigations made or the procedures followed in rendering its opinion.

The full text of Carson Medlin’s written opinion to the United Board of Directors, dated as of the date of this proxy statement/prospectus, which sets forth the assumptions made, matters considered and extent of review by Carson Medlin, is attached as Appendix B and is incorporated herein by reference. It should be read carefully and in its entirety in conjunction with this proxy statement/prospectus. The following summary of Carson Medlin’s opinion is qualified in its entirety by reference to the full text of the opinion. Carson Medlin’s opinion is addressed to the United Board of Directors. It does not address the merits of the merger relative to other business strategies, whether or not considered by United’s Board, nor does it address the decision by United’s Board to proceed with the merger. Furthermore, Carson Medlin’s opinion does not constitute a recommendation to any shareholder of United as to how such shareholder should vote at the United annual meeting described in this proxy statement/prospectus.

You should also consider the following when reading the discussion of the Carson Medlin opinion in this document:

The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is therefore not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, Carson Medlin performed a variety of financial analyses. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Carson Medlin’s opinion. Except as described below, none of the analyses performed by Carson Medlin was assigned a greater significance by Carson Medlin than any other. The relative importance or weight given to these analyses by Carson Medlin is not necessarily reflected by the order of presentation of the analyses below (and the corresponding results). The summaries of financial analyses include information presented in tabular format. The tables, which alone do not constitute a complete description of the financial analyses, should be read together with the summaries of the financial analyses, including the methodologies and assumptions underlying the analyses.

In performing its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of United and FNB and may not be realized. Any estimates contained in Carson Medlin’s analyses are not necessarily predictive of future results or actual values, which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Therefore these estimates are inherently subject to substantial uncertainty. In addition, the Carson Medlin opinion was among several factors taken into consideration by the United Board of Directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the United Board or management with respect to the fairness of the consideration received.

Carson Medlin has relied, without independent verification, upon the accuracy and completeness of the financial and other information provided to or otherwise made available to Carson Medlin for the purpose of rendering its opinion. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of United or FNB, nor was it furnished with any appraisals. The projections furnished to Carson Medlin and used by it in certain of its analyses were prepared by United’s senior management. United does not publicly disclose internal management projections of the type provided to Carson Medlin in connection with its review of the merger. As a result, the projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

Carson Medlin is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; it has not reviewed any individual credit files of United or FNB; and it has assumed that the allowances of United and FNB are in the aggregate adequate to cover potential losses. Carson Medlin’s opinion is necessarily based on economic, market and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.

In rendering its opinion, Carson Medlin made the following assumptions:

•	that the merger will be accounted for as a purchase in accordance with generally accepted accounting principles,

•	that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on United, FNB or on the anticipated benefits of the merger,

•	that United and FNB had provided it with all of the information prepared by United, FNB or their respective representatives that might be material to Carson Medlin in its review, and

•	that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the managements of United and FNB as to the future operating and financial performance of United and FNB.

Carson Medlin’s opinion is not an expression of an opinion as to the prices at which shares of United common stock or shares of FNB common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In connection with its opinion, Carson Medlin reviewed:

•	the agreement and plan of merger,

•	the audited financial statements and annual reports of FNB and United for the five years ended December 31, 2004,

•	the unaudited financial statements of FNB and United for the three months ended March 31, 2005, and

•	certain financial and operating information with respect to the business, operations and prospects of United and FNB.

In addition, Carson Medlin:

•	held discussions with members of managements of United and FNB regarding the historical and current business operations, financial condition and future prospects of their respective companies,

•	reviewed the historical market prices and trading activity for the common stocks of United and FNB and compared them with those of certain publicly-traded companies which it deemed to be relevant,

•	compared the results of operations of United and FNB with those of certain banking companies which were deemed to be relevant,

•	compared the proposed financial terms of the merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations;

•	analyzed the pro forma financial impact of the merger on FNB; and

•	conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

Valuation Methodologies

The following is a summary of all material analyses performed by Carson Medlin in connection with its verbal opinion provided to United’s board of directors at its special meeting of May 6, 2005 and verified in writing as of May 9, 2005. The summary does not purport to be a complete description of the analyses performed by Carson Medlin but summarizes the material analyses performed and presented in connection with such opinion.

Summary of Merger Terms

Carson Medlin reviewed the terms of the proposed merger, including the form of consideration, the exchange ratio, the price per share of FNB’s common stock and the resulting price paid to United’s shareholders pursuant to the merger agreement. Under the terms of the agreement, FNB will pay $14.25 in cash or issue 0.6828 shares of FNB common stock for each of the outstanding shares of United stock, subject to the overall limitation that 35% of the total shares of United stock will be exchanged for cash and 65% of the total shares of United stock will be exchanged for FNB shares. In addition, pursuant to the Agreement, United has the right to terminate the agreement if the 20 trading day average per share closing price of FNB shares as of five days prior to the United annual shareholders’ meeting to consider the merger is less than $14.45.

Carson Medlin calculated that the indicated cash and stock aggregate consideration received by United’s shareholders represented:

•	$14.25 per share for each of United’s 1,640,565 outstanding common shares or a total of $23.378 million plus $7.13 per share for each of United’s 181,000 outstanding stock options or a total of $1.291 million (based on FNB’s then current per share trading price of $20.875 per share) or aggregate consideration of $24.669 million,

•	240% of United’s unaudited stated book value of $10.281 million at March 31, 2005,

•	31 times United’s estimated, tax-adjusted net income of $.798 million for the 12 months ended December 31, 2005,

•	16.4% of United’s unaudited total assets of $150.766 million as of March 31, 2005,

•	21.7% of United’s unaudited total deposits of $113.502 million as of March 31, 2005, and

•	a 22.8% premium on United’s core deposits of $63.086 million as of March 31, 2005 (representing the premium paid over stated equity divided by total deposits excluding CD’s greater than $100,000).

Comparable Transaction Analysis

Carson Medlin reviewed certain information related to selected merger transactions announced since January 1, 2001 involving 17 acquired North Carolina banks with assets of less than $850 million, comprising, for purposes of this analysis, the North Carolina peer group.

In selecting these comparable transactions, Carson Medlin considered, among other factors, capital level, asset size and quality of assets of the acquired financial institutions. Carson Medlin compared the price to earnings, price to book value, price to total assets, price to total deposits and core deposit premium for the peer group transactions to the proposed merger at the time it was announced. These comparisons are discussed below.

Comparable Transaction Analysis—North Carolina Peer Group by Percentile

Other Pricing Multiples	75th%	Med.	25th%
Purchase Price % of Stated Book Value	207.2%	177.2%	157.6%
Purchase Price as a Multiple of Last 12 Months’ Earnings	36.5	26.3	20.6
Purchase Price % of Total Assets	23.2%	17.3%	13.9%
Purchase Price % of Total Deposits	27.5%	21.5%	15.9%
Core Deposit Premium	16.3%	14.5%	7.5%

Based on this analysis, Carson Medlin observed that the aggregate consideration to be received by United’s shareholders and option holders represented 240% of the stated book value, which exceeded the 75th percentile indicator for the peer group. On a price to earnings basis, United’s indicator of 31 times estimated 2005 tax adjusted net income was between the median and 75th percentile indicators for the peer group. Based on United’s total assets of $150.8 million at March 31, 2005, the indicated price to assets ratio was 16.4%, which was slightly below the median indicator for the peer group. The price as a percentage of total deposits of $113.5 million was 21.7%, slightly above the median indicator for the peer group. The core deposit premium implied by the merger is 22.8%, which exceeded the 75th percentile indicator for the peer group.

None of the institutions or the merger transactions involving them used as a comparison in the above analysis is identical to FNB, United or the merger. Accordingly, the analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and the transactions and other factors that could affect the value of the companies to which they are being compared.

Contribution Analysis

Carson Medlin analyzed the relative contribution of each of United and FNB to certain unaudited balance sheet and income statement items as of March 31, 2005, in particular the combined assets, loans, net of unearned income, deposits, shareholders’ equity, and net income. This analysis excluded any purchase accounting-related adjustments. The pro forma ownership, assuming 100% of the aggregate consideration is in the form of FNB stock based on an exchange ratio of 0.6828, was calculated to be 82.5% for FNB and 17.5% for United. By comparison, the relative financial contributions of FNB and United were calculated by Carson Medlin as set forth in the following table:

Financial Contribution of:	FNB	United
Assets	85.6%	14.4%
Loans, net of unearned income	87.3%	12.7%
Deposits	85.8%	14.2%
Shareholders’ Equity (tangible)	86.6%	13.4%
Net income—2004	96.7%	3.3%
Net income—first quarter 2005	91.4%	8.6%

Present Value Analysis

Carson Medlin calculated the present value of United assuming that United remained an independent institution. For purposes of this analysis, Carson Medlin utilized certain projections of United’s future growth of assets, earnings and dividends and assumed terminal values for United stock at the end of the projection period by applying price to earnings multiples ranging from 16x to 20x and price to book value multiples ranging from 175% to 275%. Carson Medlin based their projections on United’s historic growth rates, management estimates, as well as expected industry trends over the period analyzed with an expected average annual growth rate of approximately 10%. It was assumed that, because of United’s projected capital requirements, no cash dividends would be paid over the period analyzed. United’s return on average assets (ROA) over the projection period was estimated to range from .40% to .80% and was based on United’s and Carson Medlin’s estimates. The terminal multiples were based on Carson Medlin’s experience in similar merger transactions over the past recent periods and the sale of control multiples observed in other transactions, specifically the comparable transactions described above. The calculated future values were then discounted to compute present value, utilizing a discount rate of 14%. This discount rate was selected because, in Carson Medlin’s experience, it represents the approximate rate that investors in securities such as United’s common stock would demand in view of the potential appreciation and risks, relative to expected returns for alternative investments.

Present Value per United Share, based on Price to Earnings Ratio

	16x	17x	18x	19x	20x
Discount Rate of 14.0%	$9.34	$9.93	$10.51	$11.10	$11.68

Carson Medlin calculated that the present value of United as an independent bank ranged from $9.34 per share to $11.68 per share. The aggregate consideration proposed to be paid to United’s shareholders is $14.25 per share, which is higher than the calculated range of present values.

Present Value per United Share, based on Price to Book Value Ratio

	175%	200%	225%	250%	275%
Discount Rate of 14.0%	$9.24	$10.56	$11.88	$13.20	$14.52

Carson Medlin calculated that the present value of United as an independent institution ranged from $9.24 per share to $14.52 per share. The aggregate consideration proposed to be paid to United’s shareholders is $14.25 per share, which is higher than all but the highest of the calculated range of present values.

Carson Medlin included a present value analysis because it is a widely used valuation methodology, but noted that the results of this methodology are highly dependent upon the numerous assumptions that must be made, including assets and earnings growth rates, dividend payout rates, terminal values and discount rates. This analysis is one of several methods of financial analysis used in determining the fairness of the transaction and, therefore, this analysis cannot be considered without considering all other factors described in this section.

Industry Comparative Analysis

In connection with rendering its opinion, Carson Medlin compared selected operating results of FNB to a selected peer group of sixty-five banks in the Southeast with assets of less than $5 billion. Carson Medlin regularly evaluates the operating results of this group of institutions in its Southeastern Independent Bank Review. Carson Medlin compared, among other factors, profitability, capitalization, asset quality and operating efficiency of FNB to these financial institutions. Carson Medlin noted the following performance based on financial results at or for the twelve months ended December 31, 2004 and stock prices as of May 3, 2005.

Selected Peer Group—Financial Performance:

	Peer Average	FNB
Return on Average Equity	10.5%	8.0%
Return on Average Assets	.98%	.80%
Net Interest Margin	4.14%	3.89%
Efficiency Ratio	62.9%	66.4%
Equity / Assets	9.3%	9.5%
Non-Performing Assets / Assets	.80%	.89%

Selected Peer Group—Market Performance:

	Peer Average		FNB
Price / Stated Book Value Per Share	201%		144%
Price / Trailing 12 Months EPS	18.5	x	17.6	x
Price / Assets	18.3%		13.3%
Dividend Yield	2.2%		2.8%

No company used as a comparison in the above analysis is identical to FNB or United. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared.

Historical Stock Trading Analysis

Carson Medlin reviewed and analyzed the historical trading price and volume of FNB common stock over recent periods. FNB’s stock is listed on the Nasdaq National Market. In the past year, FNB’s stock has traded from a low of $16.30 to a high of $22.50 per share. FNB’s stock closed trading at $20.75 per share one day prior to the merger announcement. Trading in FNB stock has been reasonably active, with recent average daily volume of approximately 4,300 shares.

Carson Medlin compared recent trading prices of FNB’s stock to the recent market values of the selected peer group of Southeastern banks with assets of less than $5 billion. This comparison shows that FNB’s stock currently trades and has generally traded over the last five years at a discount based on book value multiples. FNB’s stock currently trades close to peer averages based on earnings multiples, compared to the selected peer group and has generally traded at a discount for most of the last five years.

Carson Medlin also analyzed the historical trading prices and volume of United’s common stock. However, United’s stock has not traded in volumes significant enough to be considered meaningful.

The opinion expressed by Carson Medlin was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of FNB or United, could materially affect the assumptions used in preparing the opinion.

In connection with its updated opinion, dated as of the date of this proxy statement/prospectus, Carson Medlin confirmed the appropriateness of its reliance on the analyses used to render its May 9, 2005 opinion by performing procedures to update certain of such analyses and reviewing the assumptions on which its analyses were based and the factors considered in connection therewith. It was Carson Medlin’s opinion, therefore, that the consideration to be received by United’s shareholders, as provided for in the merger agreement, was fair from a financial point of view, to the shareholders of United.

United and Carson Medlin have entered into an agreement relating to the services to be provided by Carson Medlin in connection with the merger. United has agreed to pay Carson Medlin for its services a fee in the amount of 1.10% of the aggregate consideration to be received by United shareholders in the merger, or approximately $269,000, of which $25,000 has been paid. Under the Carson Medlin engagement agreement, United also agreed to reimburse Carson Medlin for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Carson Medlin against certain liabilities, including liabilities under the federal securities laws.

FNB’s Reasons for the Merger

The FNB Board believes that the merger is in the best interests of FNB and its shareholders because it presents an important opportunity for FNB to increase shareholder value through growth by acquiring an established financial institution in a market that FNB believes is poised for growth and is a natural expansion of FNB’s existing markets.

In reaching its decision to approve the agreement and plan of merger, the FNB Board consulted with management of FNB, as well as with its financial and legal advisors, and considered the following factors:

•	The FNB Board’s familiarity with and review of United’s business, operations, financial condition, earnings and prospects.

•	The pro forma and prospective financial impact of the acquisition upon FNB.

•	The business, operations, financial condition, earnings and prospects of each of FNB and United. In making its determination, the FNB Board took into account the results of FNB’s due diligence review of United’s business.

•	The complementary nature of the businesses of FNB and United.

•	The current and prospective economic and competitive environments facing financial institutions, including FNB.

•	The FNB Board’s belief that a combination of FNB and United will enhance the combined company’s ability to grow and to compete effectively with other, and larger, bank holding companies in south central and central North Carolina.

•	The belief of senior management of FNB and the FNB Board that FNB and United share a common vision with respect to delivering financial performance and shareholder value and that their managements and employees possess complementary skills and expertise.

•	The structure of the merger, the terms of the merger agreement and that the merger is intended to qualify as a transaction of a type that is generally tax-free for federal income tax purposes.

•	The fact that the merger will provide First National with branches in Alamance and Orange counties, North Carolina.

•	The likelihood of the merger being approved by the appropriate regulatory authorities. See “—Regulatory Approvals Required for the Merger.”

•	Consideration of the effect of the merger on FNB’s other constituencies, including the customers and communities served by FNB and its employees.

This discussion of the information and factors considered by the FNB Board includes all material factors considered by the FNB Board. In reaching its determination to approve and recommend the merger, the FNB Board did not assign any relative or specific weights to those factors, and individual directors may have given differing weights to different factors.

Changing the Method of Effecting the Merger

FNB may, at any time, restructure the merger so that United is merged with and into a subsidiary of FNB. However, no change or restructuring may alter or change the amount or kind of consideration to be received by the holders of United common stock in the merger or adversely affect the tax treatment of United shareholders as a result of receiving the merger consideration.

Conversion of Stock

At the effective time of the merger, each share of United common stock outstanding, other than the shares described in the next sentence, will be converted into the right to receive either $14.25 in cash, without interest, or 0.6828 shares of FNB common stock, or a combination of cash and FNB common stock. Shares of United common stock held by United shareholders who exercise and perfect their dissenters’ rights under North Carolina law and shares of United common stock held by FNB or United or any subsidiary of either company, except for shares held in a fiduciary capacity or as a result of debts previously contracted, will not be converted into shares of FNB common stock.

If FNB changes the number of shares of FNB common stock outstanding prior to the effective time of the merger as a result of a stock dividend, stock split, reclassification, recapitalization, combination, exchange of shares or similar transaction, an appropriate adjustment to the exchange ratio will be made. This adjustment ensures that the consideration to be received by United shareholders will not be affected by a stock dividend, stock split or the like.

Because the exchange ratio is fixed and because the market price of FNB common stock prior to the effective time may fluctuate, the value of the shares of FNB common stock that holders of United common stock may receive in the merger may increase or decrease prior to and following the merger.

Each outstanding share of United common stock owned by FNB, United or any of their respective subsidiaries, other than shares held in a fiduciary capacity or as a result of debts previously contracted, will be canceled at the effective time and will cease to exist. No FNB common stock or other consideration will be delivered in exchange for these cancelled shares.

Each share of FNB common stock issued and outstanding immediately prior to the effective time will remain issued and outstanding as one share of FNB common stock immediately after the consummation of the merger.

Treatment of Options

At the effective time of the merger, each unexpired and unexercised option to purchase shares of United common stock will be cancelled and converted into the right to receive from FNB, within 10 days after the effective time, cash in an amount equal to:

•	$14.25 minus the exercise price per share of such option, multiplied by

•	the number of shares that may be purchased upon exercise of such option (whether or not then exercisable).

Prior to, but effective at, the effective time of the merger, United will use its best efforts to:

•	obtain any consents from all holders of options to purchase shares of United common stock and

•	make any amendment to the terms of the stock option plans or arrangements that are necessary to give effect to the transactions contemplated in the merger with respect to the option.

Immediately prior to the effective time of the merger, United will terminate the United stock option plans.

Cash or Stock Election

Under the terms of the merger agreement, United shareholders may elect to convert their shares into cash, FNB common stock or a combination of cash and FNB common stock. All elections of United shareholders are subject to the provisions of the merger agreement. The merger agreement provides that the number of shares of United common stock to be converted into FNB common stock in the merger must be 65% of the total number of shares of United common stock issued and outstanding on the date of the merger and contains allocation and proration procedures to accomplish this result. We are not making any recommendation as to whether United shareholders should elect to receive cash or FNB common stock in the merger. Each United shareholder must make his or her own decision with respect to the election.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. Therefore, the merger agreement describes the procedures to be followed if United shareholders in the aggregate elect to receive more or less of the FNB common stock than FNB has agreed to issue. A summary of these procedures follows:

•	Mixed Elections: United shareholders who elect to receive 0.4438 shares of FNB common stock and $4.99 in cash for each share of United common stock they own will have their elections filled.

•	When Stock Is Oversubscribed: If United shareholders elect to receive more FNB common stock than FNB has agreed to issue in the merger, then all United shareholders who have elected to receive only cash or who have made no election will receive cash for their United shares and all shareholders who elected to receive only FNB common stock will receive a pro rata portion of the available FNB shares plus cash for those shares not converted into FNB common stock.

•	When Stock Is Undersubscribed: If United shareholders elect to receive fewer shares of FNB common stock than FNB has agreed to issue in the merger, then all United shareholders who have elected to receive only FNB common stock will receive FNB common stock and those shareholders who have elected only cash or have made no election will be treated in the following manner:

•	If the number of shares held by United shareholders who have made no election is sufficient to make up the shortfall in the number of FNB shares that FNB has agreed to issue, then all United shareholders who elected only cash will receive cash and those shareholders who made no election will receive both cash and FNB common stock in whatever proportion is necessary to make up the shortfall.

•	If the number of shares held by United shareholders who have made no election is insufficient to make up the shortfall, then all of those shares will be converted into FNB common stock and those United shareholders who elected to receive only cash will receive cash and FNB common stock in whatever proportion is necessary to make up the shortfall.

Notwithstanding these rules, for the tax opinion described under “—Material Federal Income Tax Consequences” to be rendered, it may be necessary for FNB to reduce the number of shares of United common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of United common stock that will be converted into FNB common stock. If this adjustment is necessary, shareholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of FNB common stock than they have elected.

No guarantee can be made that if you elect to receive only FNB common stock or only cash that you will receive precisely what you requested. As a result of the allocation procedures and other limitations described in this proxy statement/prospectus and in the merger agreement, if you elect to receive all cash, you may receive some stock and if you elect to receive all stock, you may receive some cash.

Election Procedures; Surrender of Stock Certificates

You should have received an election form along with this proxy statement/prospectus. Each election form entitles you to elect to receive cash, FNB common stock, or the combination of cash and stock described above.

To make an effective election, you must submit a properly completed election form to Registrar and Transfer Company, which will be acting as the exchange agent, on or before the election deadline of 5:00 p.m., North Carolina time, on                     , 2005. An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of United common stock covered by the election form or an appropriate guarantee of delivery of the certificates. You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline or by withdrawal of your stock certificates prior to the election deadline. All elections will be revoked automatically and stock certificates returned if the merger agreement is terminated.

If certificates for United common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, United shares may be properly exchanged provided that:

•	the exchanges are made by or through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States,

•	the exchange agent receives, prior to the election deadline, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided with this proxy statement/prospectus (delivered by hand, mail or facsimile transmission), and

•	the exchange agent receives within three business days after the election deadline the certificates for all exchanged United shares, together with a properly completed and duly executed election form and any other documents required by the election form.

United shareholders who do not submit a properly completed election form or who revoke their election form prior to the election deadline will have their shares of United common stock designated as non-election shares. United stock certificates represented by elections that have been revoked will be promptly returned without charge to the United shareholder submitting the election form upon written request. After the completion of the merger, the exchange agent will allocate cash and FNB common stock among the United shareholders according to the allocation procedures described above.

After the completion of the merger, the exchange agent will mail to United shareholders who do not submit election forms a letter of transmittal, together with instructions for the exchange of their United common stock certificates for the merger consideration. Until you surrender your United stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any FNB common stock into which your United shares have been converted. When you surrender your United stock certificates, FNB will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of United common stock. United stock certificates presented for transfer after the completion of the merger will be cancelled and exchanged for the merger consideration, without interest.

No fractional shares of FNB common stock will be issued to any holder of United common stock upon consummation of the merger. For each fractional share that would otherwise be issued, FNB will pay cash in an amount equal to the holder’s fractional interest multiplied by the last sale price of FNB common stock on the Nasdaq National Market System as reported by The Wall Street Journal for the last trading day immediately preceding the date of the effective time of the merger. No interest will be paid or accrued on cash payable to holders of United common stock in lieu of fractional shares. No shareholder of United will be entitled to dividends, voting rights or any other rights as a shareholder of FNB in respect of any fractional shares.

None of FNB, United or any other person will be liable to any former holder of United common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

If a certificate for United common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon compliance by the holder of United common stock with the conditions reasonably imposed by the exchange agent or FNB. These conditions will include a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the exchange agent and FNB.

For a description of FNB common stock and a description of the differences between the rights of the holders of United common stock, on the one hand, and holders of FNB common stock, on the other hand, see “Description of FNB Common Stock” and “Comparison of Shareholders’ Rights.”

Effective Time

The effective time of the merger will be the time and date set forth in the articles of merger that will be filed with the Secretary of State of the State of North Carolina on the closing date of the merger. The closing date will occur on a date to be specified by the parties. FNB and United each anticipate that the merger will be consummated early in the fourth quarter of 2005. However, consummation of the merger could be delayed if there is a delay in obtaining the required regulatory approval or in satisfying other conditions to the merger. There can be no assurances as to whether, and on what date, FNB and United will obtain the requisite approval or that FNB and United will complete the merger. If the merger is not completed on or before January 31, 2006, either FNB or United may terminate the agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants or agreements of that party set forth in the merger agreement. See “—Conditions to Consummation of the Merger” and “—Regulatory Approvals Required for the Merger.”

Representations and Warranties

Both FNB and United have made customary representations and warranties relating to their businesses. For detailed information on these representations and warranties, see the merger agreement attached to this document as Appendix A. These representations and warranties generally must be true and correct at the time of the completion of the merger except for changes that are not, in the aggregate, material and adverse to a party’s consolidated business, financial condition, prospects, assets or operations. See “—Conditions to Consummation of the Merger.” The representations in the merger agreement do not survive the effective time of the merger.

United has made representations and warranties regarding, among other things:

•	corporate matters, including due organization and authority

•	subsidiaries

•	capitalization

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger

•	books and records

•	regulatory reports

•	financial statements and securities filings

•	tax matters

•	absence of material adverse changes

•	absence of undisclosed liabilities

•	litigation and compliance with law

•	real properties

•	loans, accounts, notes and other receivables

•	securities portfolio and investments

•	personal property

•	patents and trademarks

•	environmental matters

•	broker’s fees payable in connection with the merger

•	material contracts

•	employment matters, including employment agreements, employee benefit plans and compensation matters

•	insurance

•	the absence of knowledge preventing the merger from qualifying as a reorganization or receiving regulatory approval

•	applicability of state antitakeover statutes

FNB has made representations and warranties regarding:

•	corporate matters, including due organization and authority

•	subsidiaries

•	capitalization

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger

•	books and records

•	regulatory reports

•	financial statements and SEC filings

•	tax matters

•	absence of material adverse changes

•	absence of undisclosed liabilities

•	litigation and compliance with law

•	broker’s fees payable in connection with the merger

•	the absence of knowledge preventing the merger from qualifying as a reorganization or receiving regulatory approval

•	loans, accounts, notes and other receivables

•	securities portfolio and investments

Conduct of Business Pending the Merger

Pursuant to the merger agreement, prior to the effective time, United has agreed to carry on its business in the regular and usual course in substantially the same manner as it conducted its business prior to May 9, 2005, the date of the merger agreement. In addition, United has agreed that each of it and its subsidiary, Alamance Bank, will:

•	Make all reasonable efforts to preserve intact its business organization and advantageous business relationships and to retain the services of its officers and employees.

•	Maintain its properties and equipment.

•	Maintain its books of account and records in the usual and regular manner consistent with sound business practices.

•	Comply with all applicable laws.

•	Continue to maintain in force all insurance that is required by law and is reasonable and adequate to its operations and business.

•	Not change its existing loan underwriting guidelines, policies or procedures except as required by law.

•	Promptly provide to FNB the information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations as FNB may reasonably request.

Further, except as permitted by the merger agreement or with FNB’s consent, United has agreed that neither it nor Alamance Bank will:

•	Change its governing documents.

•	Make any change in or additions to its authorized capital stock or issue, sell, purchase, redeem, reclassify, combine or split any shares of its capital stock. This restriction does not apply to the exercise of United stock options outstanding as of May 9, 2005.

•	Grant, issue or amend any options, warrants, calls or other rights to acquire shares of its capital stock.

•	Declare or pay any dividend.

•	Increase in any manner the compensation or benefits of any of its directors, officers, employees or consultants, except as provided in the merger agreement.

•	Except as required by law, become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any current or former director, officer, employee or consultant.

•	Make contributions to United’s 401(k) plan other than contributions in accordance with the terms of the plan at May 9, 2005.

•	Enter into or become bound by any contract or commitment to any labor or trade union or association or any collective bargaining group.

•	Make any changes in its accounting methods, practices, procedures or policies, except as required by generally accepted accounting principles or government regulations.

•	Acquire or agree to acquire a branch office or substantially all of the assets of another person or entity or open or take steps to open a new branch office.

•	Change in any material respect its business or the conduct of its business.

•	Encourage, solicit or attempt to initiate discussions, negotiations or offers with or from a third party relating to a merger or other acquisition of United or a significant part of its assets or the purchase or acquisition of United common stock, or provide information to any third party concerning United or its business that is not customarily disclosed to the public or give a third party access to its properties, facilities, books or records.

•	Sell or agree to sell all or any significant part of its assets to a third party.

•	Except for transactions in the ordinary course of business or pursuant to contracts or commitments permitted by the merger agreement, enter into contracts for the purchase or sale of assets, goods or services.

•	Other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for the obligations of any other person or entity, or incur any other obligation or liability.

•	Other than in the ordinary course of business and except as permitted by the merger agreement, mortgage, pledge or subject any of its assets to any lien or encumbrance or permit any of its assets to become or remain subject to any lien or encumbrance.

•	Waive, release or compromise any material rights except in good faith and for fair value.

•	Make any change in its deposit policies or take any actions designed to decrease materially the aggregate level of its deposits.

Each of FNB and United has agreed to use its best efforts in good faith to cause the merger to be completed, including obtaining the regulatory approval necessary to consummate the merger and preparing and filing all necessary applications and notices. Each of FNB and United also agreed to give the other access to all of its properties, books, records and other information, subject to the restrictions and for the purposes set forth in the merger agreement. FNB and United will consult with each other about their loan, litigation and real estate valuation policies and practices and United will modify its policies and practices prior to the effective time in a manner agreed upon by FNB and United. FNB and United will also promptly advise each other about any material adverse changes in their financial condition, business, assets or prospects or the occurrence or potential occurrence of any event that could result in their representations being untrue or their covenants in the merger agreement being breached.

Conditions to Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver, where permissible, of the following conditions at or prior to the effective time:

•	Approval of the merger agreement by the shareholders of United.

•	Receipt of the regulatory approval required to consummate the merger and that approval remaining in full force and effect and all statutory waiting periods with respect to that approval having expired.

•	Effectiveness of the registration statement of which this proxy statement/prospectus forms a part and no stop order suspending its effectiveness having been issued and no proceedings for that purpose having been initiated or threatened by the Securities and Exchange Commission.

•	Receipt of all required permits or authorizations of state securities or “blue sky” authorities and no stop orders or proceedings having been issued, initiated or threatened to suspend the effectiveness of any registration statement filed with a state securities authority with respect to the issuance of FNB common stock in the merger.

•	Authorization for listing on the Nasdaq National Market System of the shares of FNB common stock that are to be issued to United shareholders upon completion of the merger.

•	No order, decree or injunction of any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the transactions contemplated by the merger agreement will be in effect or threatened.

•	Receipt by FNB and United of the opinion of counsel to FNB, Schell Bray Aycock Abel & Livingston P.L.L.C., or of another tax advisor, in form and substance satisfactory to FNB and United, substantially to the effect that, on the basis of facts, representations and assumptions set forth in the opinion that are consistent with the state of facts existing at the effective time of the merger, the merger will be treated as a reorganization for federal income tax purposes.

•	The representations and warranties of the other party to the merger agreement will have been true and correct as of the date of the merger agreement and, except to the extent those representations and warranties speak as of an earlier date, as of the closing date as though made anew on the closing date. For purposes of this condition, those representations and warranties will be deemed to be true and correct as of the closing date unless the change or changes causing those representations and warranties to no longer be true and correct would have a material adverse effect on the party making the representation.

•	Each party will have performed in all material respects all obligations required to be performed by it at or prior to the closing date.

•	Each party will have complied in all material respects with all applicable laws relating to the transactions contemplated by the merger agreement, including the merger.

•	There will have been no material adverse change in the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FNB or United, and no occurrence of any event or existence of any condition that could result in any such material adverse change.

•	Receipt by each of FNB and United from the legal counsel of the other of written legal opinions addressing such legal matters as it may reasonably request.

•	Satisfaction of certain other conditions such as the delivery of various certifications by executive officers of FNB and United.

FNB’s obligation to effect the merger is also subject to the following additional conditions that:

•	United’s stock option plans will have been amended in accordance with the provisions of the merger agreement.

•	All required consents to the assignment of United’s rights and obligations under any lease or contract material to its business will have been obtained.

We cannot provide any assurance as to if or when the required regulatory approvals necessary to complete the merger will be obtained or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before January 31, 2006, either FNB or United may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement.

Regulatory Approvals Required for the Merger

General. FNB and United have agreed to use their best efforts in good faith to obtain all regulatory approvals required to consummate the merger and other transactions contemplated by the merger agreement, including approval from the Board of Governors of the Federal Reserve System. The merger cannot proceed without this required regulatory approval. There can be no assurance as to whether or when the required regulatory approval will be obtained and, if obtained, there can be no assurance that such approvals will not be challenged. There likewise can be no assurance that the United States Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds or, if a challenge is made, the result of the challenge.

FNB and United are not aware of any other material governmental approvals or actions that are required prior to the completion of the merger other than that described below. If any additional governmental approvals or actions are required, FNB and United presently intend to seek those approvals or actions. There can be no assurance, however, that the parties will obtain these additional approvals or actions.

Federal Reserve Board. The merger is subject to the prior approval of the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956, as amended. FNB and United have filed the required application and notification with the Federal Reserve Board for approval of the merger. Assuming Federal Reserve Board approval, the parties may not consummate the merger until 30 days after that approval. During that time, the United States Department of Justice may challenge the merger on antitrust grounds. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period may be reduced to no fewer than 15 days.

In reviewing a transaction under the Bank Holding Company Act, the Federal Reserve Board will consider the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the companies and their subsidiary banks and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board, among other things, will evaluate the adequacy of the capital levels of the parties to the proposed transaction.

In addition, the Federal Reserve Board is prohibited from approving any transaction under the Bank Holding Company Act that would result in a monopoly, would further any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or may have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

Material Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger applicable to United shareholders. This summary is not a complete description of all of the tax consequences of the merger and is based on the Internal Revenue Code of 1986, as amended, Treasury regulations and rulings, and judicial opinions, all as in effect on the date of this proxy statement/prospectus. The discussion may not apply to a shareholder’s special or individual circumstances that may affect the tax consequences of the merger, such as United shareholders, if any, who hold United common stock other than as a capital asset, who received their United shares upon the exercise of employee stock options or otherwise as compensation, who hold United common stock as part of a “straddle” or “conversion transaction,” or who are insurance companies, tax-exempt organizations, securities dealers, financial institutions or foreign persons. In addition, this summary does not address the tax consequences of the merger under state, local or foreign laws. You are advised to consult a tax advisor as to the specific tax consequences of the merger to you.

Neither FNB nor United has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the merger. Completion of the merger is conditioned upon receipt by FNB and United of an opinion of Schell Bray Aycock Abel & Livingston P.L.L.C., or another tax advisor, concerning the material federal income tax consequences of the merger. The opinion, which will be based upon customary assumptions and factual representations, will be to the following effect:

•	the merger will be treated as a statutory merger of United into FNB and a reorganization within the meaning of Section 368(a) of the Code,

•	no gain or loss will be recognized by FNB or United by reason of the merger,

•	no gain or loss will be recognized by United shareholders to the extent that they receive shares of FNB common stock, except that gain or loss may be recognized as to the cash received in lieu of fractional shares,

•	the basis of the FNB common stock to be received by a United shareholder will be the same as the basis of the United common stock surrendered in the exchange for FNB shares, decreased by the amount of cash received, if any, and increased by the amount of dividend income or gain recognized, if any, as a result of the merger,

•	if United common stock is a capital asset in the hands of the shareholder at the time of the merger, the holding period of the FNB shares received by the United shareholder in the merger will include the holding period of the shares of United common stock surrendered in exchange for the FNB shares.

The opinion will represent only the tax advisor’s best judgment as to the matters expressed in the opinion. It is not binding on the Internal Revenue Service and does not have any kind of official status. There can be no assurance that the Internal Revenue Service will not successfully take and sustain a position in the courts that is different from the opinion expressed by Schell Bray Aycock Abel & Livingston P.L.L.C., or another tax advisor, or that legislative, administrative or judicial decisions or interpretations will not be forthcoming that would significantly change the opinions set forth in the opinion letter.

Assuming that the merger is a reorganization, neither FNB nor United will recognize gain or loss as a result of the merger. The following discussion of U.S. federal income tax consequences of the merger to United shareholders assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The federal income tax consequences of the merger to a United shareholder will depend on the form of consideration actually received by the shareholder, regardless of what the shareholder elected to receive in the merger.

Exchange of United Shares Solely for FNB Shares. A United shareholder who receives solely shares of FNB common stock in exchange for all of his or her United shares will not recognize gain or loss in the exchange. The tax basis of the FNB shares received by a United shareholder in the exchange will be equal to the basis of the

United shares surrendered in exchange for the FNB common stock. The holding period of the FNB common stock received in the exchange will include the holding period of shares of United common stock surrendered in exchange for the FNB shares, provided that the United shares were held as capital assets of the United shareholder at the effective time of the merger. See the discussion below under “—Cash in lieu of Fractional Shares” for the federal income tax consequences of the receipt of cash in lieu of fractional shares of FNB common stock.

Exchange of United Shares for Cash and FNB Shares. If the consideration received in the merger by a United shareholder consists of part cash and part shares of FNB common stock and the shareholder’s adjusted basis in his or her United shares is less than the fair market value, as of the date of the merger, of the shares of FNB common stock and cash received by the shareholder, then the shareholder will recognize a gain. This recognized gain will be equal to the lesser of:

•	the excess, if any, of the fair market value, as of the date of the merger, of the FNB shares and cash received over the adjusted basis of the United shares surrendered in the exchange, and

•	the amount of cash received in the exchange.

If, however, a United shareholder’s adjusted basis in the shares of United common stock surrendered in the merger is more than the fair market value of the FNB shares and cash received, then the United shareholder’s loss will not be currently allowed or recognized for U.S. federal income tax purposes.

In the case of a shareholder who recognizes gain on the exchange, if the exchange does not have the effect of a distribution of a dividend (as discussed below) and the shares of United common stock exchanged were held as capital assets by the United shareholder, the gain will be characterized as a capital gain. If the exchange does have the effect of a distribution of a dividend, the gain will be taxable as ordinary income to the extent of the shareholder’s ratable share of available earnings and profits. The remainder, if any, of the recognized gain will be capital gain if the United shares exchanged were held as capital assets by the United shareholder.

The determination of whether the exchange has the effect of the distribution of a dividend is based on a comparison of the United shareholder’s proportionate interest in FNB after the merger with the proportionate interest the shareholder would have had if the shareholder had received solely FNB common stock in the merger. For purposes of this comparison, the United shareholder may be deemed to constructively own shares of FNB common stock held by certain members of his or her family or certain entities in which he or she has an ownership or beneficial interest and certain stock options may be aggregated with the shareholder’s shares of FNB common stock. Dividend treatment will apply unless the shareholder’s interest has been sufficiently reduced. While the determination is based on a United shareholder’s particular facts and circumstances, the IRS has indicated in published rulings that a distribution that results in any actual reduction in interest of an extremely small minority shareholder in a publicly held corporation will meaningfully reduce the shareholder’s interest in the corporation, and, therefore, will result in capital gain treatment for shareholders who hold the shares as capital assets if the shareholder exercises no control with respect to corporate affairs.

Because the determination of whether a payment will be treated as having the effect of the distribution of a dividend will generally depend upon the facts and circumstances of each United shareholder, United shareholders are strongly urged to consult their own tax advisors regarding the tax treatment of cash received in the merger, including the application of the constructive ownership rules of the Code and the effect of any transactions in shares of FNB common stock by the United shareholder.

A United shareholder’s basis in the shares of FNB common stock received in the merger will be equal to the shareholder’s basis in his or her United shares reduced by any cash received in the merger and increased by any gain recognized in the merger. Provided that the United shares surrendered were held as capital assets at the time of the merger, the holding period of the FNB shares received will include the holding period of the United shares surrendered.

Exchange of United Shares Solely for Cash. A United shareholder who receives cash in exchange for all the shareholder’s United shares will generally recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and the shareholder’s tax basis in the United shares exchanged in the merger. Assuming that the shareholder holds the United shares as capital assets, the gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the shareholder’s holding period is more than one year. There are limitations on the extent to which shareholders may deduct capital losses from ordinary income.

If a United shareholder who receives only cash in the merger in exchange for all his or her United shares constructively owns United shares before the merger or actually or constructively owns FNB shares after the merger (as a result of constructive ownership of United shares that are exchanged for FNB shares in the merger, prior actual or constructive ownership of FNB shares or otherwise), the cash received by the shareholder may, in some circumstances, be taxed as a dividend. These shareholders should consult their tax advisors. The circumstances under which dividend treatment may apply and the consequences of that treatment are similar to those discussed above applicable to United shareholders who receive cash and shares of FNB common stock in the merger, except that the amount treated as a dividend would not be limited to the amount of the shareholder’s gain recognized in the transaction. It is also possible that there would be some variation in how the Code would be applied.

Cash in lieu of Fractional Shares. Holders of shares of United common stock who receive cash in lieu of fractional shares of FNB common stock will be treated as having first received the fraction of a FNB share and then as having received cash in exchange for the fractional share interest. Thus, such holders will generally recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of FNB shares and the portion of the basis in the United shares allocable to the fractional interest.

Dissenters. The transaction will be a taxable event for U.S. federal income tax purposes for holders of shares of United common stock who exercise dissenters’ rights and receive cash in exchange for their United shares upon the payment of their fair value. A dissenting shareholder will be taxed based on principles similar to the principles described above that are applicable to United shareholders who receive solely cash in the merger.

Accounting Treatment

The merger will be treated as a “purchase” for accounting purposes. Under the purchase method of accounting, all of the assets and liabilities of United will be recorded on FNB’s consolidated balance sheet at their estimated fair market values at the date the merger is completed. The amount by which the purchase price paid by FNB exceeds the fair value of the net tangible and identifiable intangible assets acquired by FNB through the merger will be recorded as goodwill. Financial statements of FNB issued after the merger would reflect such fair values and would not be restated retroactively to reflect the historical financial position or results of operations of United.

Agreement Not to Solicit Other Offers

In the merger agreement, United agreed that it, its subsidiaries and its and their officers, directors, employees, agents and representatives will not, directly or indirectly:

•	initiate, solicit, encourage or take any action to facilitate any inquiries or proposals for any “Acquisition Proposal,” as defined below, or

•	participate in any discussions or negotiations, furnish any information to or approve, recommend or enter into any agreement, regarding any “Acquisition Proposal.”

However, prior to the effective time of the merger, United may consider and participate in discussions and negotiations with respect to a “Superior Proposal,” as defined below, if:

•	United first entered into a confidentiality agreement with the party proposing the Superior Proposal, and

•	United’s Board of Directors concludes in good faith, after consulting with United’s outside legal counsel, that failure to take these actions would cause United’s Board to violate its fiduciary duties to the United shareholders.

United has also agreed, at least 72 hours prior to providing any information to any person or entering into any discussions or negotiations with any person, to notify FNB in writing of the name of such person and the material terms and conditions of any such Superior Proposal. The merger agreement permits the United Board to withdraw or qualify its recommendation of the merger with FNB if the Board concludes in good faith, after consultation with United’s outside legal counsel and financial advisors, that failure to take such actions would breach its fiduciary duties to the United shareholders.

United has agreed to do the following if it receives an Acquisition Proposal:

•	Notify FNB promptly, and in any event within 24 hours, after United has received any Acquisition Proposal, or any information related to an Acquisition Proposal. The notice must describe the Acquisition Proposal and the third party making it.

•	Cease any existing discussions or negotiations with any persons with respect to any Acquisition Proposal.

As used in the merger agreement, an “Acquisition Proposal” means any inquiry, proposal, offer, regulatory filing or disclosure of an intention to do any of the foregoing regarding any:

•	Direct or indirect acquisition of a substantial portion of the net revenues, net income or net assets of United or any of its subsidiaries.

•	Direct or indirect acquisition of 10% or more of United common stock after May 9, 2005.

•	Tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of United common stock; or

•	Merger, consolidation, business combination, recapitalization, liquidation or dissolution involving United, other than the proposed merger with FNB.

As used in the merger agreement, “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a third party to acquire more than 50% of the voting power of United’s then outstanding shares of common stock or all or substantially all of United’s consolidated assets for consideration consisting of cash or securities or both, that the United Board of Directors in good faith concludes, after consultation with United’s financial advisors and outside legal counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation:

•	is on terms that are more favorable from a financial point of view to United’s shareholders than the terms of the proposed merger with FNB;

•	has financing, to the extent required, that is fully committed or reasonably determined to be available to the party making the offer; and

•	is reasonably capable of being completed.

Termination of the Merger Agreement

The merger agreement provides that the merger may be terminated at any time prior to the effective time, whether before or after approval by holders of United common stock, by mutual consent of FNB and United. In addition, either FNB or United may terminate the merger agreement in the event:

•

The conditions precedent to the obligations of the party seeking to terminate are not satisfied or waived by January 31, 2006 (except to the extent that the failure of the condition or conditions to be satisfied has been caused by the failure of the terminating party to fulfill its obligations under the merger agreement) and the other party cannot satisfy such condition within 30 days after the terminating party gives notice of its intent to terminate.

•	The approval of the United shareholders required to complete the merger is not obtained.

•	The other party fails to perform fully or violates any of its obligations under the merger agreement in any material respect and does not cure its breach within 30 days after the terminating party gives notice of its intent to terminate.

•	The terminating party determines that any representation or warranty of the other party contained in the merger agreement was false or misleading in any material respect when made and such falsity or breach is not cured within 30 days after the terminating party gives notice of its intent to terminate.

Termination by FNB

FNB may terminate the merger agreement at any time in the following circumstances:

•	If United has breached in any material respect its obligations with respect to Acquisition Proposals or Superior Proposals. See “—Agreement Not to Solicit Other Offers.”

•	If the United Board of Directors fails to recommend that the United shareholders approve and adopt the plan of merger, or if the United Board of Directors has withdrawn or modified its recommendation in a manner adverse to FNB.

•	If the United Board shall have recommended the approval of an Acquisition Proposal.

•	If United has breached in any material respect its obligation to hold the shareholders’ meeting to approve the plan of merger.

Termination for Decline in FNB Stock Price

In addition to the above, United may terminate the merger agreement if the average of the daily last sale prices of FNB common stock for the 20 consecutive full trading days immediately preceding and including the fifth business day prior to the date of the United shareholders’ 2005 annual meeting is less than $14.45. This termination can occur up to two business days prior to the date of the United shareholders’ meeting.

If FNB’s stock price declines so as to satisfy this condition, then the United Board of Directors must decide whether to exercise its right to terminate the merger agreement. In doing so, the Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at the time, including information concerning the business, financial condition, results of operations, and prospects of FNB, and the advice of United’s financial advisors and legal counsel. Information considered about FNB may include the recent performance of FNB common stock, historical financial data of FNB, customary statistical measurements of FNB’s financial performance, and the future prospects for FNB common stock following the merger.

The merger agreement provided United with certain rights to terminate the merger agreement until the date of the mailing of this proxy statement/prospectus in connection with a Superior Proposal. See “—Agreement Not to Solicit Other Offers.” United did not exercise these rights.

Break-up Fee

United is obligated under the merger agreement to pay FNB a break-up fee of $1,250,000 in the following four circumstances:

•	If FNB terminates the merger agreement because United has breached its obligations not to initiate, solicit or encourage any third parties to make an Acquisition Proposal or otherwise breaches its obligations with respect to Acquisition Proposals or Superior Proposals in a manner adverse to FNB, the United Board fails to make or withdraws its recommendation of the merger proposal or United fails to hold the shareholders’ meeting to approve the plan of merger.

•	If United terminates the merger agreement and accepts an Acquisition Proposal that is a Superior Proposal and, after giving FNB an opportunity to adjust the terms of the merger agreement to cause the Acquisition Proposal to no longer be a Superior Proposal, the Acquisition Proposal remains a Superior Proposal.

•	A tender offer or exchange offer for 25% or more of the United common stock is commenced and United has not sent to its shareholders, within 10 business days after the commencement of such offer, a statement that the United Board recommends the rejection of such tender offer or exchange offer; or

•	If FNB or United terminates the merger agreement because:

•	the United shareholders did not approve the plan of merger and an Acquisition Proposal has been made by a third party after May 9, 2005 and prior to the termination of the merger agreement,

•	such Acquisition Proposal has not been withdrawn prior to such termination, and

•	within 18 months following such termination United merges with or is acquired by that third party or that third party acquires more than 50% of United common stock or United otherwise becomes controlled by that third party within such time period.

Waiver and Amendment of the Merger Agreement

Prior to the completion of the merger, any provision of the merger agreement may be waived, amended or modified by the parties. However, after the plan of merger has been approved by the shareholders of United, no amendment or modification may be made to any provisions of the merger agreement relating to the manner or basis in which shares of United common stock are converted into shares of FNB common stock in the merger without shareholder approval of the amendment.

Expenses

The merger agreement provides that each of FNB and United will pay its own expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement. In the event either party willfully or intentionally fails to perform its obligations under the merger agreement, that party will be obligated to pay all of the expenses of the other party.

Nasdaq Listing

FNB common stock is listed on the Nasdaq National Market. FNB has agreed to cause the shares of FNB common stock to be issued in the merger to be approved for quotation on the Nasdaq National Market prior to or at the completion of the merger. It is a condition to the completion of the merger that those shares be approved for quotation on the Nasdaq National Market at the effective time of the merger. See “—Conditions to Consummation of the Merger.”

Dividends

The merger agreement provides that, prior to the effective time, United may not declare or pay dividends on its outstanding shares of common stock.

Employee Benefits and Plans

United Stock Options. At the effective time of the merger, each unexercised and unexpired option to purchase shares of United common stock will be cancelled and converted into the right to receive from FNB cash in an amount equal to the amount by which $14.25 exceeds the per share exercise price for the option, multiplied by the number of shares subject to the option. For a discussion of the treatment of these options in the merger, see “—Treatment of Options.”

United Employees. After the effective time of the merger, FNB may retain the employees of United and its subsidiaries, including Alamance Bank. Other than William M. Griffith, Jr., William E. Swing, Jr. and Peter A. Burgess, each of whom is employed by Alamance Bank pursuant to a written employment agreement, all employees who are retained will be employees of FNB on an “at-will” basis. Nothing in the merger agreement obligates FNB to offer employment to these other employees and no provision of the merger agreement should be deemed to constitute an employment offer or agreement or to restrict FNB’s right to change the rate of compensation or terminate the employment of any of these persons at any time or for any reason.

Employee Benefits. All employees of United and its subsidiaries who continue in the employ of FNB or First National following the merger will be entitled to receive all employee benefits and will be eligible to participate in all benefit plans provided by FNB or First National, including First National’s group health insurance plan. Each employee retained by FNB or First National will be given credit for his or her full years of service with United or its subsidiaries for purposes of entitlement to vacation and sick leave, participation in all FNB or First National welfare, insurance or other fringe benefit plans, and eligibility for participation and vesting in FNB’s 401(k) plan and defined benefit pension plan. The costs to an employee of United or its subsidiaries to participate in First National’s group health insurance plan will be equal to the cost for any First National employee. There will be a waiver of any pre-existing condition limitations for conditions covered under an applicable United benefit plan.

Employee and Director Agreements. Following the effective time, FNB will assume all obligations of United under the deferred compensation arrangements between United and its directors. The arrangements include retirement payment agreements between Alamance Bank and its directors. The arrangements were terminated as of June 30, 2005, and each director will be paid his or her monthly directors’ fees in cash until the effective time of the merger.

Interests of Certain Persons in the Merger

Certain members of United’s management and Board of Directors have interests in the merger in addition to their interests as shareholders of United generally.

Director Compensation. Following the merger, FNB will appoint those members of the United Board who are not nominated to serve on the FNB Board to serve as members of a local advisory board of FNB or First National in Alamance and Orange counties, North Carolina. Each advisory board member will serve at FNB’s pleasure and will be subject to FNB’s normal policies and procedures regarding the appointment and service of directors to the boards of its subsidiaries. See “—Management and Operations After the Merger.”

Indemnification; Directors and Officers Liability Insurance. The merger agreement provides that FNB will, subject to the conditions set forth in the merger agreement, indemnify the officers and directors of United or its subsidiary in office on May 9, 2005 or at the effective time of the merger to the same extent FNB indemnifies its own directors and officers against any liability or expense incurred in connection with performance of their duties as directors and officers of United or its subsidiaries through the effective time of the merger. The merger agreement further provides that FNB will cause the persons serving as directors and officers of United at the effective time of the merger to be covered for a period of at least three years following the effective time by United’s directors’ and officers’ liability policy, or any equivalent substitute for that policy.

Management and Operations After the Merger

In the merger agreement, FNB agreed to appoint two persons nominated by United at the effective time of the merger to its Board of Directors and to increase the number of members of its Board as may be necessary to permit United’s nominees to serve as directors. Those two persons will serve as directors of FNB until the next annual shareholders’ meeting of FNB. FNB’s Board will also nominate those two persons for election to the Board at that next annual meeting so that the nominees of United, if elected by the FNB shareholders, would be able to serve as directors of FNB for terms of no less than one year and two years, respectively following the effective time of the merger.

FNB intends to merge Alamance Bank with and into First National as soon as practicable following the merger.

FNB presently expects to achieve consolidation efficiencies following the consummation of the merger, although there can be no assurance that the anticipated efficiencies will be achieved. The efficiencies are expected to be achieved primarily through elimination of duplicative computer and information processing costs and employee functions. A transition team, consisting of staff and representatives of FNB and United, is in the process of reviewing means by which the operations of FNB and United may be effectively consolidated to achieve cost reductions.

Restrictions on Resales by Affiliates

Shares of FNB common stock to be issued to United shareholders in the merger have been registered under the Securities Act of 1933, as amended. Shares of FNB common stock issued in the merger may be traded freely and without restriction by those shareholders who are not “affiliates” of United. Any subsequent transfer of shares, however, by any person who is an affiliate of United at the time the merger is submitted for vote of the holders of United common stock will, under existing law, require either:

•	The further registration under the Securities Act of the shares of FNB common stock to be transferred,

•	Compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances, or

•	The availability of another exemption from registration.

An “affiliate” of United is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, United. These restrictions are expected to apply to the directors and executive officers of United and the holders of 10% or more of the United common stock. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. FNB will give stop transfer instructions to the transfer agent with respect to the shares of FNB common stock to be received by persons subject to these restrictions, and the certificates for their shares will carry an appropriate legend.

United has agreed in the merger agreement to use its best efforts to cause each person who is an affiliate of United for purposes of Rule 145 under the Securities Act to deliver to FNB a written agreement intended to ensure compliance with the Securities Act.

Rights of Dissenting United Shareholders

Under Article 13 of the North Carolina Business Corporation Act, each United shareholder is permitted to dissent from the merger and to obtain the fair value of his or her shares of United common stock if the merger is completed. The following is a summary of dissenters’ rights under Article 13. If you wish to exercise your dissenters’ rights, you should review carefully the complete text of Article 13, which is attached as Appendix C to this proxy statement/prospectus, and are urged to consult a legal advisor before electing or attempting to exercise these rights. Failure to comply with the procedures prescribed by Article 13 will result in the loss of your dissenters’ rights.

Any United shareholder who intends to dissent from the merger must give United, and United must actually receive, before a vote on the merger is taken at the annual meeting, written notice of his or her intent to demand payment for his or her shares of United common stock if the merger is completed. This notice should be mailed to the Corporate Secretary of United at the following address: United Financial, Inc., Attention: Corporate Secretary, 1128 South Main Street, Graham, North Carolina 27253. A vote against the merger will not be sufficient to satisfy this notice requirement. A United shareholder who provides this written notice, does not vote in favor of the merger and follows the other procedures in Article 13 will be entitled to receive the fair value of his or her United shares. He or she will not be entitled to receive the merger consideration for his or her United common stock. An election form submitted by a dissenting shareholder will be disregarded.

In addition to providing the written notice, a United shareholder dissenting from the merger must not vote his or her shares in favor of the merger, but must, instead, either vote against or abstain from voting on the merger. United shareholders who return a signed proxy but fail to provide instructions as to the manner in which their United shares are to be voted will be deemed to have voted in favor of the merger and will not be entitled to assert dissenters’ rights. A shareholder who dissents must dissent with respect to all United shares he or she beneficially owns.

If the merger is approved by United shareholders at the annual meeting or at any adjournment thereof, United must, no later than 10 days following such shareholder approval, send a written notice to each dissenting United shareholder who satisfies the requirements described in the preceding two paragraphs. That notice, called a dissenters’ notice, will:

•	state where the dissenting United shareholder’s payment demand must be sent, and where and when stock certificates evidencing United shares must be deposited;

•	supply a form for demanding payment;

•	set a date by which United must receive the dissenting United shareholder’s payment demand (which may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is mailed); and

•	be accompanied by a copy of Article 13.

United shareholders receiving the dissenters’ notice must then demand payment and deposit their United stock certificates in accordance with the terms of the dissenters’ notice to be entitled to dissenters’ rights. Any United shareholder who demands payment and deposits his or her United stock certificates in accordance with Article 13 will retain all other rights as a United shareholder until such rights are canceled or modified by consummation of the merger. A United shareholder who does not demand payment or deposit his or her stock certificates where required, each by the date set in the dissenters’ notice, will not be entitled to payment for his or her shares of United common stock under Article 13. If United does not consummate the merger within 60 days after the date set for demanding payment and depositing certificates in the dissenters’ notice, United must return the deposited certificates. If the merger is consummated thereafter, United must send a new dissenters’ notice and repeat the payment demand procedure described above. Any holder of dissenting shares at the time of the merger who does not continue strictly to follow the procedures prescribed by Article 13 and described in this summary will receive in the merger the form of consideration receivable by shareholders making a non-election. See “—Conversion of Stock.”

As soon as the merger is completed, United will be required to pay each dissenting shareholder who timely demanded payment and deposited his or her stock certificates in accordance with the terms of the dissenters’ notice the amount that United estimates to be the fair value of the shareholder’s dissenting shares, plus interest accrued from the effective time of the merger to the date of payment. The payment will be accompanied by:

•	United’s most recent year-end financial statements together with its most recent interim financial statements;

•	an explanation of how United estimated the fair value of the dissenting shares;

•	an explanation of how interest was calculated;

•	a statement of the dissenting United shareholder’s right to demand payment if dissatisfied with the amount of United’s payment; and

•	a copy of Article 13.

A dissenting United shareholder may notify United in writing of his or her own estimate of the value of his or her shares and the amount of interest due and may demand payment of the amount by which such estimate exceeds the amount paid by United in any of the following circumstances:

•	a dissenting United shareholder believes that the amount paid by United is less than the fair value of the holder’s dissenting shares or that the interest due is incorrectly calculated;

•	United fails to make payment to a dissenting United shareholder as soon as the merger is consummated or within 30 days after receipt of a payment demand from the dissenting United shareholder; or

•	United fails to consummate the merger and does not return the deposited certificates within 60 days after the date set for demanding payment.

This notice must be given within 30 days after United makes payment or fails to perform. Any dissenting United shareholder who does not give notice within this 30-day period will waive his or her dissenters’ rights under Article 13 and will be deemed to have withdrawn his or her dissent and demand for payment.

If a dissenting United shareholder has taken all required actions and the demand for payment remains unsettled, the dissenting shareholder may commence a proceeding within 60 days after the earlier of the date United made payment for the dissenting shares and the date the shareholder gives the notice described in the immediately preceding paragraph by filing a complaint with the North Carolina Superior Court Division of the General Court of Justice to determine the fair value of the holder’s dissenting shares and accrued interest. There is no right to a jury trial in any such proceeding commenced by a United shareholder. A dissenting United shareholder who takes no action within this 60-day period shall be deemed to have withdrawn his or her dissent and demand for payment. The court has discretion to make all dissenting United shareholders whose demands remain unsettled parties to the proceeding, in which case all parties must be served with a copy of the complaint. The court may appoint one or more persons as appraisers with such powers as the court may determine to receive evidence and recommend a decision on the question of fair value. Each dissenting United shareholder made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, exceeds the amount paid by United. Court costs, as well as the fees and expenses of court-appointed appraisers, counsel and experts, may be assessed by the court as it deems equitable.

For a discussion of certain tax consequences applicable to dissenting United shareholders who receive cash upon the exercise of dissenters’ rights, see “—Material Federal Income Tax Consequences.”

MARKET PRICE AND DIVIDEND INFORMATION

FNB common stock is traded on the Nasdaq National Market under the symbol “FNBN.” United common stock is listed on the OTC Bulletin Board under the symbol “UTDF.OB.”

The following table provides you with information about the high and low prices per share of FNB common stock and United common stock as reported on the Nasdaq National Market or the OTC Bulletin Board and any cash dividends declared by either company since January 1, 2003.

	FNB Common Stock			United Common Stock
	High	Low	Dividends	High	Low	Dividends
2003
First Quarter	$26.20	$19.10	$.14	$7.65	$6.25	$0
Second Quarter	32.05	22.41	.14	8.30	6.30	0
Third Quarter	29.50	24.03	.14	10.01	8.05	0
Fourth Quarter	26.25	21.18	.17	9.70	8.70	0
2004
First Quarter	22.90	20.00	.15	9.00	7.50	0
Second Quarter	22.50	16.60	.15	8.00	7.10	0
Third Quarter	19.60	16.30	.15	8.50	7.30	0
Fourth Quarter	21.19	17.23	.15	8.50	7.60	0
2005
First Quarter	21.39	17.80	.15	8.00	7.45	0
Second Quarter	21.85	18.20	.15	13.50	7.50	0
Third Quarter (through , 2005)

INFORMATION ABOUT FNB

General

FNB is a bank holding company organized under the laws of North Carolina in 1984 and registered under the Bank Holding Company Act of 1956, as amended. FNB has two direct, wholly owned subsidiaries, First National and Dover Mortgage Company. At March 31, 2005, FNB’s consolidated total assets were $896 million, its consolidated total deposits were $685 million and its consolidated total shareholders’ equity was $83 million.

First National was founded in 1907. First National is a national banking association and an independent community bank offering full-service commercial, retail and trust banking services to consumer and business customers primarily in the central region of North Carolina that includes Chatham, Guilford, Montgomery, Moore, Randolph, Richmond, Rowan and Scotland counties. First National’s deposits are insured by the FDIC up to the maximum amount permitted by law. Approximately 64% of such deposits are insured under the Bank Insurance Fund maintained by the FDIC and, as a result of previous acquisitions of savings institution deposits, approximately 36% of its deposits are insured by the Savings Association Insurance Fund maintained by the FDIC.

First National has a subsidiary, First National Investor Services, Inc., which, doing business as Marketplace Finance, is engaged in subprime lending.

Dover Mortgage Company, acquired by FNB in 2003, originates, underwrites and closes mortgage loans for sale into the secondary market. Dover conducts its operations in North Carolina with its principal office located in Charlotte.

The principal office of FNB is located at 101 Sunset Avenue, Asheboro, North Carolina 27203, telephone number (336) 626-8300.

Recent Developments

[earnings information for 2nd quarter 2005]

Management and Additional Information

Certain information relating to FNB’s directors and executive officers, compensation and compensation plans, certain relationships and related transactions and other matters about FNB is incorporated by reference or set forth in FNB’s Annual Report on Form 10-K for the year ended December 31, 2004, incorporated in this document by reference.

INFORMATION ABOUT UNITED

General

United was organized under the laws of North Carolina in 2002 to become the holding company of Alamance National Bank. United is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. United’s principal activity consists of owning Alamance Bank. United’s principal source of income is dividends paid by Alamance Bank. At March 31, 2005, United’s consolidated total assets were $151 million, its consolidated total deposits were $114 million and its consolidated total shareholders’ equity was $10 million.

Alamance Bank was organized in 1998 as a national bank. It converted its national charter in November 2004 into a North Carolina state banking charter and changed its name from Alamance National Bank to Alamance Bank. Alamance Bank operates under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation.

Alamance Bank operates primarily to provide high quality banking products and services to individuals and small- to medium-sized businesses in Alamance and Orange counties, North Carolina, while developing personal, hometown associations with these customers. Alamance Bank offers a range of banking services including checking and savings accounts, commercial, consumer and personal loans, safe deposit boxes, an automated teller machine, and other associated services. In addition, Alamance Bank offers investment and insurance products through its subsidiary, Premier Investment Services, Inc. Alamance Bank’s primary sources of revenue are interest income from its commercial and real estate lending activities and, to a lesser extent, from its investment portfolio. Alamance Bank also earns fees from lending and deposit activities, as well as investment and insurance products. Its major expenses are interest on deposit accounts and general and administrative expenses, such as salaries, occupancy and related expenses. Its current market areas are Alamance and Orange counties, North Carolina, both located in central North Carolina. Alamance Bank operates as Hillsborough Bank in Orange county.

United’s principal office is located at 1128 South Main Street, Graham, North Carolina 27253, telephone number (336) 226-1223.

Beneficial Ownership of United Common Stock

As of                          , 2005, no person or group was known to management of United to own beneficially more than 5% of United’s common stock.

The following table gives the number of shares and percentage of the outstanding United common stock beneficially owned by each director of United individually, by each executive officer of United individually and by all directors and executive officers as a group as of July 5, 2005:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)
Larry Eugene Brooks(4) Graham, NC	37,433	2.27

Donald Ray Bullis Burlington, NC	29,901	1.81

Peter A. Burgess Burlington, NC	15,563	0.94

William Fenton Covington Mebane, NC	16,741	1.01

Edward Lee Dixon Graham, NC	28,912	1.75

William M. Griffith, Jr.(5) Elon, NC	44,734	2.69

Phoebe Massey Harrison Elon, NC	20,222	1.23

Lynn Sidney Lloyd(6) Graham, NC	36,862	2.23

John V. Moon(7) Graham, NC	19,330	1.17

D. Michael Parker Hurdle Mills, NC	10,744	0.65

John Knox Patterson Burlington, NC	23,024	1.40

L.J. Rogers, Jr.(8) Mebane, NC	67,696	4.10

Morris L. Shambley(9) Efland, NC	26,948	1.64

William E. Swing, Jr.(10) Elon, NC	12,365	0.75

Edmund Lee Thompson(11) Graham, NC	19,985	1.21

All directors and executive officers as a group (15 persons)	410,460	22.94

(1)	Except as otherwise noted, to the best knowledge of management of United, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mr. Covington—5,681 shares; Mr. Dixon—5,221 shares; Mr. Moon—4,522 shares; Mr. Parker—3,150 shares; Mr. Rogers—10,230 shares; and Mr. Shambley—11,480 shares.
(2)

Included in the beneficial ownership tabulations for all directors, except Messrs. Griffith, Parker and Shambley, are options to purchase 9,545 shares of common stock of United. Mr. Griffith’s ownership tabulation includes 24,000 options to purchase shares of common stock of United which are currently exercisable or exercisable within 60 days of July 5, 2005. Mr. Parker and Mr. Shambley’s ownership tabulation includes options to purchase 4,775 shares of common stock of United. Mr. Burgess’s ownership tabulation includes options to purchase 12,000 shares of common stock of United. Mr. Swing’s ownership tabulation includes options to purchase 7,500 shares of United common stock.

(3)	The calculation of the percentage of class beneficially owned by each individual and the group is based, in each case, on a number of total outstanding shares equal to the 1,640,565 shares plus the number of shares capable of being purchased within 60 days of July 5, 2005 by that individual or by persons included in the group upon the exercise of stock options.
(4)	Includes 1,500 shares held individually by Mr. Brooks’s spouse and 1,500 shares held by Mr. Brooks as custodian for his grandchild.
(5)	Includes 750 shares held individually by Mr. Griffith’s spouse as custodian for a minor child.
(6)	Includes 1,638 shares held individually by Mr. Lloyd’s spouse, 2,100 shares held as custodian for a minor child, and 9,953 shares held in family trusts.
(7)	Includes 2,400 shares held individually by Mr. Moon’s spouse.
(8)	Includes 12,117 shares held individually by Mr. Rogers’s spouse, 3,407 shares held by a related interest of Mr. Rogers and 300 shares held as custodian for Mr. Rogers’s child.
(9)	Includes 312 shares held individually by Mr. Shambley’s spouse.
(10)	Includes 437 shares held individually by Mr. Swing’s spouse.
(11)	Includes 1,500 shares held individually by Mr. Thompson’s spouse.

REGULATION AND SUPERVISION

The following discussion sets forth material elements of the regulatory framework applicable to bank holding companies and their subsidiaries. It also provides certain specific information relevant to FNB and United. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds that insure deposits of banks and savings institutions, and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to FNB and United or their respective subsidiaries may have a material effect on the business of FNB and United.

General

As a bank holding company, each of FNB and United is subject to regulation under the Bank Holding Company Act of 1956, as amended, and to inspection, examination and supervision by the Federal Reserve Board. Under the Bank Holding Company Act, bank holding companies that have not elected to become financial holding companies under the Gramm-Leach-Bliley Act generally may not acquire ownership or control of more than 5% of the voting shares or substantially all the assets of any company, including a bank, without the Federal Reserve Board’s prior approval. With limited exceptions, bank holding companies may engage only in the business of banking or managing or controlling banks or furnishing services to or performing services for their subsidiary banks. A significant exception is that a bank holding company may own shares in a company whose activities the Federal Reserve Board has determined to be closely related to banking or managing or controlling banks. Neither FNB nor United is a financial holding company.

FNB operates one national bank, First National. As a national banking association, First National is subject to regulation and examination primarily by the Office of the Comptroller of the Currency (OCC). It is also regulated by the Federal Deposit Insurance Corporation (FDIC) and the Federal Reserve Board. First National’s deposits are insured by the FDIC through the Bank Insurance Fund and the Savings Association Insurance Fund. The OCC and the FDIC impose various requirements and restrictions on First National, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged on loans, limitations on the types of investments that may be made and the types of services that may be offered, and requirements governing capital adequacy, liquidity, earnings, dividends, management practices and branching. As a member of the Federal Reserve System, First National is subject to the applicable provisions of the Federal Reserve Act, which imposes restrictions on loans by subsidiary banks to a holding company and its other subsidiaries and on the use of stock or securities as collateral security for loans.

FNB’s subsidiary, Dover Mortgage Company, is regulated by the North Carolina Commissioner of Banks. Because Dover is a nonbank subsidiary of a bank holding company, it is also regulated by the Federal Reserve Board. Also, because Dover underwrites mortgages guaranteed by the government, it is subject to other audits and examinations as required by the government agencies or the investors who purchase the mortgages.

United operates a state bank, Alamance Bank, which is chartered under the laws of North Carolina. Alamance Bank’s deposits are insured by the FDIC through the Bank Insurance Fund. It is subject to regulation and examination by the FDIC and the North Carolina Commissioner of Banks and to regulations governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities, and general investment authority. Generally, North Carolina-chartered banks whose deposits are insured by the Bank Insurance Fund are subject to restrictions with respect to activities and investments, transactions with affiliates and loans to one borrower.

Various consumer laws and regulations also affect the operations of FNB, United and their subsidiaries. In addition to the impact of regulation, financial institutions may be significantly affected by legislation, which can change the statutes affecting them in substantial and unpredictable ways, and by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability to influence the economy.

Liability for Bank Subsidiaries

Under current Federal Reserve Board policy, a bank holding company is expected to act as a source of financial and managerial strength to its subsidiary banks and to maintain resources adequate to support each subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Similarly, the cross-guaranty provisions of the Federal Deposit Insurance Act provide that if the FDIC suffers or anticipates a loss as a result of a default by a banking subsidiary or by providing assistance to a subsidiary in danger of default, then any other bank subsidiaries may be assessed for the FDIC’s loss. Federal law authorizes the OCC to order an assessment of a holding company of a national bank if the capital of that national bank were to become impaired. If the assessment were not paid within three months, the OCC could order the sale of the bank holding company’s stock in the national bank to cover the deficiency.

Capital Requirements

FNB, United and their banking subsidiaries are required to comply with federal regulations on capital adequacy. There are two measures of capital adequacy: a risk-based measure and a leverage measure. All capital standards must be satisfied for an institution to be considered in compliance.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The minimum requirement for a bank holding company’s ratio of capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8.0%. At least half of the qualifying total capital must be composed of Tier 1 capital, which includes common equity, retained earnings and a limited amount of qualifying perpetual preferred stock, less goodwill and certain other intangibles. The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves (“Tier 2 capital”). On March 31, 2005, each of FNB and United met the minimum capital requirements, with Tier 1 and total capital ratios equal to 8.96% and 9.99%, respectively, in the case of FNB, and 10.18% and 11.42%, respectively, in the case of United.

The Federal Reserve Board also requires bank holding companies to maintain a minimum “leverage ratio.” This leverage ratio of Tier 1 capital to adjusted average assets is equal to 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies are required to maintain a minimum leverage ratio of at least 4% to 5%. At March 31, 2005, FNB’s leverage ratio was 7.65% and United’s leverage ratio was 7.38%.

The Federal Reserve Board may set capital requirements higher than the minimums noted above for holding companies whose circumstances warrant it. For example, bank holding companies experiencing or anticipating significant growth may be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Further, the Federal Reserve Board has indicated that it will consider a “tangible Tier 1 capital leverage ratio” (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve Board has not advised either FNB or United of any specific minimum leverage ratio or tangible Tier 1 leverage ratio applicable to it.

First National and Alamance Bank are subject to capital requirements adopted by the FDIC and, in the case of First National, the OCC that are substantially similar to the requirements of the Federal Reserve Board described above. Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership.

The Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, among other things, identifies five capital categories for insured depository institutions—well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized—and requires federal bank regulatory agencies to implement systems for “prompt corrective action” for insured depository institutions that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank is well-capitalized, it is subject to restrictions on its ability to offer brokered deposits and on certain other aspects of its operations. An undercapitalized bank must develop a capital restoration plan and its parent bank holding company must guarantee the bank’s compliance with the plan up to the lesser of 5% of the bank’s assets at the time it became undercapitalized and the amount needed to comply with the plan.

At March 31, 2005, each of First National and Alamance Bank had capital levels that qualify it as “well-capitalized” under OCC and FDIC regulations. At March 31, 2005, First National had total, Tier 1 and leverage capital ratios of 11.31%, 10.26% and 8.77%, respectively. At March 31, 2005, Alamance Bank had total, Tier 1 and leverage capital ratios of 13.11%, 10.47% and 7.55%, respectively. It should be noted that a bank’s capital category is determined solely for the purpose of applying the OCC’s or FDIC’s prompt corrective action regulations and that the capital category may not constitute an accurate representation of the bank’s overall financial condition or prospects.

Dividend Restrictions

Each of FNB and United is a legal entity separate and distinct from its bank subsidiary. Because the principal source of FNB’s and United’s revenues is dividends from their respective bank subsidiaries, the ability of FNB and United to pay dividends to their shareholders depends largely upon the amount of dividends First National and Alamance Bank may pay to their respective parent holding companies. There are statutory and regulatory limitations on the payment of dividends by First National and Alamance Bank to their respective parent holding companies, as well as by FNB and United to their respective shareholders.

First National must obtain the prior approval of the OCC to pay dividends if the total of all dividends declared by First National in any calendar year will exceed the sum of its net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits First National from paying dividends that in the aggregate would be greater than the bank’s undivided profits after deducting statutory bad debts in excess of the bank’s loan loss allowance. During fiscal 2004, First National declared dividends of $4,140,000 to FNB.

Alamance Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits as determined pursuant to Section 53-87 of the North Carolina General Statutes. As of March 31, 2005, Alamance Bank had negative retained earnings and, therefore, was unable to pay any dividends to United. In addition, federal regulations require that Alamance Bank maintain a ratio of total capital to assets, as defined by regulatory authorities, in excess of 6%. As of December 31, 2004, this ratio was 9.35% for Alamance Bank.

FNB, United and their bank subsidiaries are also subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. If, in the opinion of the appropriate federal regulatory authority, a bank under its jurisdiction is engaged in or is about to be engaged in an unsafe or unsound practice, the authority may require that the bank cease and desist from such practice. The Federal Reserve Board, the OCC and the FDIC have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the FDICIA, an insured bank may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Further, the Federal Reserve Board, OCC and FDIC have each indicated that banking institutions should generally pay dividends only out of current operating earnings.

FDIC Insurance Assessments

The deposits of each of First National and Alamance Bank are insured up to regulatory limits by the FDIC. Accordingly, First National and Alamance Bank are subject to deposit insurance assessments to maintain the Bank Insurance Fund, or BIF, or the Savings Association Insurance Fund, or SAIF, administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (1) the bank’s capitalization and (2) supervisory evaluations provided to the FDIC by the institution’s primary supervisory authority. Each insured bank’s insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

The annual insurance premiums on bank deposits insured by the BIF and the SAIF vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory categories.

The Deposit Insurance Funds Act provides for additional assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF to pay for the cost of Financing Corporation funding. The FDIC established these assessment rates effective April 1, 2005 at $0.0142 per $100 annually for BIF-assessable deposits and SAIF-assessable deposits. The assessments do not vary depending upon a depository institution’s capitalization or supervisory evaluations.

Community Reinvestment Act

First National and Alamance Bank are subject to the provisions of the Community Reinvestment Act of 1977, as amended (CRA). Under the CRA, all financial institutions have a continuing and affirmative obligation consistent with their safe and sound operation to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA.

The CRA requires the appropriate federal bank regulatory agency, in connection with its examination of the bank, to assess the bank’s record in meeting the credit needs of the community served by the bank, including low- and moderate-income neighborhoods. The regulatory agency’s assessment of the bank’s record is made available to the public. This assessment is required of any bank that has applied to, among other things, merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the federal regulator having primary jurisdiction over the acquisition will assess the records of each subsidiary bank of the applicant bank holding company. Such records may be the basis for denying the application.

The current CRA regulations jointly adopted by all federal bank regulatory agencies employ an evaluation system that rates institutions based on their actual performance in meeting community credit needs. The evaluation system used to judge an institution’s CRA performance consists of three tests: a lending test; an investment test; and a service test. When applying these tests, the institution’s federal regulator takes into account such factors as demographic data about the community, the institution’s capacity and constraints, the institution’s product offerings and business strategy, and data on the prior performance of the institution and similarly situated lenders.

The joint agency CRA regulations provide that an institution evaluated under a given test receive one of five ratings for that test: outstanding; high satisfactory; low satisfactory; needs to improve; or substantial noncompliance. The ratings for each test are then combined to produce an overall composite rating of either outstanding, satisfactory, needs to improve, or substantial noncompliance. An institution found to have engaged in illegal lending discrimination is rebuttably presumed to have a less-than-satisfactory composite CRA rating. First National and Alamance Bank have current CRA ratings of “satisfactory.”

Interstate Banking and Branching

The Interstate Banking Act permits interstate acquisitions of banks by bank holding companies. FNB, United and any other bank holding company located in North Carolina may acquire a bank located in any other state, and any bank holding company located outside North Carolina may lawfully acquire any North Carolina- based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage limitations, aging requirements and other restrictions. The Interstate Banking Act also generally provides that national and state-chartered banks may branch interstate through acquisitions of banks in other states. It allowed, however, any state to elect prior to June 1, 1997 either to “opt in” and accelerate the date after which interstate branching was permissible or to “opt out” and prohibit interstate branching altogether. North Carolina enacted “opt in” legislation permitting interstate branching.

Gramm-Leach-Bliley Act

The Gramm-Leach-Bliley Act, signed into law in 1999, allows bank holding companies to engage in a wider range of nonbanking activities, including greater authority to engage in the securities and insurance businesses. Under the Gramm-Leach Bliley Act, a bank holding company that elects to become a financial holding company may engage in any activity that is financial in nature, is incidental to financial activity or complements financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. Activities cited by the law as being “financial in nature” include securities underwriting, dealing in securities and market making, insurance underwriting and agency, providing financial, investment or economic advisory services, and activities that the Federal Reserve Board has determined to be closely related to banking. A bank holding company may become a financial holding company if each of its subsidiary banks is well-capitalized, well-managed and has at least a satisfactory rating under the Community Reinvestment Act.

Subject to certain limitations on investment, a national bank or its financial subsidiary may also engage in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, so long as the bank is well-capitalized, well-managed and has at least a satisfactory Community Reinvestment Act rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well-capitalized and well-managed to continue to engage in activities that are financial in nature. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has at least a satisfactory Community Reinvestment Act rating.

Privacy

The Gramm-Leach-Bliley Act also modified other financial laws, including laws related to financial privacy. Under the act, federal banking regulators adopted rules limiting the ability of banks and other financial institutions to disclose nonpublic information about consumers to nonaffiliated third parties. The rules require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to nonaffiliated third parties. The Fair Credit Reporting Act restricts information sharing among affiliates and was amended in December 2003 to restrict further affiliate sharing of information for marketing purposes.

International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001

The President signed the USA Patriot Act of 2001 into law in October 2001. This act contains the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 (IMLAFA). The IMLAFA substantially broadens existing anti-money laundering legislation and the extraterritorial jurisdiction of the United States, imposes new compliance and due diligence obligations, creates new crimes and penalties, compels the production of documents located both inside and outside the United States, including those of foreign institutions that have a correspondent relationship in the United States, and clarifies the safe harbor from civil liability to customers. The U.S. Treasury Department has issued a number of regulations implementing the USA Patriot Act that apply certain of its requirements to financial institutions such as First National and Alamance Bank. The regulations impose obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing and to verify the identity of their customers.

Sarbanes-Oxley Act of 2002

The President signed into law the Sarbanes-Oxley Act of 2002, that addresses, among other issues, corporate governance, auditing and accounting, executive compensation and enhanced and timely disclosure of corporate information. The act is intended to allow shareholders to monitor more easily and efficiently the performance of public companies and their directors.

DESCRIPTION OF FNB COMMON STOCK

General

The authorized capital stock of FNB consists of 10,000,000 shares of common stock, par value $2.50 per share, and 200,000 shares of preferred stock, par value $10.00 per share. As of                          , 2005,              shares of FNB common stock had been issued and were outstanding and no shares of preferred stock were outstanding. Based on the exchange ratio, the number of shares of United common stock presently outstanding and the limitation that 65% of the outstanding shares of United common stock be converted into FNB common stock in the merger, there will be approximately              shares of FNB common stock issued in the merger, resulting in approximately              shares of FNB common stock outstanding immediately after completion of the merger.

FNB’s Board of Directors has the authority, without any vote or action by the shareholders of FNB, to issue preferred stock, which is nonvoting and will have such preferences, limitations and relative rights as may be fixed by resolution of FNB’s Board. In addition, the FNB Board may divide and issue the preferred stock in series and may fix relative rights and preferences as between different series.

The following description of the FNB common stock is only a summary and does not purport to be complete. The summary is subject in all respects to the relevant provisions of the North Carolina Business Corporation Act and FNB’s articles and bylaws.

Voting Rights

The holders of FNB common stock generally possess exclusive voting rights in FNB. Each holder of FNB common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Except as otherwise provided by North Carolina law, the vote of a majority of shares voting on any matter (assuming the presence of a quorum at the meeting at which the vote is taken) is necessary for approval by the shareholders. Holders of FNB common stock are not entitled to cumulative voting rights, and therefore holders of a majority of shares voting in the election of directors may elect the entire Board of Directors at a shareholders’ meeting at which a quorum is present. In that event, holders of the remaining shares will not be able to elect any director to the Board of Directors.

Dividend and Liquidation Rights

Holders of FNB common stock are entitled ratably, share for share, to receive dividends when, as, and if declared by the Board of Directors out of funds legally available for the payment of dividends and, upon any liquidation of FNB, to participate in the distribution of any corporate assets remaining after payment of all debts and the liquidation preferences, if any, of preferred stock that may then be issued and outstanding.

Preemptive Rights

Holders of FNB common stock do not have any preemptive or preferential right to purchase or subscribe for any additional shares of FNB common stock or any other securities that may be issued by FNB. Therefore, the Board of Directors may sell shares of FNB capital stock without first offering such shares to the existing shareholders of FNB.

Assessment, Redemption and Sinking Fund

The shares of FNB common stock presently outstanding are, and the shares of FNB common stock that will be issued in connection with the merger will be, fully paid and nonassessable. There is no provision for redemption or conversion of FNB common stock, nor is there any provision for a sinking fund with respect to FNB common stock.

Transfer Agent and Registrar

The transfer agent and registrar for FNB common stock is Registrar and Transfer Company, Cranford, New Jersey.

Certain Provisions That May Have an Anti-Takeover Effect

Classification of the Board of Directors. Under FNB’s bylaws, the FNB Board is divided into three classes, as nearly equal in number as possible, with each class of directors elected to staggered three-year terms so that the terms of approximately one-third of FNB’s directors expire each year. Shareholders do not have cumulative voting rights with respect to the election of directors.

Supermajority Voting Provisions. FNB’s articles require the affirmative vote of at least 75% of the outstanding shares of capital stock of FNB to approve major corporate transactions unless the transaction is approved by three-fourths of the “disinterested” members of the FNB Board of Directors. Transactions triggering the supermajority vote requirement include mergers, consolidations, sales of substantially all of FNB’s assets and dissolution. “Disinterested” directors include all members of the Board if the transaction does not involve a related party, meaning a holder of 15% or more of FNB’s common stock or that holder’s affiliate. If the transaction does involve a related party, then the “disinterested” directors are those directors who are neither affiliated with nor a nominee of the 15% shareholder.

Preferred Stock. The articles of FNB authorize 200,000 shares of nonvoting preferred stock. The FNB Board may authorize the issuance of preferred stock and fix such preferences, limitations and relative rights at such times, for such purpose and for such consideration as it may deem advisable. In addition, the Board of Directors may divide and issue the preferred stock in series and may fix relative rights and preferences as between different series. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of FNB without the prior approval of FNB’s Board.

Bank Change-of-Control Legislation. Federal laws governing FNB and First National regulate the amount of voting stock of FNB that a person may acquire without prior approval of the appropriate federal regulators. The overall effect of such laws is to make it more difficult to acquire FNB by tender offer or similar means than it might be to acquire control of a corporation whose control and operations are not a matter of concern to federal or state banking regulatory authorities. Consequently, shareholders of a bank or bank holding company, such as FNB, may be less likely to benefit from the rapid increase in stock prices that often results from a tender offer or similar effort to acquire control of other companies.

The Bank Holding Company Act requires any “bank holding company” (as defined in the Bank Holding Company Act) to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of FNB common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of FNB common stock under the Change in Bank Control Act of 1978. Any holder of 25% or more of FNB common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over FNB, is subject to regulation as a bank holding company under the Bank Holding Company Act. In the case of FNB, the Change in Bank Control Act creates a rebuttable presumption of control if a person or group acquires 10% or more of FNB’s voting stock and if one or more “control factors” set forth in the Change in Bank Control Act are present.

North Carolina Law. The North Carolina General Statutes have two provisions that may be deemed to have anti-takeover effects: the Control Share Acquisition Act and the Shareholder Protection Act. As permitted, FNB has elected, however, to opt out of the provisions of both of these acts.

Indemnification of Directors and Officers

The bylaws of FNB provide for indemnification of its directors and officers to the fullest extent permitted by law. The North Carolina Business Corporation Act permits a corporation, with certain exceptions, to indemnify a current or former officer or director against liability and expenses if such person acted in good faith and in a manner he or she reasonably believed was (i) in the case of conduct in his or her official capacity with the corporation, in the best interest of the corporation, and (ii) in all other cases, in a manner that was at least not opposed to the corporation’s best interest and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. In addition, a corporation is required to indemnify an officer or director in the defense of any proceeding to which he or she was a party against reasonable expenses to the extent that he or she is wholly successful on the merits or otherwise. This indemnification generally may be made by the corporation only upon a determination that indemnification of the director or officer is permissible under the circumstances because he or she met the applicable standard of conduct set forth above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling FNB pursuant to FNB’s articles, bylaws or the North Carolina Business Corporation Act, FNB has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMPARISON OF SHAREHOLDERS’ RIGHTS

FNB and United are both North Carolina corporations subject to the provisions of the North Carolina Business Corporation Act. If the merger is completed, the holders of United common stock that is converted into FNB common stock in the merger, whose rights are currently determined by the North Carolina Business Corporation Act and governed under United’s articles of incorporation and bylaws, will become shareholders of FNB and continue to have rights determined by the North Carolina Business Corporation Act. Their rights will be governed following the merger, however, by FNB’s articles of incorporation and bylaws. The following is a summary of the material differences between the rights of holders of FNB common stock and the rights of holders of United common stock. This summary does not purport to be a complete description of the differences between the rights of FNB shareholders and United shareholders. These differences may be determined in full by reference to the FNB articles, the United articles, the FNB bylaws and the United bylaws. You can obtain copies of these governing documents, without charge, by following the instructions listed under “Where You Can Find More Information.”

Voting Rights

Required Vote for Certain Business Combinations

FNB. FNB’s articles require approval of a merger or consolidation of FNB with any other entity, dissolution of FNB, or sale of substantially all of the assets of FNB by the affirmative vote of the holders of 75% of the outstanding shares of FNB common stock then entitled to vote on the matter if such transaction is not approved by three-fourths of the “disinterested” directors of the FNB Board. If the high vote requirement is not triggered, the North Carolina Business Corporation Act would govern, generally requiring the affirmative vote of the holders of a majority of the outstanding shares of FNB common stock then entitled to vote on the matter to approve any such transaction.

United. United’s articles provide that the affirmative vote of at least two-thirds of the outstanding shares of United capital stock is required to approve the merger, consolidation or exchange of shares of United with another corporation, or the sale, lease or exchange of all or substantially all of United’s assets. This high vote requirement is not applicable if the transaction has been approved by a majority of the members of the United Board who are unaffiliated with any other party to the proposed transaction. If the requisite unaffiliated director approval is obtained, then the vote requirement for the transaction is governed by the North Carolina Business Corporation Act, which requires the affirmative vote of the holders of a majority of the outstanding shares of United common stock then entitled to vote on the matter to approve the transaction.

United’s articles grant discretionary authority to the Board of Directors to consider various factors when evaluating a proposed business combination relating to a potential change of control of United. These factors include the social and economic effects of the proposed transaction on United’s and Alamance Bank’s employees, customers and creditors, and the communities served by Alamance Bank, the business and financial condition and earnings prospects of the acquiror, the competence, experience and integrity of the acquiror and its management, and the prospects for successful conclusion of the business combination.

Preferred Stock

FNB. The FNB articles provide that the FNB Board may fix by resolution the preferences, limitations and relative rights of the FNB preferred stock, which will be nonvoting.

United. United’s articles provide that United may issue up to 3,000,000 shares of no par value preferred stock. The United Board may designate the preferences, limitations and relative rights of the United preferred stock, which may carry voting rights.

Annual Meetings of Shareholders

FNB. Under the FNB bylaws, the annual meeting of FNB shareholders is held on the second Tuesday in May for the purpose of electing directors and to transact such other business as may be properly brought before the meeting.

United. The United bylaws provide that the annual meeting of shareholders is held on the third Tuesday in April or such other date as determined by the United Board. The purpose of the annual meeting is to elect directors. The shareholders may also transact such other business as may be properly brought before the meeting.

According to United’s bylaws, nominations for election to the Board of Directors may be made by the Board, a committee of the Board or by any shareholder entitled to vote at the meeting in the election of directors who submits a written nomination on or before September 30th of the year preceding the annual meeting at which the nominee would stand for election. United’s bylaws further require that any shareholder nomination be accompanied by the nominee’s consent to serve if elected, and that the nominee have business, economic or residential ties to United’s market area and have owned at least 1,000 shares of United common stock for a period of 12 months preceding the nomination.

Provisions Relating to Directors

Number of Directors

FNB. The FNB bylaws provide that the FNB Board is to consist of not less than nine nor more than 25 directors, with the exact number of directors within those limits to be determined by resolution by a majority of the full FNB Board or by resolution of the FNB shareholders at any annual or special meeting. The FNB Board currently consists of 11 directors.

At or prior to the effective time of the merger, the FNB Board will increase its size to permit the appointment to it of the two persons nominated by United to serve on the FNB Board. See “The Merger—Management and Operations After the Merger.”

United. United’s bylaws provide that the number of directors may be not less than five nor more than 25, with the exact number to be fixed by the Board or the shareholders. The United Board currently has 13 directors.

Classification

FNB. The FNB bylaws provide for classification of the FNB Board into three classes as nearly equal in number as possible, with one class being elected annually for a three-year term.

United. United’s bylaws provide for classification of the United Board into three classes if the Board is comprised of nine or more directors. These classes are as nearly equal in number as possible, with one class being elected annually for a three-year term. If the Board has fewer than nine directors, each director is elected for a one-year term.

Removal of Directors

FNB. Under the FNB bylaws, directors may be removed with or without cause by the affirmative vote of a majority of the outstanding votes entitled to be cast at an election of directors. A director may not, however, be removed by the shareholders at a meeting unless the notice of the meeting states that a purpose of the meeting is to remove a director.

United. Under the United articles, a director may be removed prior to the end of his or her term only for “cause” by the shareholders represented by a majority of all shares entitled to vote. “Cause” means the criminal prosecution and conviction of the director for fraud, embezzlement, theft, personal dishonesty or breach of trust or the director’s being excluded from or having limited coverage under any of United’s insurance policies covering its directors, officers or employees.

Vacancies

FNB. According to FNB’s bylaws, vacancies on the FNB Board may be filled by the shareholders or the Board.

United. United’s bylaws provide that Board vacancies may be filled by the Board or the shareholders, whichever group acts first.

Dissenters’ Rights of Appraisal

FNB. Under the North Carolina Business Corporation Act, shareholders generally are entitled to dissent from and obtain payment of the fair value of their shares when certain fundamental changes in the corporation or the shareholders’ rights occur. However, dissenters’ rights generally are not available to shareholders of a corporation, like FNB, with its common stock listed on the Nasdaq National Market System, unless the governing documents of the corporation issuing those shares provide otherwise, or, in the case of a merger or share exchange, shareholders receive consideration other than cash or shares of stock of another corporation listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. FNB’s articles of incorporation and bylaws do not provide for any additional dissenters’ rights.

United. In contrast to FNB, United’s stock is not listed on a national securities exchange or the Nasdaq National Market System, and thus United shareholders’ rights to dissent are not so limited. United shareholders have a right to dissent under the North Carolina Business Corporation Act to the merger. See “The Merger—Dissenters’ Rights.” United’s articles of incorporation and bylaws do not provide for any additional dissenters’ rights.

State Anti-Takeover Statutes

The North Carolina General Statutes have two provisions that may be deemed to have anti-takeover effects: the Control Share Acquisition Act and the Shareholder Protection Act. As permitted, FNB, by its bylaws, has elected to opt out of the provisions of both of these acts. United has not elected to opt out of the provisions of these acts.

OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Proposal 2. Election of Directors

United’s Board of Directors is divided into three classes. At the annual meeting, five directors are to be elected to serve for a three-year term. If the merger is completed, United’s directors will cease serving as directors on United’s Board because in the merger United will be merged into FNB and United’s separate existence will cease. Alamance Bank will continue, however, as a separate, wholly owned subsidiary of FNB following the merger for a limited time. The members of the Board of Directors of United also serve as directors of Alamance Bank. The Alamance Bank directors will continue to serve on the Alamance Bank Board following the merger until Alamance Bank is merged with and into First National. See “The Merger—Management and Operations After the Merger.”

United’s Board of Directors has nominated five current Board members whose terms expire at the 2005 annual meeting for re-election to the Board. Accordingly, the Board of Directors proposes the following persons, all of whom have agreed to serve if elected, for election to the Board with terms expiring at the 2008 annual meeting of shareholders of United should the merger not be consummated:

Name and Age	Position(s) Held	Term Expires	Director Since(1)	Principal Occupation and Business Experience During the Past 5 Years
William M. Griffith, Jr. (55)	Director	2005	1997	President and Chief Executive Officer of United Financial, Inc. and Alamance Bank; 1981-1997, former Senior Vice President and Chief Administrative Officer for Community Savings Bank, SSB, Burlington, N.C.

Phoebe Massey Harrison (69)	Director	2005	1997	Owner, Graham Sporting Goods, Burlington, N.C.

John V. Moon (60)	Director	2005	1997	Chairman of the Board of Directors of Alamance Bank; Retired Area Director, Alamance-Caswell Area Mental Health Authority, Burlington, N.C.

L. J. Rogers, Jr. (66)	Director	2005	1997	President, L. J. Rogers Trucking, Inc.; Partner, L. J. Rogers, Jr., Fertilizer, Mebane, N.C.

Morris L. Shambley (64)	Director	2005	2002	Owner and President, Shambley Farm, Inc., Efland, N.C.

(1)	Includes service as a director of Alamance Bank, which reorganized into the bank holding company form of organization in 2002. Each director also serves as a director of Alamance Bank.

The Board of Directors recommends that shareholders vote “FOR” the election of each of the nominees for director listed above for three-year terms. The five nominees receiving the highest number of votes will be elected.

Management

Information regarding the eight incumbent directors of United whose terms will continue after the annual meeting is set forth below:

Name and Age	Position(s) Held	Term Expires	Director Since(1)	Principal Occupation and Business Experience During the Past 5 Years
Donald Ray Bullis (62)	Director	2007	1997	Vice Chairman of the Board of Directors of United; Funeral Director, Rich & Thompson Funeral Service, Graham and Burlington, N.C.

Larry Eugene Brooks (64)	Director	2006	1997	Vice Chairman of the Board of Directors of Alamance Bank; former Chairman of the Board of Directors of United, 2002-2004; Vice President, Cobb, Ezekiel, Brown & Co., P.A., Certified Public Accountants, 1975-Present; former Vice Chairman and Director of FirstSouth Bank (Graham branch), Graham, N.C. (acquired by Centura Bank in 1996), 1989-1996.

William Fenton Covington (80)	Director	2006	1997	President, Covington Dairy Farm, Inc., Mebane, N.C.; Director, Southern States Coop; Director, Southeast United Dairy Industry Association; Director, Alamance County Farm Bureau.

Edward Lee Dixon (63)	Director	2007	1997	Partner, Dixon Brothers Farm, Graham, N.C.

Lynn Sidney Lloyd (54)	Director	2007	1997	President, Digital Imaging and Professional Services; Retired former Division Quality Assurance Manager, Burlington Industries, Inc., Burlington, N.C. (1973-2002).

D. Michael Parker (53)	Director	2007	2002	Chairman of the Board of Directors of United; Attorney, Cheshire & Parker, Hillsborough, N.C.

John Knox Patterson (68)	Director	2007	1997	Attorney, Patterson & Coleman Law Offices, Burlington, N.C.; Director, Alamance Farmer Mutual Fire Insurance Association.

Edmund Lee Thompson (76)	Director	2006	1997	President and Treasurer, Alamance Adjusters, Inc., Burlington, N.C.; Secretary-Treasurer and Director, Southeastern Adjustment Co. of Greensboro, N.C.

(1)	Includes service as a director of Alamance Bank which reorganized into the bank holding company form of organization in 2002. Each director also serves as a director of Alamance Bank.

No director of United serves as a director of a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the reporting requirements of Section 15(d) of the Exchange Act or of a company registered as an investment company under the Investment Company Act of 1940, as amended.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of United are required by federal law to file reports with the Securities and Exchange Commission regarding the amount of, and changes in, their beneficial ownership of United common stock. Prior to the formation of United as the holding company for Alamance Bank in September of 2002, such ownership reports were filed with the Office of the Comptroller of the Currency. Following the formation of

United, such reports are filed, as required, with the Commission. To the best knowledge of the United, all such ownership reports were timely filed during 2004, with the exception of one Form 4 on behalf of Morris Shambley, which was not timely filed due to a clerical error.

United has adopted a Code of Ethics that applies to, among others, its principal executive officer and principal accounting officer. United’s Code of Ethics will be provided to any person upon written request directed to William E. Swing, Chief Financial Officer and Secretary, United Financial, Inc., 1128 South Main Street, Graham, North Carolina 27253.

Director Compensation

Board Fees. United’s non-employee directors receive a monthly retainer of $400, except for the Chairman of the Board, who receives a monthly retainer of $500. In addition, for their committee meeting attendance, directors are paid $100 per meeting attended, which is increased to $150 for meetings that last longer than two hours and $200 for meetings that last longer than four hours.

Directors’ and Officers’ Deferral Plan. The Alamance Bank Directors’ and Officers’ Deferral Plan permits directors of Alamance Bank to defer all or a portion of the compensation which would otherwise be received in the form of Board fees. Under the Deferral Plan, Alamance Bank makes matching contributions equal to 25% of the amount deferred by the director. Deferred compensation and the matching contributions are paid into a Rabbi Trust established expressly for the Deferral Plan, where they are invested in United common stock. Compensation that has been deferred under the Deferral Plan is paid out upon the director’s retirement or attainment of age 70.

Meetings and Committees of the Board of Directors

Board of Directors. United’s Board of Directors held 13 meetings during 2004. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and any committees on which he or she served.

It is the policy of United that directors attend each annual and special meeting of shareholders. All but one of United’s directors attended the 2004 annual meeting.

United’s Board of Directors has several standing committees including an Audit Committee, an Executive Committee and a Nominating & Corporate Governance Committee.

Audit Committee. The members of the Audit Committee are Ms. Harrison and Messrs. Brooks, Dixon, Lloyd, Moon and Shambley. The Audit Committee held six meetings during 2004.

Report of the Audit Committee

The Audit Committee of United’s Board of Directors is responsible for receiving and reviewing the annual audit report of United’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the internal audit programs of United and Alamance Bank. The Audit Committee assesses the performance and independence of United’s independent auditors and recommends their appointment and retention. The Audit Committee has in place policies and procedures that involve an assessment of the performance and independence of United’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

During the course of its examination of United’s audit process in 2004, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent auditors, Larrowe & Company, P.L.C., all matters required to be discussed by the Statement of

Auditing Standards No. 61, as amended. Furthermore, the Audit Committee received from Larrowe & Company, P.L.C. disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended and discussed with Larrowe & Company, P.L.C. their independence.

Based on the review and discussions above, the Audit Committee (i) recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-KSB for the year ended December 31, 2004 for filing with the Securities and Exchange Commission and (ii) recommended that shareholders ratify the appointment of Larrowe & Company, P.L.C. as auditors for 2005.

The Audit Committee has a written charter, which is reviewed by the Audit Committee for adequacy on an annual basis and which is attached to this proxy statement/prospectus as Appendix D.

United’s common stock is not traded on any exchange, however, the Audit Committee members are “independent” and “financially literate” as defined by the Nasdaq listing standards.

This report is submitted by United’s Audit Committee:

Larry Eugene Brooks, Chairman

Edward Lee Dixon

Phoebe Massey Harrison

Lynn Sydney Lloyd

John V. Moon

Morris L. Shambley

Executive Committee. The Executive Committee of United’s Board of Directors is empowered to act for the entire Board during intervals between Board meetings. The members of the Executive Committee are Messrs. Brooks, Bullis, Dixon, Griffith, Moon and Parker. The Executive Committee met 12 times in 2004.

Nominating & Corporate Governance Committee. The duties of the Nominating & Corporate Governance Committee of United’s Board of Directors include: (i) assisting the Board, on an annual basis, by identifying individuals qualified to become Board members, and recommending to the Board the director nominees for the next annual meeting of shareholders; (ii) assisting the Board in the event of any vacancy on the Board by identifying individuals qualified to become Board members, and recommending to the Board qualified individuals to fill any such vacancy; and (iii) recommending to the Board, on an annual basis, director nominees for each committee of the Board.

United is not a member of any exchange, however, the voting members of the Nominating & Corporate Governance Committee are “independent” as defined by Nasdaq listing standards. The bylaws of United state that candidates may be nominated for election to the Board of Directors by the Nominating & Corporate Governance Committee or by any shareholder of United’s common stock. It is the policy of the Nominating & Corporate Governance Committee to consider all shareholder nominations. Shareholder nominations must be submitted to the Nominating & Corporate Governance Committee in writing on or before September 30th of the year preceding the annual meeting at which the nominee would stand for election to the Board of Directors and must be accompanied by each nominee’s written consent to serve as a director of United if elected. United’s bylaws require that all nominees for director, including shareholder nominees, have business, economic or residential ties to United’s market area and have owned at least 1,000 shares of United’s common stock for a period of 12 months preceding the date of the nomination. In evaluating nominees for director, the Nominating & Corporate Governance Committee values community involvement and experience in finance or banking including prior service as an officer or director of an entity engaged in the financial services business, although such experience is not a prerequisite for nomination. The Nominating & Corporate Governance Committee has adopted a formal charter, which is reviewed on an annual basis and was included as Exhibit A to the proxy statement for United’s 2004 annual meeting.

Executive Officers

The President and Chief Executive Officer of United and Alamance Bank is William M. Griffith, Jr. Mr. Griffith, age 55, has 31 years experience in the banking industry and was one of the original organizers of Alamance Bank. From 1981 to 1997, he was Senior Vice President and Chief Administrative Officer of Community Savings Bank, SSB. He served as Vice President and Comptroller of Mutual Savings & Loan in Reidsville, North Carolina, from 1978 to 1981, and from 1973 to 1978, he was Vice President and a director at First Savings and Loan in Mebane, North Carolina. Mr. Griffith is a native of Alamance County and has held leadership positions in various community organizations, including, but not limited to: Director, Alamance County Chamber of Commerce; President of the Burlington Rotary Club, for which he received the Paul Harris Fellow award in 1997; Director for the Alamance County Home Builders Association; Director for the Alamance County Chamber of Commerce; and Director for the Piedmont Chapter of the Savings and Loan Institute.

The Chief Lending Officer of Alamance Bank is Peter A. Burgess, also an Alamance County native. Mr. Burgess, age 55, has 28 years experience in the banking industry and has been with Alamance Bank since its organization. Prior to joining Alamance Bank, Mr. Burgess had served since 1990 as the Senior Vice President of Lending at 1st State Bank in Burlington, North Carolina.

The Senior Vice President and Secretary of United and the Senior Vice President and Chief Financial Officer of Alamance Bank is William E. Swing, Jr. Prior to joining Alamance Bank, Mr. Swing, age 44, was Vice President of Finance for 1st State Bank in Burlington, North Carolina from February 1999 until June 2000. From August 1996 until August 1998, he served as a Vice President of Finance with First Greensboro Home Equity, Inc. and Audit Manager for KPMG LLP in Greensboro, North Carolina. He serves as an Alderman for the Town of Elon, located in Alamance County.

Compensation of Management

The following table shows cash and cash equivalent compensation paid during the fiscal years ended December 31, 2004, 2003, and 2002 to United’s president and executive officers earning more than $100,000.

SUMMARY COMPENSATION TABLE

Annual Compensation(1)
Name and Principal Position	Year	Salary	Bonus(2)	All Other Compensation(3)
William M. Griffith, Jr., President and Chief Executive Officer of United Financial, Inc. and Alamance Bank	2004 2003 2002	$131,513 124,263 108,004	$-0- 28,900 18,831	$37,495 13,183 5,683

Peter A. Burgess, Senior Vice President and Chief Lending Officer of Alamance Bank	2004 2003 2002	95,000 90,000 85,436	3,600 6,425 12,385	32,137 7,872 5,081

William E. Swing, Jr., Senior Vice President and Chief Financial Officer of United and Alamance Bank	2004 2003 2002	95,000 90,000 80,560	-0- 11,736 13,225	7,973 3,936 3,469

(1)	Perquisites and other personal benefits did not exceed 10% of total salary in 2004, 2003, or 2002.
(2)	Bonuses are paid each year based on each prior year’s results and as may be determined by the Board of Directors.
(3)	Includes 401(k) matching contributions, certain insurance premiums associated with group term life insurance and premiums associated with split dollar life insurance policies under Alamance Bank’s Executive Supplemental Retirement Plan, and amounts contributed on behalf of the officer under Alamance Bank’s Executive Supplement Retirement Plan.

The following table sets forth information with regard to stock options granted to United’s executive officers under the United Financial, Inc. 1999 Incentive Stock Option Plan. The Incentive Plan was originally approved by the shareholders of Alamance Bank at the 1999 annual meeting of shareholders. In connection with the reorganization of Alamance Bank into the holding company form of organization in 2002, the Incentive Plan was adopted by United and options under the plan were converted into options to purchase shares of United common stock. Currently 103,409 shares, as adjusted for stock dividends, may be issued upon the exercise of stock options granted under the Incentive Plan. No stock options were granted to United’s executive officers during the fiscal year ended December 31, 2004.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2004

AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2004(1)	Value of Unexercised In-the-Money Options at December 31, 2004(2)
			Exercisable/Unexercisable	Exercisable/Unexercisable
William M. Griffith, Jr.	-0-	-0-	24,000 / -0-	$10,080 / -0-
Peter A. Burgess	-0-	-0-	12,000 / -0-	$5,040 / -0-
William E. Swing, Jr.	-0-	-0-	7,500 / -0-	$16,875 / -0-

(1)	Includes adjustment for a 25% stock dividend paid on February 17, 2003.
(2)	Calculation based on United’s stock price of $7.75 per share as of December 31, 2004.

Employment Agreements

Alamance Bank has entered into employment agreements with William M. Griffith, Jr., President and Chief Executive Officer, William E. Swing, Jr., Senior Vice President and Chief Financial Officer, and Peter A. Burgess, Senior Vice President and Chief Lending Officer, to establish their duties and compensation and to provide for their continued employment with Alamance Bank.

Mr. Griffith’s employment agreement provides for an initial term of three years with automatic one-year extensions after the initial three-year term unless written notice to terminate is received not less than 60 days before the end of the initial term or any extension. The agreement provides for a base salary that is reviewed and approved by the Board not less often than annually.

Mr. Swing’s and Mr. Burgess’s employment agreements provide for an initial term of two years with automatic one-year extensions after the initial two year term unless written notice to terminate is received not less than 60 days before the end of the initial term or any extension. Both contracts provide for a base salary that is reviewed by the Board not less often than annually.

All of the employment agreements provide that each of the officers may be terminated for “cause,” as defined in the employment agreements. Further, each officer may not compete with Alamance Bank in an area within a 25 mile radius of Graham, North Carolina for a period of two years following the effective date of termination of the agreement or the officer’s unilateral termination of employment during the term of the agreement.

The employment agreements provide that in the event of a “termination event” following a change in control of Alamance Bank each officer shall be able to terminate the agreement and receive, among other things, 299%, in the case of Mr. Griffith, or 200%, in the case of Messrs. Swing and Burgess, of the “base amount” of compensation and most recent annual bonus. In general, a “termination event” will occur if:

•	the officer is assigned any duties or responsibilities that are inconsistent with his position, duties or responsibilities with Alamance Bank in effect at the time of the change in control,

•	the officer’s compensation rate is reduced below the amount in effect as of the change in control or the officer’s life insurance, medical or hospitalization insurance, disability insurance, deferred compensation plans, retirement plans or similar plans or benefits are not provided as required by the employment agreement, or

•	the officer is transferred to a location outside of Graham, North Carolina without the officer’s written consent.

A change in control of Alamance Bank will occur if:

•	any “Person” (as defined in or pursuant to Section 7(j)(8)(A) of the Change in Bank Control Act of 1978) becomes the “beneficial owner” or otherwise acquires control, directly or indirectly, of securities of Alamance Bank representing twenty-five percent or more of the voting power of Alamance Bank’s then outstanding securities,

•	any Person acquires in any manner the ability to elect, or to control the election, of a majority of the directors of Alamance Bank,

•	Alamance Bank merges with or into another entity where Alamance Bank is not the surviving entity, or

•	all or substantially all of the assets of Alamance Bank are transferred or sold to another entity.

Executive Supplemental Retirement Plan

Each of Messrs. Griffith, Swing and Burgess have also entered into agreements with Alamance Bank under the Alamance Bank Executive Supplemental Retirement Plan. Retirement plans such as this are becoming increasingly common in the banking industry because caps on qualified plan contributions and distributions, as well as Social Security, often limit bank executives’ retirement benefits to 30% to 50% of final pay. In contrast, other bank staff members are unaffected or are less severely affected by those caps and therefore, they can end their working careers with retirement benefits at 70% to 90% of final pay. An arrangement such as the Retirement Plan can remedy the shortfall in executive retirement compensation and deliver retirement benefits commensurate with bank executives’ final pay. The Retirement Plan provides that each of the officers will receive equal payments over a 15-year period, provided that he remains in the employ of United or Alamance Bank until age 65. United purchased life insurance policies, at an aggregate one-time cost of $1,358,903, on the participants to help offset the future funding cost of benefit payments under the Retirement Plan. Benefits will accrue based upon the performance of the underlying life insurance policies during employment. The Retirement Plan also provides for a payout of all benefits accrued under the Retirement Plan in the event of the officer’s death or a “change of control” of Alamance Bank. In the event that an officer is terminated for “cause” as defined in the Retirement Plan, the officer is not entitled to any benefits under the Retirement Plan.

401(k) Savings Plan

Alamance Bank adopted a tax-qualified savings plan for employees effective January 1, 2000. All employees with at least six months of service are eligible to participate in the Plan. Employees may contribute up to 15% of their total annual compensation, subject to the maximum contribution allowed by law. Alamance Bank makes a matching contribution equal to 50% of the employee’s contribution, up to a maximum of 3% of the employee’s annual compensation. The Plan vests 20% per year after an employee’s first year of service.

Indebtedness of and Transactions with Management

Alamance Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of its or United’s current directors, nominees for director, executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by Alamance Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of Alamance Bank’s lending matters. To the best knowledge of the management of United and Alamance Bank, Regulation O has been complied with in its entirety.

Proposal 3. Appointment of Independent Public Accountants

The Audit Committee of United’s Board of Directors has appointed the firm of Larrowe & Company, P.L.C., Certified Public Accountants, as United’s independent public accountants for 2005. A representative of Larrowe & Company, P.L.C. is expected to be present at the annual meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

United has paid Larrowe & Company, P.L.C. fees in connection with its assistance in United’s annual audit and review of United’s financial statements. From time to time, United engages Larrowe & Company, P.L.C. to assist in other areas.

The following table sets forth the fees paid by United to Larrowe & Company, P.L.C. in various categories during 2004 and 2003.

Category	Amount Paid 2004	Amount Paid 2003
Audit Fees:	$50,600	$40,940
Audit-Related Fees:	2,500	6,028
Tax Fees:	3,900	3,756
All Other Fees:	—	—

Total Fees Paid:	$57,000	$50,724

All services rendered by Larrowe & Company, P.L.C. during 2004 were subject to pre-approval by United’s Audit Committee.

The United Board of Directors recommends a vote “FOR” ratification of the appointment of Larrowe & Company, P.L.C. as independent public accountants of United for 2005.

LEGAL MATTERS

The validity of the shares of FNB common stock to be issued pursuant to the merger agreement and certain other legal matters in connection with the merger will be passed upon for FNB by Schell Bray Aycock Abel & Livingston P.L.L.C., Greensboro, North Carolina. Certain legal matters in connection with the merger will be passed upon for United by Gaeta & Eveson, P.A., Raleigh, North Carolina.

The federal income tax consequences of the merger have been passed upon by Schell Bray Aycock Abel & Livingston P.L.L.C., Greensboro, North Carolina.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this proxy statement/prospectus by reference from FNB’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Dixon Hughes PLLC, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of FNB Corp. and its subsidiaries as of December 31, 2003 and for each of the years in the two-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of United and its subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been included in this proxy statement/prospectus in reliance on the report with respect to those financial statements of Larrowe & Company, P.L.C., independent accountants, which report accompanies this proxy statement/prospectus and has been given upon authority of that firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

United will hold a 2006 Annual Meeting of Shareholders only if the merger is not consummated before the time of the meeting. In the event that this meeting is held, any proposals of shareholders intended to be presented at the 2006 Annual Meeting of Shareholders must be received by the Secretary of United no later than                     , 200     to be considered for inclusion in the United proxy materials relating to that meeting. If a proposal for the 2006 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by United by                     , 2006 for it to be timely received for consideration. United will use its discretionary authority for any proposals received after that time.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the United Board of Directors knows of no business that is to be presented for consideration at the United annual meeting other than as described in this proxy statement/prospectus. However, should other matters properly be presented for action at the annual meeting, the persons named in the enclosed proxy will be authorized to vote shares represented by the proxy as to any of those other matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of United.

WHERE YOU CAN FIND MORE INFORMATION

Because FNB and United are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, they file reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by FNB or United can be read and copied at the Commission’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding FNB, United and other registrants. Additional information about FNB is also available at its web site, http://www.myyesbank.com. United maintains a web site, http://www.alamancebank.com, which provides additional information about it.

FNB has filed with the Commission a registration statement under the Securities Act of 1933, as amended, that registers the shares of FNB common stock to be issued in connection with the merger. This proxy statement/prospectus is part of that registration statement but does not contain all of the information set forth in the registration statement as permitted by the Commission. If you would like more information about FNB and its common stock, please refer to the registration statement and its exhibits. You may review them at the Public Reference Room of the Commission at the address set forth above. In addition, copies of the exhibits to the registration statement may be obtained from Jerry A. Little, Treasurer and Secretary, FNB Corp., 101 Sunset Avenue, Asheboro, North Carolina 27203, (336) 626-8300.

The Commission allows FNB and United to “incorporate by reference” information into this proxy statement/prospectus. This means that FNB and United can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

This proxy statement/prospectus incorporates by reference the documents listed below that FNB and United have previously filed with the Commission. They contain important information about FNB and United and their financial condition.

FNB Filings	Period

Annual Report on Form 10-K	Year ended December 31, 2004
Quarterly Report on Form 10-Q	Quarter ended March 31, 2005
Current Reports on Form 8-K	Filed on May 10, 2005

United Filings	Period

Annual Report on Form 10-KSB	Year ended December 31, 2004
Quarterly Report on Form 10-QSB	Quarter ended March 31, 2005
Current Reports on Form 8-K	Filed on May 11, 2005

FNB also incorporates by reference with this proxy statement/prospectus the description of FNB common stock contained in the FNB registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.

FNB also incorporates by reference into this proxy statement/prospectus additional documents that it may file with the Commission from the date of this proxy statement/prospectus to the date of the United shareholders’ annual meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

FNB has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to FNB, as well as all pro forma financial information, and United has supplied all relevant information relating to United.

You can obtain any of the documents incorporated by reference in this document through FNB or United, as the case may be, or from the Commission through the Commission’s Internet world wide web site at the address described above. Documents incorporated by reference are available from FNB without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

FNB	United
Jerry A. Little, Treasurer and Secretary	William E. Swing, Jr., Secretary
FNB Corp.	United Financial, Inc.
101 Sunset Avenue	1128 South Main Street
Asheboro, North Carolina 27203	Graham, North Carolina 27253
(336) 626-8300	(336) 226-1223

If you would like to request documents, please do so by                     , 2005 to receive them before the annual meeting. If you request any incorporated documents from us, FNB will mail them to you by first class mail, or another equally prompt means, within one business day after your request is received.

United’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 and Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2005, each excluding exhibits, accompany this proxy statement/prospectus.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of FNB and United, as well as certain information relating to the merger, including, without limitation,

•	statements relating to the cost savings and accretion to reported earnings estimated to result from the merger,

•	statements relating to revenues of the combined company after the merger,

•	statements relating to the integration charges estimated to be incurred in connection with the merger, and

•	statements preceded or followed by, or including the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	Expected cost savings from the merger may not be fully realized or realized within the expected time frame.

•	Revenues following the merger may be lower than expected.

•	Competitive pressures among financial services companies may increase significantly.

•	Costs or difficulties related to the integration of the business of FNB and United may be greater than expected.

•	Changes in the interest rate environment may reduce interest margins.

•	General economic conditions, either internationally or nationally or in North Carolina, may be less favorable than expected.

•	Legislative or regulatory changes may adversely affect the business in which FNB or United is engaged.

•	Technological changes may be more difficult or expensive than anticipated.

•	Changes may occur in the securities markets.

Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements made by or on behalf of FNB is included in FNB’s current and subsequent filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Appendix A

AGREEMENT AND PLAN OF MERGER

by and between

FNB CORP.

and

UNITED FINANCIAL, INC.

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of the 9th day of May, 2005 by and between UNITED FINANCIAL, INC., a North Carolina corporation and registered bank holding company (“United”), and FNB CORP., a North Carolina corporation and registered bank holding company (“FNB”);

W I T N E S S E T H:

WHEREAS, the parties hereto have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for United to be merged with and into FNB pursuant to a plan of merger (the “Plan of Merger”) in the form attached hereto as Schedule A, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger (as defined in Section 1.1) and transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, the parties hereto mutually agree as follows:

ARTICLE I. THE MERGER

1.1 Merger. Subject to the provisions of this Agreement and the Plan of Merger, as of the Effective Time (as defined in Section 1.12 hereof), United shall be merged with and into FNB (the “Merger”), the separate corporate existence of United shall cease and the corporate existence of FNB, as the surviving corporation in the Merger, shall continue under the laws of the State of North Carolina. FNB, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effect of the Merger. At the Effective Time and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of FNB and of United including, without limitation, its stock in its wholly owned subsidiary, Alamance Bank (“Alamance Bank”), and all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to United, whether tangible or intangible, shall vest in the Surviving Corporation, and the Surviving Corporation shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of United and FNB, all without any conveyance, assignment or further act or deed; and the Surviving Corporation shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of United and FNB as of the Effective Time.

1.3 Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and bylaws of FNB in effect at the Effective Time shall be the Articles of Incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable laws. The officers and directors of FNB at the Effective Time shall continue to hold such offices and positions of the Surviving Corporation until removed as provided by law or until the election or appointment of their respective successors.

1.4 Conversion of Shares.

(a) United Stock. Except as otherwise provided herein, at the Effective Time, all rights of United’s shareholders with respect to all then outstanding shares of the common stock of United, $1.00 par value per share

(“United Stock”), shall cease to exist, and the holders of shares of United Stock shall cease to be, and shall have no further rights as, shareholders of United. At the Effective Time, each such outstanding share of United Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by United, FNB or any of their subsidiaries, which shall be canceled in the Merger, and for Dissenting Shares (as defined in Section 1.9)) shall be converted, without any action on the part of the holder of such shares, into the right to receive the Merger Consideration (as defined in Section 1.5) in accordance with this Article I. Following the Effective Time, certificates representing shares of United Stock outstanding at the Effective Time shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, the Merger Consideration.

(b) Outstanding FNB Stock. Each share of common stock of FNB, par value $2.50 per share (“FNB Stock”), issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall not be affected by the Merger.

1.5 Merger Consideration.

(a) Per Share Consideration. Subject to the provisions of this Article I, at the Effective Time each outstanding share of United Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by United, FNB or any of their subsidiaries and for Dissenting Shares) shall cease to represent any interest (equity, shareholder or otherwise) in United and shall automatically be converted exclusively into the right to receive, at the election of the holder thereof, either: (A) $14.25 in cash, without interest; (B) 0.6828 shares (the “Exchange Ratio”) of FNB Stock; or (C) 35% of the cash amount set forth in clause (A) above and a number of shares of FNB Stock equal to 65% of the Exchange Ratio; provided, however, that a holder of United Stock may, pursuant to Section 1.6, make no election, in which case such shares of United Stock held by such holder shall be converted exclusively into the right to receive the consideration set forth in Section 1.6(e) below with respect to Non-Election Shares (as defined in Section 1.6(b)). The amount of cash into which shares of United Stock shall be converted pursuant to this Agreement is sometimes hereinafter referred to as “Cash Consideration,” and the number of shares of FNB Stock into which shares of United Stock shall be converted pursuant to this Agreement is sometimes hereinafter referred to as “Stock Consideration.” The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.” No share of United Stock, other than Dissenting Shares (as defined in Section 1.9), shall be deemed to be outstanding or have any rights other than those set forth in this Section 1.5(a) after the Effective Time. The Exchange Ratio is subject to possible adjustment in accordance with Section 1.5(c) below.

(b) Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of United Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FNB Stock (after taking into account all certificates delivered by such holder under Sections 1.6(c) and 1.8(a) below and the elections made pursuant to Section 1.6) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FNB Stock multiplied by the market value of one share of FNB Stock at the Effective Time. The market value of one share of FNB Stock at the Effective Time shall be the last sale price of FNB Stock on Nasdaq Stock Market, Inc. National Market System (“Nasdaq”) as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by FNB, on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(c) Anti-Dilution Provisions. In the event FNB changes the number of shares of FNB Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, recapitalization, reclassification, combination, exchange of shares, or similar transaction for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be appropriately adjusted to reflect such change.

1.6 Election and Allocation Procedures.

(a) An election form (an “Election Form”) and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing United Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent (as hereinafter defined) in such form as United and FNB shall mutually agree shall be mailed on the Mailing Date (as defined below) to each shareholder of record of United. The “Mailing Date” shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of United Stock.

(b) Each Election Form shall entitle the holder of shares of United Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”), (iii) elect to receive Merger Consideration in accordance with clause (C) of the first sentence of Section 1.5(a) (a “Mixed Election”), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”). Shareholders of record of United who hold shares of United Stock as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided that such representative certifies that each such Election Form covers all the shares of United Stock held by that representative for a particular beneficial owner. Shares of United Stock in respect of which a Cash Election shall have been made are referred to herein as “Cash Election Shares.” Shares of United Stock in respect of which a Stock Election shall have been made are referred to herein as “Stock Election Shares.” Shares of United Stock in respect of which no election shall have been made are referred to as “Non-Election Shares.” The aggregate number of shares of United Stock with respect to which a Stock Election shall have been made is referred to herein as the “Stock Election Number.” Shares of United Stock with respect to which a Mixed Election shall have been made shall not be deemed either Stock Election Shares or Cash Election Shares, but shall in all events be converted into the right to receive the Merger Consideration as specified in subsection (e) of this Section 1.6.

(c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m. North Carolina time on the last business day prior to the date of the shareholders’ meeting contemplated by Section 4.3(a) (or such other time and date as United and FNB may mutually agree) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and, if required by FNB pursuant to Section 1.8(b), indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of United Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any United shareholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any United shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by FNB and United that this Agreement has been terminated. If a United shareholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline, the shares of United Stock held by such shareholder shall be designated Non-Election Shares. FNB shall cause the certificates representing United Stock described in clause (ii) above to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d) Notwithstanding any other provision contained in this Agreement, 65% (the “Stock Conversion Number”) of the total number of shares of United Stock outstanding at the Effective Time to be converted into

Merger Consideration pursuant to Section 1.5(a) excluding such shares as may be subject to an effective Mixed Election (the “Adjustable Conversion Shares”), shall be converted into the Stock Consideration and the remaining Adjustable Conversion Shares shall be converted into the Cash Consideration (in each case, excluding shares of United Stock to be canceled as provided in Section 1.4(a) and Dissenting Shares); provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by counsel to FNB, FNB shall increase the number of Adjustable Conversion Shares that will be converted into the Stock Consideration and reduce the number of Adjustable Conversion Shares that will be converted into the right to receive the Cash Consideration.

(e) Within five business days after the later to occur of the Election Deadline or the Effective Time, FNB shall cause the Exchange Agent to effect the allocation among holders of United Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) In any event, all shares of United Stock with respect to which a Mixed Election shall have been made shall be converted into 35% of the amount of cash set forth in clause (A) of the first sentence of Section 1.5(a) and a number of shares of FNB Stock equal to 65% of the Exchange Ratio;

(ii) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and

(iii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

For purposes of this Section 1.6(e), if FNB is obligated to increase the number of Adjustable Conversion Shares to be converted into shares of FNB Stock as a result of the application of the last clause of Section 1.6(d) above, then the higher number shall be the Stock Conversion Number in the calculations set forth in this Section 1.6(e).

1.7 Closing Payment. As of the Effective Time, FNB shall deposit, or shall cause to be deposited, with Registrar and Transfer Company, transfer agent of FNB Stock (the “Exchange Agent”), for the benefit of each holder of United Stock for exchange in accordance with this Article I, (i) certificates representing the aggregate number of whole shares of FNB Stock to be issued as Stock Consideration, and (ii) an aggregate amount of cash to be delivered to holders of United Stock as Cash Consideration and in lieu of any fractional shares, to be issued and paid pursuant to this Article I for outstanding shares of United Stock (such certificates for shares of FNB Stock and such cash are referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions in accordance with this Article I, deliver the FNB Stock and cash contemplated to be issued with respect to United Stock out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by FNB, on a daily basis. Any interest and other income resulting from such investments shall be paid to FNB.

1.8 Exchange of Shares.

(a) Exchange Procedures. After the Effective Time, FNB shall cause the Exchange Agent to mail to the shareholders of United of record at the Effective Time who did not previously submit a completed Election Form transmittal materials and other appropriate written instructions (collectively, a “Transmittal Letter”) (which shall specify that delivery shall be effected, and risk of loss and title to the certificate representing shares of United Stock prior to such Effective Time shall pass, only upon proper delivery of such certificates to the Exchange Agent and which shall be in such form and have such other provisions as FNB may reasonably specify). After the Effective Time and upon the proper surrender of certificate(s) representing shares of United Stock to the Exchange Agent, together with a properly completed and duly executed Transmittal Letter or, as applicable, Election Form, the holder of such certificate(s) shall be entitled to receive in exchange therefor the number of shares of FNB Stock and the cash to which such holder is entitled hereunder (including any cash payments to which such holder is entitled hereunder in respect of rights to receive fractional shares and any dividends or other distributions to which such holder is entitled pursuant to Section 1.8(c)), subject to any required withholding of applicable taxes. Neither FNB nor the Exchange Agent shall be obligated to deliver any of such payments in cash or stock until such holder surrenders the certificate(s) representing such holder’s shares. The certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require. If there is a transfer of ownership of any shares of United Stock not registered in the transfer records of United, the Merger Consideration shall be issued to the transferee thereof if the certificates representing such United Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of FNB and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Any portion of the Exchange Fund which remains undistributed to the holders of certificates representing United Stock for six months after the Effective Time shall be delivered to FNB, upon demand, and any shareholders of United who have not previously complied with the provisions of this Article I shall thereafter look only to FNB for payment of their claim for FNB Stock and/or cash and any dividends or distributions with respect to FNB Stock. Any portion of the Exchange Fund remaining unclaimed by holders of United Stock five years after the Effective Time (or such earlier date immediately prior to such time as such portion would otherwise escheat to or become property of any government entity) shall, to the extent permitted by applicable law, become the property of FNB free and clear of any claims or interest of any person previously entitled therein. Any other provision of this Agreement notwithstanding, neither FNB nor the Exchange Agent shall be liable to any holder of shares of United Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

(b) Lost Certificates. Any shareholder of United whose certificate representing shares of United Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of FNB Stock and/or any cash, including cash in lieu of fractional shares, to which he or she is entitled in accordance with and upon compliance with conditions reasonably imposed by the Exchange Agent or FNB (including, without limitation, a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the Exchange Agent and FNB).

(c) Rights of Former United Shareholders. At the Effective Time, the stock transfer books of United shall be closed as to holders of United Stock immediately prior to the Effective Time and no transfer of United Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 1.8(a) of this Agreement, each certificate theretofore representing shares of United Stock (other than shares to be canceled pursuant to Section 1.4(a) of this Agreement and Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration. If, after the Effective Time, certificates representing United Stock are presented to FNB or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I. To the extent permitted by North Carolina law, former shareholders of record of United shall be entitled to vote after the Effective Time at any meeting of shareholders of FNB the number of whole shares of FNB Stock into which their respective shares of United Stock are converted, regardless of whether such holders have exchanged their certificates representing United Stock for certificates representing FNB Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by FNB on the FNB Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of FNB Stock to be issued pursuant to the Merger, but beginning at the Effective Time no dividend or other distribution payable to the holders of record of FNB Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of United Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 1.8(a) of this Agreement; provided, however, that upon surrender of such United Stock certificate (or compliance with Section 1.8(b) of this Agreement), the FNB Stock certificate, together with all undelivered dividends or other distributions (without interest) and any cash payments to be paid for fractional share interests (without interest), shall be delivered and paid with respect to each share represented by such United Stock certificate.

1.9 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of United Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with Article 13 of the North Carolina Business Corporation Act (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Article 13 of the North Carolina Business Corporation Act, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under Article 13 of the North Carolina Business Corporation Act shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 1.8 of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares. United shall give FNB (i) prompt notice of any written demands for appraisal of any shares of United Stock, attempted withdrawals of such demands for appraisal or any other instruments served pursuant to Article 13 of the North Carolina Business Corporation Act and received by United relating to shareholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under Article 13 of the North Carolina Business Corporation Act consistent with the obligations of United thereunder. United shall not, except with the prior written consent of FNB, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal, or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Article 13 of the North Carolina Business Corporation Act.

1.10 Treatment of United Stock Options. At the Effective Time, each unexpired and unexercised outstanding option, whether or not then vested or exercisable in accordance with its terms, to purchase shares of United Stock (the “United Options”) previously granted by United or its subsidiaries under the United Financial, Inc. 1999 Incentive Stock Option Plan or the United Financial, Inc. 1999 Nonstatutory Stock Option Plan (collectively, the “United Option Plan”) shall be cancelled and converted into the right to receive from FNB, within 10 days following the Effective Time, cash in an amount equal to the product of (a) $14.25 minus the exercise price per share of such United Option, times (b) the number of shares of United Stock that may be purchased upon exercise of such United Option (whether or not then exercisable). Prior to (but effective at) the

Effective Time, United shall use its best efforts to (i) obtain any consents from all holders of Company Options and (ii) make any amendment to the terms of such stock option or compensation plans or arrangements that, in the case of either clause (i) or (ii), are necessary to give effect to the transactions contemplated by this Section 1.10. Immediately prior to the Effective Time, United shall terminate the United Option Plan effective as of the Effective Time.

1.11 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Schell Bray Aycock Abel & Livingston P.L.L.C. in Greensboro, North Carolina, or at such other place as FNB shall designate, on a date mutually agreeable to United and FNB (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of all required approvals of the Merger by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the North Carolina Commissioner of Banks (the “Commissioner”) and any other governmental or regulatory authorities (as soon as practicable, but in no event to be more than 60 days following the expiration of all such required waiting periods). At the Closing, FNB and United shall take such actions (including, without limitation, the delivery of certain closing documents and the execution of Articles of Merger under North Carolina law) as are required herein and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

1.12 Effective Time. Subject to satisfaction or waiver of all conditions precedent set forth in this Agreement, the Merger shall become effective (the “Effective Time”) on the date and at the time on which Articles of Merger containing the Plan of Merger and the other provisions required by, and executed in accordance with applicable North Carolina and applicable federal law shall have been accepted for filing by the Secretary of State of the State of North Carolina (or such later time as may be specified in the Articles of Merger); provided, however, that unless otherwise mutually agreed upon by the parties hereto, the Effective Time shall in no event be more than ten days following the Closing Date.

1.13 Further Assurances. If at any time after the Effective Time FNB shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of United acquired or to be acquired by reason of, or as a result of, the Merger, United, its subsidiaries and their officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in FNB and otherwise to carry out the purpose of this Agreement, and the officers and directors of FNB are fully authorized and directed in the name of United or otherwise to take any and all such actions.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF UNITED

Except as otherwise specifically provided herein or as “Previously Disclosed” to FNB, United hereby makes the following representations and warranties to FNB. (“Previously Disclosed” shall mean, as to United, the disclosure of information in a letter delivered by United to FNB specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

2.1 Corporate Organization, Capacity and Authority.

(a) Organization. United is a corporation duly organized and validly existing under the laws of the State of North Carolina and is registered with the Commissioner as a bank holding company and with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

(b) Subsidiaries. United has one wholly owned subsidiary, Alamance Bank, a North Carolina banking corporation. Alamance Bank is the successor-in-interest to Alamance National Bank, a national banking corporation. All references in this Agreement to Alamance Bank shall also refer, as appropriate in the context, to Alamance National Bank. Alamance Bank has one wholly owned subsidiary, Premier Investment Services, Inc., a North Carolina corporation (“Premier”). Alamance Bank and Premier are sometimes referred to in this Agreement as the subsidiaries of United. Other than Alamance Bank and Premier, United has no subsidiaries, direct or indirect, and does not own, directly or indirectly, any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity, except for equity issues reflected in United’s investment portfolio and securities held in a fiduciary capacity.

(c) Organization of Subsidiaries. Each of United’s subsidiaries is duly organized and validly existing under the laws of the State of North Carolina, and all of the outstanding capital stock of each such subsidiary is owned of record and beneficially, free and clear of all security interests and claims, by United or Alamance Bank. All of the outstanding shares of capital stock of each of United’s subsidiaries are duly authorized, validly issued, fully paid and nonassessable except to the extent of assessability as set forth in N.C. Gen. Stat. § 53-42. Alamance Bank has not received any notice of impairment from the Commissioner pursuant to N.C. Gen. Stat. § 53-42.

(d) Power and Authority. Each of United and its subsidiaries has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it is now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect (as defined herein) on United and its subsidiaries, and, to the best knowledge and belief of the management of United, is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on United and its subsidiaries. For purposes of this Article II, “Material Adverse Effect” shall mean: (a) with respect to references to United, any change in the business of United that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, investments, properties or operations of United, or (b) with respect to references to United and its subsidiaries, any change in the business of United or its subsidiaries that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of United and its subsidiaries considered as one enterprise.

(e) Constituent Documents. United has previously delivered to FNB true, accurate and complete copies of the currently effective charter and bylaws or equivalent organizational documents of each of United and its subsidiaries, including all amendments and proposed amendments thereto.

2.2 Capital Stock. The authorized capital stock of United consists of 10,000,000 shares of common stock, $1.00 par value per share, of which 1,640,565 shares are issued and outstanding as of May 4, 2005, and 3,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. Other than the United Stock, United has no outstanding class of capital stock. Each outstanding share of United Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder.

2.3 Principal Shareholders. Except as Previously Disclosed, there are no persons or entities known to United that own beneficially, directly or indirectly, more than 5% of the outstanding shares of United Stock.

2.4 Convertible Securities, Options, Etc. Except for the United Option Plan and the stock options granted thereunder, United does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of United Stock or any other securities of United, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of United Stock or any other securities of United, or (iii) plan, agreement or other arrangement pursuant to which shares of United Stock or any other securities of United or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

2.5 Authorization and Validity of Agreement. This Agreement has been duly and validly approved by United’s Board of Directors. Subject only to approval of the Plan of Merger by the shareholders of United, (i) United has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize United to enter into this Agreement and to perform its obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of United enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

2.6 Validity of Transactions; Absence of Required Consents or Waivers. Provided the required approvals of United’s shareholders and of governmental or regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by United with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or bylaws or the equivalent organizational documents of United or any subsidiary, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which United or any subsidiary is bound or by which it or its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of United or any subsidiary; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of United or any subsidiary; or (v) interfere with or otherwise adversely affect the ability of United to carry on its business as presently conducted, or interfere with or otherwise adversely affect the ability of FNB to carry on such business after the Effective Time. No consents, approvals or waivers are required to be obtained from any person or entity in connection with United’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of United’s shareholders as described in Section 7.1(a) below and of governmental or regulatory authorities as described in Section 7.1(d) below and approvals previously obtained.

2.7 Books and Records. The books of account of each of United and its subsidiaries have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects United’s and its subsidiaries’, respectively, items of income and expense and all of its assets, liabilities and shareholders’ equity. The minute books of each of United and its subsidiaries accurately reflect in all material respects the corporate actions which its respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to FNB and its representatives.

2.8 Regulatory Reports. Since January 1, 2001, each of United and Alamance Bank has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the FDIC, (ii) the Commissioner and (iii) any other governmental or regulatory authorities having jurisdiction over United or Alamance Bank except to the extent that failure to file such reports, registrations and statements would not have a Material Adverse Effect on United and its subsidiaries. All such reports, registrations and statements filed by United or Alamance Bank with the FDIC, the Commissioner or other such regulatory authority are collectively referred to herein as the “United Reports.” As of their respective dates, the United Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and neither United nor Alamance Bank has been notified that any such United Reports were deficient as to form or content. Following the date of this Agreement, United shall deliver to FNB, simultaneous with the filing thereof, a copy of each report, registration, statement or other regulatory filing made thereafter by United or Alamance Bank, with the FDIC, the Commissioner or any other such regulatory authority.

2.9 SEC Filings; Financial Statements.

(a) SEC Filings. United has filed and made available to FNB all forms, reports and documents required to be filed by United with the Securities and Exchange Commission (the “SEC”) since June 30, 2002 (collectively, the “United SEC Reports”) and Alamance Bank has filed, and United has made available to FNB, all forms, reports and documents required to be filed by Alamance Bank with the Office of the Comptroller of the Currency (the “OCC”) pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), since December 31, 1997 and prior to December 31, 2002 (collectively, the “Alamance SEC Reports”). The United SEC Reports and the Alamance SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1934 Act and the Securities Act of 1933, as amended (the “1933 Act”), and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such United SEC Reports or Alamance SEC Reports or necessary in order to make the statements in such United SEC Reports or Alamance SEC Reports, in light of the circumstances under which they were made, not misleading.

(b) Financial Statements. United has filed with the SEC and made available to FNB the following financial statements (collectively, the “United Financial Statements”): (i) its consolidated balance sheets as of December 31, 2004 and 2003 and its consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2004, 2003 and 2002, together with notes thereto, all as audited by Larrowe & Company, PLC, independent certified public accountants; (ii) its balance sheets as of March 31, 2005 and 2004, and the related statements of income for the three-month periods then ended. Following the date of this Agreement, United promptly will deliver to FNB all other annual or interim financial statements prepared by or for United. The United Financial Statements (including any related notes and schedules thereto) (x) are in accordance with United’s books and records, and (y) except as stated therein, were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and present fairly United’s consolidated financial condition, assets and liabilities, results of operations, changes in shareholders’ equity and changes in cash flows as of the dates indicated and for the periods specified therein subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect.

2.10 Tax Returns and Other Tax Matters. (i) Each of United and its subsidiaries has timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against United, any subsidiary or their respective properties have been fully paid or, if not yet due, a reserve or accrual which is reasonably believed by the management of United to be adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the United Financial Statements; (iii) tax returns and reports of United and its subsidiaries have not been subject to audit by the Internal Revenue Service (the “IRS”) or the North Carolina Department of Revenue in the last seven years and neither United nor any subsidiary has received any indication of the pendency of any audit or examination in connection with any such tax return or report or has any knowledge that any such return or report is subject to adjustment; and (iv) neither United nor any subsidiary has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax.

2.11 Absence of Material Adverse Changes or Certain Other Events.

(a) Since December 31, 2004, each of United and its subsidiaries have conducted its respective business only in the ordinary course, and there has been no Material Adverse Effect, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a Material Adverse Effect, on United and its subsidiaries.

(b) Since December 31, 2004, and other than in the ordinary course of its business, neither United nor any subsidiary has incurred any material liability or engaged in any material transaction or entered into any material agreement, increased the salaries, compensation or general benefits payable to its employees, suffered any loss, destruction or damage to any of its respective properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease. For purposes of this Section 2.11(b), “material” means material to United and its subsidiaries considered as one enterprise.

2.12 Absence of Undisclosed Liabilities. Neither United nor any subsidiary has any liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including, without limitation, tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the United Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since December 31, 2004 and which are not, individually or in the aggregate, material to United and its subsidiaries considered as one enterprise. No facts or circumstances exist that could reasonably be expected to serve as the basis for any other liabilities of United or any subsidiary.

2.13 Litigation and Compliance with Law.

(a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of United, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of United, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting United, any subsidiary or any of their respective properties, assets or employees which, if determined adversely, could result in liability on the part of United or any subsidiary for, or subject United or any subsidiary to, material monetary damages, fines or penalties or an injunction, or which could have a Material Adverse Effect on United and its subsidiaries or on United’s ability to consummate the Merger.

(b) Except for such licenses, permits, orders, authorizations or approvals (“Permits”) the absence of which would not have a Material Adverse Effect on United or its subsidiaries, each of United and its subsidiaries has all Permits of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its respective business or to own, lease and operate its respective properties. Except as would not have a Material Adverse Effect on United and its subsidiaries, all such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the best knowledge and belief of management of United, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

(c) Neither United nor any subsidiary is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including, without limitation, the Federal Reserve Board, the FDIC or the Commissioner) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against United or any subsidiary that in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of United or any subsidiary; and neither United nor any subsidiary has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

(d) Neither United nor any subsidiary is in violation or default under, and each has complied with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including, without limitation, all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit) except for any such violation, default or noncompliance as does not or would not have a Material Adverse Effect on United and its subsidiaries, and, to the best knowledge and belief of management of United, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

2.14 Real Properties. United has Previously Disclosed to FNB a listing of all real property owned or leased by United or any subsidiary (the “Real Property”) and all leases pertaining to any such Real Property to which United or any subsidiary is a party (the “Real Property Leases”). With respect to all Real Property, United or any subsidiary has good and marketable fee simple title to, or a valid and subsisting leasehold interest in, such Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value of the Real Property and which do not and will not materially detract from, interfere with or restrict the present or future use of the properties subject thereto or affected thereby. With respect to each Real Property Lease (i) such lease is valid and enforceable in accordance with its terms, (ii) there currently exists no circumstance or condition which constitutes an event of default by United or any subsidiary (as lessor or lessee) or its respective lessor or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (iii) subject to any required consent of United’s lessor, each such Real Property Lease may be assigned to FNB and the execution and delivery of this Agreement does not constitute an event of default thereunder. To the best knowledge and belief of management of United, the Real Property complies with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental authority, including those relating to zoning, building and use permits, except for such noncompliance as does not or would not have a Material Adverse Effect on United and its subsidiaries, and the Real Property may be used under applicable zoning ordinances for commercial banking facilities as a matter of right rather than as a conditional or nonconforming use. All improvements and fixtures included in or on the Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which materially adversely affects the economic value thereof or materially adversely interferes (or will interfere after the Merger) with the contemplated use thereof.

2.15 Loans, Accounts, Notes and Other Receivables.

(a) All loans, accounts, notes and other receivables reflected as assets on the books and records of United and its subsidiaries (i) have resulted from bona fide business transactions in the ordinary course of operations of United and its subsidiaries, (ii) were made in accordance with the standard loan policies and procedures of United and its subsidiaries, and (iii) are owned by United or a subsidiary free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

(b) All of the records of United and its subsidiaries regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to such loans the loan documentation of which indicate are secured by any real or personal property or property rights (“Loan Collateral”), such loans are in all material respects secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the records of such loan. Neither United nor any subsidiary has engaged in any form of indirect lending and no such indirect loans are outstanding.

(c) To the best knowledge and belief of management of United, each loan reflected as an asset on the books of United and its subsidiaries and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

(d) United has Previously Disclosed to FNB (i) a written listing of each loan, extension of credit or other asset of United or any subsidiary which, as of December 31, 2004, is classified by the FDIC, the OCC or the Commissioner as “Loss,” “Doubtful,” “Substandard” or “Special Mention” (or otherwise by words of similar import), or which it has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) a written listing of each loan or extension of credit that, as of December 31, 2004, was past due as to the payment of principal or interest or both, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy or otherwise has indicated any inability or intention not to repay such loan or extension of credit. Each such listing is accurate and complete in all material respects as of the date indicated.

(e) As of December 31, 2004, United’s, or any subsidiary’s, reserve for possible loan losses (the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the FDIC and the Commissioner and, in the best judgment of management of United, (i) is reasonable in view of the size and character of its loan portfolio, current economic conditions and other relevant factors, and (ii) is adequate to provide for losses relating to or the risk of loss inherent in its loan portfolio. At December 31, 2004, United’s Loan Loss Reserve was $1,545,808 and at March 31, 2005, United’s Loan Loss Reserve was $1,646,615.

2.16 Securities Portfolio and Investments. Except as Previously Disclosed, all securities owned by United or any subsidiary (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of United or any subsidiary to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which United or any subsidiary is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” to which United or any subsidiary has “purchased” securities under agreement to resell, United or such subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed that is secured by such collateral. Except for fluctuations in the market values of its investment securities, since December 31, 2004, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of United’s securities portfolio as a whole.

2.17 Personal Property and Other Assets. All tangible personal property of United or any subsidiary material to the business operations of United and such subsidiary (including, without limitation, all banking equipment, data processing equipment, vehicles, and all other tangible personal property located in any office of or used by United or such subsidiary in the operation of its business) is owned or leased by United or such subsidiary free and clear of all liens, encumbrances, leases, title defects or exceptions to title other than such as are not material in character, amount or extent, and which do not materially detract from the value of, or interfere with the present or future use or ability to convey, the property subject thereto or affected thereby. All of United or any subsidiary’s tangible personal property material to its business is in good operating condition and repair, ordinary wear and tear excepted.

2.18 Patents and Trademarks. United and its subsidiaries own, possess or have the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct their business as now conducted; and neither United nor any subsidiary has violated, and currently is not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

2.19 Environmental Matters.

(a) United has Previously Disclosed to FNB copies of all written reports, correspondence, notices or other materials, if any, in its or any subsidiary’s possession pertaining to environmental surveys or assessments of the

Real Property or any of its Loan Collateral and any improvements thereon, or to any violation of “Environmental Laws” (as defined below) on, affecting or otherwise involving the Real Property or any Loan Collateral.

(b) There has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any “Hazardous Substances” (as defined below) by any person prior to the date hereof on, from or relating to the Real Property or, to the best knowledge and belief of management of United, the Loan Collateral, which constitutes a violation of any Environmental Laws.

(c) Neither United nor any subsidiary has violated any federal, state or local law, rule, regulation, order, permit or other requirement relating to health, safety or the environment or imposing liability, responsibility or standards of conduct applicable to environmental conditions, and there has been no violation of any Environmental Laws (as defined in Section 2.19(f) below) (including, to the best knowledge and belief of management of United, any violation with respect to or relating to any Loan Collateral) by any other person or entity for whose liability or obligation with respect to any particular matter or violation United or any subsidiary is or may be responsible or liable, except to the extent any violations of which, when taken as a whole, would not have a Material Adverse Effect on United or its subsidiaries.

(d) Neither United nor any subsidiary is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Real Property or, to the best knowledge and belief of management of United, any Loan Collateral by any person or entity.

(e) No facts, events or conditions relating to the Real Property or, to the best knowledge and belief of management of United, any Loan Collateral, or the operations of United or any subsidiary, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

(f) For purposes of this Agreement, “Environmental Laws” shall include:

(i) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

(ii) all contractual agreements, and

(iii) all common law

concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, emergency removal, clean-up or remediation of any Hazardous Substances (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, any “Superfund” or “Superlien” law, the Americans with Disabilities Act, and the Occupational Safety and Health Act), as such may now or at any time hereafter be defined or in effect.

(g) For purposes of this Agreement, “Hazardous Substances” shall include hazardous, toxic or otherwise regulated materials, substances or wastes; chemical substances or mixtures; pesticides; pollutants; contaminants;

toxic chemicals; oil or other petroleum products, byproducts, or constituents (including but not limited to crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other waste, oil sludge, and all other liquid hydrocarbons regardless of specific gravity); asbestos or asbestos containing material; flammable explosives; polychlorinated biphenyls (“PCBs”) or any material containing PCBs; radioactive materials; biological micro organisms, viruses, fungi, spores; environmental tobacco smoke; radon or radon gas; formaldehyde or any material containing formaldehyde; fumigants; any material or substance comprising or contributing to conditions known as “sick building syndrome,” “building-related illness” or similar conditions or exposures; and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or any other federal, state or local governmental agency or political subdivision thereof, or for the purpose of or by any Environmental Laws, as now or at any time hereafter may be in effect.

2.20 Brokerage or Finders’ Commissions. All negotiations relative to this Agreement and the transactions described herein have been carried on by United or its representative, The Carson Medlin Company (“Carson Medlin”), directly with FNB or its representatives, and no person or firm other than Carson Medlin has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, United or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

2.21 Material Contracts.

(a) Except as Previously Disclosed, neither United nor any subsidiary is a party to or bound by any agreement, other than loans made in the ordinary course of business, (i) involving money or other property in an amount or with a value in excess of $50,000, (ii) which calls for the provision of goods or services to United or any subsidiary and cannot be terminated without material penalty upon written notice to the other party thereto, (iii) which is material to United or any subsidiary and was not entered into in the ordinary course of business, (iv) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (v) which commits United or any subsidiary to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of a subsidiary’s business), (vi) which involves the purchase or sale of any assets of United or any subsidiary, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of United or any subsidiary, or (vii) with any director, officer or principal shareholder of United or any subsidiary (including, without limitation, any consulting agreement, but not including any agreement relating to loans or other banking services which were made in the ordinary course of its business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

(b) Neither United nor any subsidiary is in default, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits.

2.22 Employment Matters; Employee Relations.

(a) Each of United and its subsidiaries (i) has paid in full to or accrued on behalf of all its respective directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services rendered, including all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement and all vacation pay, sick pay, severance pay and other amounts promised to the extent required by law or its existing policies or practices, and (ii) is in compliance in all material respects with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and no person has, to the best knowledge and belief of management of

United, asserted that United or any subsidiary is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

(b) There is no action, suit or proceeding by any person pending or, to the best knowledge and belief of management of United, threatened against United or any subsidiary (or their employees), involving employment discrimination, harassment, wrongful discharge or similar claims. Neither United nor any subsidiary is a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or threatened labor dispute, work stoppage or strike involving United, any subsidiary, or any of their employees, or any pending or threatened proceeding in which it is asserted that United or any subsidiary has committed an unfair labor practice; and, neither United nor any subsidiary is aware of any activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

2.23 Employment Agreements; Employee Benefit Plans.

(a) United has Previously Disclosed to FNB a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by United or any subsidiary for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the “Plans”). True and complete copies of all Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof, and all amendments thereto, previously have been supplied to FNB. Neither United nor any subsidiary maintains, sponsors, contributes to or otherwise participates in any “Employee Benefit Plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “Multiemployer Plan” within the meaning of Section 3(37) of ERISA, or any “Multiple Employer Welfare Arrangement” within the meaning of Section 3(40) of ERISA. Each Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code, has received or applied for a favorable determination letter from the IRS and United is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the Plans (and any Plans previously maintained by United or any subsidiary) required to be filed with any governmental department, agency, service or other authority, including, without limitation, Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

(b) All “Employee Benefit Plans” maintained by or otherwise covering employees or former employees of United or any subsidiary currently are, and at all times have been, in compliance with all provisions and requirements of ERISA except those the noncompliance of which, when taken as a whole, would not have a Material Adverse Effect on United or its subsidiaries. There is no pending or threatened litigation relating to any Plan or any such Plan previously maintained by United or any subsidiary. Neither United nor any subsidiary has engaged in a transaction with respect to any Plan that has subjected it, or absent the exemption under which the transaction was effected, would subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) United has delivered to FNB a true, correct and complete copy (including copies of all amendments thereto) of each of its retirement plans that is intended to be qualified under Section 401(a) of the Code (collectively, the “Retirement Plans”), together with true, correct and complete copies of the summary plan descriptions relating to the Retirement Plans, the most recent determination letters received from the IRS regarding the Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Retirement Plans. The Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trusts under the Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to the Retirement Plans to said effect, including determination letters covering the current terms and provisions of the Retirement Plans. There are no issues relating to said qualification or exemption of the Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. The Retirement Plans and the administration thereof meet (and have met since the establishment of the Retirement Plans) the requirements of ERISA, the Code and all other laws, rules and regulations applicable to the Retirement Plans and do not violate (and since the establishment of the Retirement Plans have not violated) any of the provisions of ERISA, the Code and such other laws, rules and regulations, except to the extent such violation, when taken as a whole, would not have a Material Adverse Effect on United or its subsidiaries. Without limiting the generality of the foregoing, all reports and returns with respect to the Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no disputes or unresolved disagreements with respect to the Retirement Plans or the administration thereof currently existing between United, any subsidiary or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of United, any subsidiary or beneficiary of any such employee or any other person or entity. No “reportable event” within the meaning of Section 4043(b) of ERISA has occurred at any time with respect to the Retirement Plans, other than those, when taken as a whole, that would not have a Material Adverse Effect on United or its subsidiaries.

(d) No liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by United or any subsidiary with respect to the Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by United or any subsidiary. Neither United nor any subsidiary presently contributes to a “Multiemployer Plan” or has ever contributed to such a plan. All contributions required to be made pursuant to the terms of each of the Plans (including without limitation the Retirement Plans and any other “pension plan” (as defined in Section 3(2) of ERISA, provided such plan is intended to qualify under the provisions of Section 401(a) of the Code) maintained by United or any subsidiary have been timely made. Neither the Retirement Plans nor any other “pension plan” maintained by United or any subsidiary have an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither United nor any subsidiary has provided, and is not required to provide, security to any “pension plan” or to any “Single Employer Plan” pursuant to Section 401(a)(29) of the Code. Under the Retirement Plans and any other “pension plan” maintained by United or any subsidiary as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

(e) There are no restrictions on the rights of United or any subsidiary to amend or terminate any Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (except as otherwise specifically provided for or contemplated by the transactions described in this Agreement) (i) result in any payment to any person (including, without limitation, any severance compensation or payment, unemployment compensation, “golden parachute” or “change in control” payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant, (ii) increase any benefits otherwise payable under any plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

2.24 Insurance. United has in effect a “financial institutions bond” and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as have been Previously Disclosed to FNB (the “Policies”). The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is required by applicable law or regulation; and, in the judgment of management of United, the insurance coverage provided under the Policies is reasonable and adequate in all respects for United and its subsidiaries. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility that is qualified to transact business in North Carolina; and United and its subsidiaries have taken all requisite actions (including the giving of required notices) under each such Policy to preserve all rights thereunder with respect to all matters. Neither United nor any subsidiary is in default under the provisions of, has received notice of cancellation or nonrenewal of or any premium increase on, or has any knowledge of any failure to pay any premium on or any inaccuracy in any application for any Policy. There are no pending claims under any Policy, and United has no knowledge of any facts or of the occurrence of any event that is reasonably likely to result in any such claim.

2.25 Insurance of Deposits. Alamance Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of each depositor in Alamance Bank are insured by the FDIC to the maximum amount provided by law, all deposit insurance premiums due from Alamance Bank to the FDIC have been paid in full in a timely fashion, and, to the best knowledge and belief of United, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

2.26 Compensation; Stock Ownership. United has Previously Disclosed (i) the name and current salary or wage rate for each present employee of United or its subsidiaries, (ii) the name of and number of shares of United Stock beneficially owned by each of the directors and officers of United and by any person or entity known to United to own beneficially 5% or more of United Stock, and (iii) the name, number and vesting schedule of outstanding options and restricted stock awards held by each person to whom a stock option or restricted stock award has been granted and currently is outstanding under any stock option or other plan of United, including, without limitation, the United Option Plan.

2.27 Affiliates. United will deliver to FNB within 15 days of the date hereof a listing of those persons deemed by United and its counsel as of the date of this Agreement to be “Affiliates” of United as that term is defined in Rule 405 promulgated under the 1933 Act, including persons, trusts, estates or other entities related to persons deemed to be Affiliates of United.

2.28 State Takeover Laws. United has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable “moratorium,” “control share,” “fair price,” “business combination,” or other anti-takeover laws and regulations of the State of North Carolina (collectively, “Takeover Laws”).

2.29 Obstacles to Regulatory Approval or Tax Treatment. To the best knowledge and belief of management of United, there exists no fact or condition relating to United or any subsidiary that may reasonably be expected to (i) prevent, impede or delay FNB or United from obtaining the regulatory approvals required to consummate transactions described herein, or (ii) prevent the Merger from qualifying to be a tax-free reorganization under Section 368(a)(1)(A) of the Code; and, if any such fact or condition becomes known to United, United shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to the President of FNB.

2.30 Disclosure. To the best knowledge and belief of management of United, no written statement, certificate, schedule, list or other written information furnished by or on behalf of United at any time to FNB in connection with this Agreement (including without limitation the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by United to FNB is or will be a true and complete copy of such document, unmodified except by another document delivered by United.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF FNB

Except as otherwise specifically described herein or as “Previously Disclosed” to United, FNB hereby makes the following representations and warranties to United. (“Previously Disclosed” shall mean, as to FNB, the disclosure of information in a letter delivered by FNB to United specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

3.1 Corporate Organization, Capacity and Authority.

(a) Organization. FNB is a corporation duly organized and validly existing under the laws of the State of North Carolina and is registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

(b) Subsidiaries. FNB has two wholly owned subsidiaries, First National Bank and Trust Company, a national banking corporation (“First National”), and Dover Mortgage Company, a North Carolina corporation (“Dover”). First National has one wholly owned subsidiary, First National Investor Services, Inc., a North Carolina corporation (“FNIS”). First National, Dover and FNIS are sometimes referred to as the subsidiaries of FNB. Other than First National, Dover and FNIS, FNB has no subsidiaries, direct or indirect, and does not own, directly or indirectly, any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity, except for equity issues reflected in First National’s investment portfolio and securities held in a fiduciary capacity.

(c) Organization of Subsidiaries. First National is duly organized and validly existing under the laws of the United States. Each of Dover and FNIS is duly organized and validly existing under the laws of the State of North Carolina. Except as Previously Disclosed, all of the outstanding capital stock of each such subsidiary is owned of record and beneficially, free and clear of all security interests and claims, by FNB or First National. All of the outstanding shares of capital stock of each of FNB’s subsidiaries are duly authorized, validly issued, fully paid and nonassessable.

(d) Power and Authority. Each of FNB and its subsidiaries has all requisite power and authority (corporate and other) to own, lease and operate its properties and conduct its business as now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect (as defined herein) on FNB and its subsidiaries, and is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on FNB and its subsidiaries. For purposes of this Article III, “Material Adverse Effect” shall mean: (a) with respect to references to FNB, any change in the business of FNB that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, investments, properties or operations of FNB, or (b) with respect to references to FNB and its subsidiaries, any change in the business of FNB or its subsidiaries that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of FNB and its subsidiaries considered as one enterprise.

(e) Constituent Documents. FNB has previously delivered to United true, accurate and complete copies of the currently effective charter and bylaws or equivalent organizational documents of each of FNB and its subsidiaries, including all amendments and proposed amendments thereto.

3.2 Capital Stock. The authorized capital stock of FNB consists of 10,000,000 shares of FNB Stock, of which 5,603,553 shares are issued and outstanding as of April 29, 2005, and 200,000 shares of preferred stock, par value $10.00 per share, of which no shares are issued and outstanding. Each outstanding share of FNB Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder. The shares of FNB Stock issued to United’s shareholders pursuant to this Agreement, when issued as described herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be issued in compliance with applicable federal and state securities laws.

3.3 Convertible Securities, Options, Etc. Except as Previously Disclosed, FNB does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of FNB Stock or any other securities of FNB, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of FNB Stock or any other securities of FNB, or (iii) plan, agreement or other arrangement pursuant to which shares of FNB Stock or any other securities of FNB, or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

3.4 Authorization and Validity of Agreement. This Agreement has been duly and validly approved by FNB’s Board of Directors. Subject to required shareholder approval, (i) FNB has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize FNB to enter into this Agreement and to perform its respective obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of FNB enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

3.5 Validity of Transactions; Absence of Required Consents or Waivers. Provided the required approvals of governmental or regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by FNB with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or bylaws or the equivalent organizational documents of FNB or any subsidiary, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which FNB or any subsidiary, is bound or by which it, its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of FNB or any subsidiary; (iii) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of FNB or any subsidiary; or (v) interfere with or otherwise adversely affect FNB’s ability to carry on its business as presently conducted. No consents, approvals or waivers are required to be obtained from any governmental or regulatory authority in connection with FNB’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of governmental or regulatory authorities described in Section 7.1(d) below and approvals previously obtained.

3.6 Books and Records. The books of account of FNB and its subsidiaries have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects FNB’s and its subsidiaries’, respectively, items of income and expense and all of its assets, liabilities and shareholders’ equity. The minute books of each of FNB and its subsidiaries accurately reflect in all material respects the corporate actions which its respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to United and its representatives.

3.7 Regulatory Reports. Since January 1, 2001, FNB and its subsidiaries have filed all reports, registrations and statements, together with any amendments that were required to be made with respect thereto, that were required to be filed with the Federal Reserve Board, the FDIC, the Office of the Comptroller of the Currency

(“OCC”) and any other governmental or regulatory authorities having jurisdiction over FNB or its subsidiaries except to the extent that failure to file such reports, registrations and statements would not have a Material Adverse Effect on FNB and its subsidiaries. All such reports and statements filed with the Federal Reserve Board, the FDIC, the OCC or other such regulatory authority are collectively referred to herein as the “FNB Reports.” As of their respective dates, the FNB Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and, FNB has not been notified that any such FNB Reports were deficient in any material respect as to form or content. Following the date of this Agreement, FNB shall deliver to United upon its request a copy of any report, registration, statement or other regulatory filing made by FNB or its subsidiaries with the Federal Reserve Board, the FDIC, the OCC or any other such regulatory authority.

3.8 SEC Filings; Financial Statements.

(a) SEC Filings. FNB has filed and made available to United all forms, reports, and documents required to be filed by FNB with the SEC since December 31, 2001 (collectively, the “FNB SEC Reports”). The FNB SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FNB SEC Reports or necessary in order to make the statements in such FNB SEC Reports, in light of the circumstances under which they were made, not misleading.

(b) Financial Statements. FNB has filed with the SEC and made available to United the following financial statements (collectively, the “FNB Financial Statements”): (i) its consolidated balance sheets as of December 31, 2004 and 2003 and its consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2004, 2003 and 2002, together with notes thereto; and (ii) its balance sheets as of March 31, 2005 and 2004, and the related statements of income for the three-month periods then ended. Following the date of this Agreement, FNB promptly will deliver to United all other annual or interim financial statements prepared by or for FNB. The FNB Financial Statements (including any related notes and schedules thereto) (i) are in accordance with FNB’s books and records, and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and present fairly FNB’s consolidated financial condition, assets and liabilities, results of operations, changes in shareholders’ equity and changes in cash flows as of the dates indicated and for the periods specified therein subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect. FNB’s consolidated balance sheet as of December 31, 2004 and its consolidated statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2004 have been audited by Dixon Hughes PLLC, independent certified public accountants. Its consolidated balance sheet as of December 31, 2003 and its consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2003 and 2002 have been audited by KPMG LLP, independent certified public accountants.

3.9 Tax Returns and Other Tax Matters. (i) Each of FNB and its subsidiaries has timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against FNB, its subsidiaries or their respective properties have been fully paid or, if not yet due, a reserve or accrual which is reasonably believed by the management of FNB to be adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the FNB Financial Statements; (iii) tax returns and reports of FNB and its subsidiaries have not been subject to audit by the IRS or the North Carolina Department of Revenue in the last seven years and neither FNB nor any of its subsidiaries has received any indication of the pendency of any audit or examination in connection with any such tax return or report or has any knowledge that any such return or report is subject to adjustment; and (iv) neither FNB nor any of its subsidiaries has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax.

3.10 Absence of Material Adverse Changes. Since December 31, 2004, there has been no material adverse change, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a Material Adverse Effect on FNB and its subsidiaries.

3.11 Absence of Undisclosed Liabilities. Neither FNB nor its subsidiaries have any liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the FNB Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since December 31, 2004 and which are not, individually or in the aggregate, material to FNB and its subsidiaries considered as one enterprise.

3.12 Litigation and Compliance with Law.

(a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of FNB, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of FNB, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting FNB, its subsidiaries or any of their respective properties, assets or employees which, if determined adversely, could result in liability on the part of FNB or its subsidiaries for, or subject FNB or its subsidiary to, material monetary damages, fines or penalties or an injunction, or which could have a Material Adverse Effect on FNB and its subsidiaries or on FNB’s ability to consummate the Merger.

(b) Except for such licenses, permits, orders, authorizations or approvals (“Permits”) the absence of which would not have a Material Adverse Effect on FNB or its subsidiaries, each of FNB and its subsidiaries has all Permits of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its respective business or to own, lease and operate its respective properties. Except as would not have a Material Adverse Effect on FNB and its subsidiaries, all such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the best knowledge and belief of management of FNB, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

(c) Neither FNB nor any of its subsidiaries is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including, without limitation, the Federal Reserve Board, the FDIC or the OCC) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against FNB or its subsidiaries which in any manner limits, restricts, regulates, enjoins or prohibits any present or past business or practice of FNB or its subsidiaries; and neither FNB nor any of its subsidiaries has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

(d) Neither FNB nor any of its subsidiaries is in violation or default under, and each has complied with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit) except for any such violation, default or noncompliance as does not or would not have a Material Adverse Effect on FNB and its subsidiaries, and, to the best knowledge and belief of management of FNB, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

3.13 Absence of Brokerage or Finders’ Commissions. All negotiations relative to this Agreement and the transactions described herein have been carried on by FNB or its representative, Keefe, Bruyette & Woods, Inc. (“KBW”) directly with United or its representatives and no person or firm other than KBW has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, FNB or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

3.14 Obstacles to Regulatory Approval or Tax Treatment. To the best of the knowledge and belief of the management of FNB, no fact or condition relating to FNB exists that may reasonably be expected to (i) prevent, impede or delay FNB or United from obtaining the regulatory approvals required in order to consummate transactions described herein, or (ii) prevent the Merger from qualifying to be a tax-free reorganization under Section 368(a)(1)(A) of the Code; and, if any such fact or condition becomes known to the executive officers of FNB, FNB promptly (and in any event within three days after obtaining such knowledge) shall communicate such fact or condition to the President of United.

3.15 Loans, Accounts, Notes and Other Receivables.

(a) All loans, accounts, notes and other receivables reflected as assets on the books and records of FNB and its subsidiaries (i) have resulted from bona fide business transactions in the ordinary course of operations of FNB and its subsidiaries, (ii) were made in accordance with the standard loan policies and procedures of FNB and its subsidiaries, and (iii) except as Previously Disclosed, are owned by FNB or a subsidiary free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

(b) All of the records of FNB and its subsidiaries regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to such loans the loan documentation of which indicate are secured by any Loan Collateral, such loans are in all material respects secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the records of such loan.

(c) To the best knowledge and belief of management of FNB, each loan reflected as an asset on the books of FNB and its subsidiaries and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

3.16 Securities Portfolio and Investments. Except as Previously Disclosed, all securities owned by FNB or any subsidiary (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of FNB or any subsidiary to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which FNB or any subsidiary is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” to which FNB or any subsidiary has “purchased” securities under agreement to resell, FNB or any subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed that is secured by such collateral. Except for fluctuations in the market values of its investment securities, since December 31, 2004, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of FNB’s securities portfolio as a whole.

3.17 Disclosure. To the best of the knowledge and belief of FNB, no written statement, certificate, schedule, list or written information furnished by or on behalf of FNB at any time to United in connection with this Agreement (including, without limitation, the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by FNB to United is or will be a true and complete copy of such document, unmodified except by another document delivered by FNB.

ARTICLE IV. COVENANTS OF UNITED

4.1 Affirmative Covenants of United. United hereby covenants and agrees as follows with FNB:

(a) “Affiliates” of United. United will use its best efforts to cause each Affiliate disclosed to FNB (in addition to each additional person who shall become an Affiliate of United after the date of this Agreement or who shall be deemed by FNB or its counsel, in their sole discretion, to be an Affiliate of United, and including persons, trusts, estates, corporations or other entities related to persons deemed to be Affiliates of United) to execute and deliver to FNB prior to the Closing a written agreement (the “Affiliates’ Agreement”) relating to restrictions on shares of FNB Stock to be received by such Affiliates pursuant to this Agreement, which Affiliates’ Agreement shall be in form and content reasonably satisfactory to FNB. Certificates for the shares of FNB Stock issued to Affiliates of United shall bear a restrictive legend (substantially in the form as shall be set forth in the Affiliates’ Agreement) with respect to the restrictions applicable to such shares.

(b) Conduct of Business Prior to Effective Time. Between the date of this Agreement and the Effective Time, except as otherwise agreed by FNB in writing, United will, and will cause each of its subsidiaries to, carry on its business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and will, and where applicable will cause each of its subsidiaries to:

(i) make all reasonable efforts to preserve intact its present business organization, keep available their present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with them;

(ii) maintain all of its properties and equipment used in its business in customary repair, order and condition, ordinary wear and tear excepted;

(iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis except to the extent otherwise reasonably required by applicable laws or regulations or GAAP;

(iv) comply in all material respects with all laws, rules and regulations applicable to it, its properties, assets or employees and to the conduct of its business;

(v) not change its existing loan underwriting guidelines, policies or procedures except as may be required by law;

(vi) continue to maintain in force insurance such as is described in Section 2.24 above; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and

(vii) promptly provide to FNB such information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations as FNB reasonably shall request.

(c) Loans. United will request in writing and obtain FNB’s prior approval for each new extension of credit (including the issuance of unfunded commitments) or modification of existing credit that it or Alamance Bank proposes to make within the following categories: (i) loan participations, (ii) loans for real estate acquisition and development purposes, (iii) non-residential construction loans exceeding $300,000 in principal amount, (iv) revolving lines of credit to residential builders, (v) loans to borrowers domiciled, or loans secured by real estate located, outside of Alamance and Orange Counties, North Carolina, (vi) loans to Insiders, as defined in Regulation O of the Federal Reserve Board and (vii) standby letters of credit exceeding $25,000 in amount; provided, however, that if FNB does not object to a written request for approval within two business days after receipt, the request shall be deemed approved. Neither United nor any subsidiary will enter into any form of indirect lending. Additionally, United will make available and provide to FNB the following information with respect to its and Alamance Bank’s loans and other extensions of credit (such assets herein referred to as “Loans”) as of March 31, 2005 and as of the end of each month thereafter until the Effective Time, such information for each month to be in form and substance as is usual and customary in the conduct of its business and to be furnished within 25 days of the end of each month ending after the date hereof, except as otherwise provided:

(i) a list of Loans past due for 30 days or more as to principal or interest;

(ii) an analysis of the Loan Loss Reserve and management’s assessment of the adequacy of the Loan Loss Reserve, which analysis and assessment shall include a list of all classified or “watch list” Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or “watch list” Loan;

(iii) a list of Loans in nonaccrual status;

(iv) a list of all Loans over $50,000 without principal reduction for a period of longer than one year;

(v) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

(vi) a list of reworked or restructured Loans over $50,000 and still outstanding, including original terms, restructured terms and status;

(vii) a list of all Loans with interest capitalized; and

(viii) a list of any actual or threatened litigation by or against United or Alamance Bank pertaining to any Loans or credits, together with the pleadings and other filed documents related thereto.

(d) Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, United promptly will notify FNB in writing of and provide to it such information as it shall request regarding (i) any material adverse change in its consolidated financial condition, consolidated results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or of (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of United herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of United’s covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.3 below.

(e) Consents to Assignment of Contracts and Leases. United will use its best efforts to obtain all required consents to the assignment to FNB of United’s or Alamance Bank’s rights and obligations under any contracts or personal or real property leases, each of which consents shall be in such form as shall be specified by FNB.

(f) Qualified Plans. United shall take all appropriate action as shall be necessary to maintain the Alamance Bank Savings Plan (the “United 401(k) Plan”) as a qualified plan for purposes of ERISA. United acknowledges that FNB intends that the United 40l(k) Plan will be merged into FNB’s Section 401(k) Savings Plan (the “FNB 401(k) Plan”) as soon as practicable after the Effective Time. United shall take all such actions with respect to such plan as shall be necessary to accomplish such intent and, until the Effective Time, will not take any other extraordinary actions with respects to such plan without the written consent of FNB.

(g) Deferred Compensation Arrangements. United shall take all appropriate action as shall be necessary to cause the Previously Disclosed deferred compensation arrangements presently in effect for United’s directors to be frozen as of, and no longer be available for the deferral of compensation or matching contributions after, June 30, 2005. All director fees payable for the period after June 30, 2005 and prior to the Effective Time shall be paid in cash and not deferred.

(h) Further Action; Instruments of Transfer. United shall (i) use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to FNB all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of United in consummating such transactions and (iii) cooperate with FNB fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

4.2 Negative Covenants of United. Between the date hereof and the Effective Time, neither United nor, if applicable, any of its subsidiaries, will do any of the following things or take any of the following actions without the prior written consent and authorization of the President of FNB:

(a) Amendments to Articles of Incorporation or Bylaws. Amend its Articles of Incorporation or bylaws.

(b) Change in Capital Stock. Make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or issue (except pursuant to the exercise of options heretofore granted and outstanding under the United Option Plan), sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities (including securities convertible into capital stock), or enter into any agreement or understanding with respect to any such action.

(c) Options, Warrants and Rights. Grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

(d) Dividends. Declare or pay any dividends on the outstanding shares of capital stock or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders.

(e) Employment, Benefit or Retirement Agreements or Plans. Except as required by law, contemplated by this Agreement or Previously Disclosed, (i) enter into, become bound by, renew or extend any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by United or any subsidiary without cost or other liability on no more than 30 days’ notice; (ii) amend any existing, or adopt, enter into or become bound by any new or additional, profit-sharing, bonus, incentive, change in control or “golden parachute,” stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; (iii) grant or amend any existing options under the United Option Plan; (iv) make contributions to the United 401(k) Plan other than basic and matching contributions in accordance with the terms of the United 401(k) Plan as Previously Disclosed; or (v) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

(f) Increase in Compensation. With the exception of the anticipated increases in annual salary and annual officer and employee bonuses Previously Disclosed to FNB, increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants.

(g) Accounting Practices. Make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by GAAP or governmental regulations).

(h) Acquisitions; Additional Branch Offices. Directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

(i) Changes in Business Practices. Except as may be required by the FDIC, the Commissioner or any other governmental or other regulatory agency or as shall be required by applicable law, regulation or this Agreement, (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies (except to the extent required by Section 4.1(b) above and Section 6.9 below).

(j) Investment Securities. (i) Acquire, other than by way of foreclosure or acquisition in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice any debt security or Equity Investment (as hereinafter defined) other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one year or less, (ii) restructure or materially change its investment securities portfolio or its gap position, or (iii) enter into any Derivatives Contract (as hereinafter defined); provided, however, that, if FNB does not object to a written request for approval within two business days after receipt, the request shall be deemed approved. “Equity Investment” means (i) any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by the OCC to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security and any certificate of interest or participation in, temporary or interim certificate for or receipt for any of the foregoing, (ii) any ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity or any interest in real estate or (iii) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction. “Derivatives Contract” means any exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract, including any combination of the foregoing.

(k) Acquisition or Disposition of Assets.

(i) Except in the ordinary course of business consistent with its past practices, sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any real estate; or sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

(ii) Except in the ordinary course of business consistent with past practices, purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any real property; or purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any equipment or any other fixed assets (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

(iii) Enter into any purchase commitment for supplies or services which calls for prices of goods or fees for services materially higher than current market prices or fees or which obligates United or any subsidiary for a period longer than six months;

(iv) Except in the ordinary course of its business consistent with its past practices, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable; or

(v) Sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license) other than assets that are obsolete or no longer used in United’s business; or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of United or any subsidiary or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

(l) Debt; Liabilities. Except in the ordinary course of its business consistent with its past practices, (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) incur any other liability or obligation (absolute or contingent).

(m) Liens; Encumbrances. Mortgage, pledge or subject any of its assets to, or permit any of its assets to become or (with the exception of those liens and encumbrances Previously Disclosed to FNB with specificity) remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with borrowings from the Federal Home Loan Bank of Atlanta, securing of public funds deposits, repurchase agreements or other similar operating matters).

(n) Waiver of Rights. Waive, release or compromise any material rights in its favor (except in the ordinary course of business) except in good faith for fair value in money or money’s worth, nor waive, release or compromise any rights against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders.

(o) Other Contracts. Except as Previously Disclosed, enter into or become bound by any contracts, agreements, commitments or understandings (other than those described elsewhere in this Section 4.2) (i) for or with respect to any charitable contributions in excess of $15,000; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which United or any subsidiary would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which is entered into other than in the ordinary course of its business; or (v) which, in the case of any one contract, agreement, commitment or understanding and whether or not in the ordinary course of its business, would obligate or commit United or any subsidiary to make expenditures of more than $25,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of United’s or any subsidiary’s lending operations).

(p) Deposit Liabilities. Make any change in its current deposit policies, including pricing and acceptance, and shall not take any actions designed to materially decrease the aggregate level of deposits as of the date of this Agreement.

4.3 Shareholder Approval.

(a) Meeting of Shareholders. United shall cause a meeting of its shareholders to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of the Plan of Merger. In connection with the call and conduct of and all other matters relating to its shareholders’ meeting (including the solicitation of proxies), United shall fully comply with all provisions of applicable federal and state law and regulations and with its Articles of Incorporation and bylaws.

(b) Recommendation of Board of Directors. Subject to the right of United and its Board of Directors to take any action permitted by Section 4.4(b) with respect to a Superior Proposal (as defined in Section 4.4(b)), United, through its Board of Directors, shall recommend to the shareholders of United that they vote their shares at the shareholders’ meeting contemplated by Section 4.3(a) above to approve the Plan of Merger (the “Approval Recommendation”) and the Proxy Statement/Prospectus (as defined in Section 6.1(b)) will so indicate and state that United’s Board of Directors considers the Merger to be advisable and in the best interests of United and its shareholders.

4.4 Certain Actions.

(a) From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 4.4, United shall not, and shall not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal (as defined below) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with, furnish any information relating to United or any of its subsidiaries or afford access to the business, properties, assets, books or records of United or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.2(b)(vi), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or net assets of United or any of its subsidiaries, (x) the direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of United’s common stock, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of United, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving United other than the transactions contemplated by this Agreement.

(b) Notwithstanding anything herein to the contrary, United and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the 1934 Act with regard to an Acquisition Proposal, provided that the Board of Directors of United shall not withdraw or modify in a manner adverse to FNB its Approval Recommendation except as set forth in clause (iii) below; (ii) to engage in any discussions or negotiations with, or provide any information to, any person in response to a Superior Proposal (as defined below) by any such person, if and only to the extent that (x) United’s Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so would breach its fiduciary duties to United’s shareholders under applicable law, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, United’s Board of Directors receives from such person an executed confidentiality agreement, a copy of which executed confidentiality agreement shall have been provided to FNB for informational purposes, and (z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, United promptly notifies FNB in writing of the name of such person and the material terms and conditions of any such Superior Proposal, and (iii) to withdraw, modify, qualify in a manner adverse to FNB, condition or refuse to make its Approval Recommendation (the “Change in Recommendation”) if United’s Board of Directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so would breach its fiduciary duties to United’s shareholders under applicable law.

The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a third party to acquire more than 50% of the combined voting power of the shares of United Stock then outstanding or all or substantially all of United’s consolidated assets for consideration consisting of cash or securities or both that is on terms that the Board of Directors of United in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of United in its good faith judgment believes to be more favorable from a financial point of view to its shareholders than the Merger; (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of United, and (C) is reasonably capable of being completed.

(c) United will promptly, and in any event within 24 hours, notify FNB in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making such proposal.

(d) United shall, and shall cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

(e) If a Payment Event (as hereinafter defined) occurs, United shall pay to FNB by wire transfer of immediately available funds, within two business days following such Payment Event, a fee of $1,250,000 (the “Break-up Fee”). The term “Payment Event” means any of the following:

(i) the termination of this Agreement by FNB pursuant to Section 8.2(a)(vi);

(ii) the termination of this Agreement by United pursuant to Section 8.2(b)(vi);

(iii) a tender offer or exchange offer for 25% or more of the outstanding common stock of United is commenced and United shall not have sent to its shareholders, within 10 business days after the commencement of such tender offer or exchange offer, a statement that the Board of Directors of United recommends rejection of such tender offer or exchange offer; or

(iv) the occurrence of any of the following events within eighteen months of the termination of this Agreement pursuant to Section 8.2(a)(iv) or 8.2(b)(iv), provided that an Acquisition Proposal shall have been made by a Third Party after the date hereof and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) United enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party; (B) such Third Party, directly or indirectly, acquires substantially all of the total assets of United and its subsidiaries, taken as a whole; (C) such Third Party, directly or indirectly, acquires more than 50% of the outstanding United Stock or (D) United adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding United Stock or an extraordinary dividend relating to substantially all of the outstanding United Stock or substantially all of the assets of United and its subsidiaries, taken as a whole. As used herein, “Third Party” means any person as defined in Section 13(d) of the 1934 Act other than FNB or its affiliates.

United acknowledges that the agreements contained in this Section 4.4 are an integral part of the transactions contemplated in this Agreement and that without these agreements FNB would not enter into this Agreement. Accordingly, in the event United fails to pay to FNB the Break-up Fee, promptly when due, United shall, in addition thereto, pay to FNB all costs and expenses, including attorneys’ fees and disbursements, incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by FNB, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.

ARTICLE V. COVENANTS OF FNB

FNB hereby covenants and agrees as follows with United:

5.1 NASDAQ Notification. Prior to the Effective Time, FNB shall file with the National Association of Securities Dealers such notifications and other materials (and shall pay such fees) as shall be required for the listing on Nasdaq of the shares of FNB Stock to be issued to United’s shareholders pursuant to the Merger.

5.2 Employment. After the Effective Time, FNB may, but shall be under no obligation to, retain the employees of United and its subsidiaries other than those employees who are employed by United or any subsidiary pursuant to a written employment agreement that is Previously Disclosed to FNB. Any such person retained shall be an employee of FNB on an “at-will” basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate FNB to employ any such person for any specific period of time or in any specific position or location or to restrict FNB’s right to change the rate of compensation or terminate the employment of any such person at any time and for any reason.

5.3 Employee Benefits.

(a) Generally. Except as otherwise provided herein and to the extent permitted by contribution and deduction limitations of ERISA and the Code with respect to FNB’s qualified plans, any employee of United or its subsidiaries who continues employment with FNB, United or its subsidiaries at the Effective Time (a “New Employee”) shall become entitled to receive all employee benefits and to participate in all benefit plans provided by FNB or First National on the same basis and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of FNB or First National. However, each New Employee shall be given credit for his or her full years of service with United or its subsidiaries for purposes of (i) entitlement to vacation and sick leave and for participation in all FNB or First National welfare, insurance and other fringe benefit plans, and (ii) eligibility for participation and vesting in the FNB 401(k) Plan and in FNB’s defined benefit pension plan (the “FNB Pension Plan”). Notwithstanding any provision herein to the contrary, FNB will not be required to take any action that could adversely affect the continuing qualification of the FNB 40l(k) Plan or the FNB Pension Plan. FNB will grant to each New Employee a pro rata amount of sick leave and vacation leave, in accordance with FNB standard leave policies, for the period between the Effective Time and the end of the calendar year during which the Effective Time occurs. Each New Employee will be permitted to carry over accrued and unused sick leave and vacation leave earned at Alamance Bank but shall thereafter be subject to FNB’s leave policies.

(b) Health Insurance. Each New Employee shall be entitled to participate in First National’s group health insurance plan at a cost equal to the cost for any First National employee and such participation shall be without regard to pre-existing condition requirements under First National’s group health insurance plan, to the extent any such condition at the Effective Time would have been covered under the health insurance plans of United.

5.4 United Directors.

(a) Representation on FNB Board. FNB shall appoint two persons nominated by United and approved by FNB at the Effective Time to serve as directors of FNB until the next annual meeting of shareholders at which directors of FNB are elected and shall take such actions as shall be required to increase the number of members of its Board of Directors as may be necessary to permit such nominees to serve as directors. FNB’s Board shall nominate such persons for election at annual meetings of FNB shareholders such that those two nominees of United, if elected by FNB’s shareholders, would be able to serve as directors of FNB for terms of no less than one year and two years, respectively, after the Effective Time.

(b) Advisory Board. Each of the members of United’s Board of Directors (other than those appointed as members of the FNB Board of Directors pursuant to Section 5.4(a) above) at the Effective Time shall be appointed to serve as a member of FNB’s local advisory board in Alamance and Orange counties, North Carolina after the Effective Time notwithstanding any mandatory retirement policy of FNB for its directors generally. Each person so appointed shall diligently discharge his or her duties as an advisory board member and promote in good faith FNB’s best interests. Each such person’s service as an advisory director will be at FNB’s pleasure and will be subject to FNB’s normal policies and procedures regarding the appointment and service of directors to the boards of its subsidiaries.

(c) Deferred Compensation. FNB shall assume the obligations of United under Previously Disclosed deferred compensation arrangements presently in effect for United’s directors; provided, however, that such arrangements shall be frozen as of June 30, 2005 as provided in Section 4.1(g).

5.5 Indemnification of Directors and Officers.

(a) After the Effective Time, without releasing any insurance carrier and after exhaustion of all applicable director and liability insurance coverage for United and its directors and officers, FNB shall indemnify, hold harmless and defend the directors and officers of United in office on the date hereof or the Effective Time, to the same extent as it indemnifies its own directors and officers, from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature including, without limitation, reasonable attorneys’ fees and legal costs and expenses therewith whether known or unknown and whether now existing or hereafter arising which may be threatened against, incurred, undertaken, received or paid by such persons in connection with or which arise out of or result from or are based upon any action or failure to act by such person in the ordinary scope of his duties as a director or officer of United (including service as a director or officer of any United subsidiary or fiduciary of any of the United Plans (as defined in Section 2.23(a)) through the Effective Time; provided, however, that FNB shall not be obligated to indemnify such person for (i) any act not available for statutory or permissible indemnification under North Carolina law, (ii) any penalty, decree, order, finding or other action imposed or taken by any regulatory authority, (iii) any violation or alleged violation of federal or state securities laws to the extent that indemnification is prohibited by law, or (iv) any claim of sexual or other unlawful harassment, or any form of employment discrimination prohibited by federal or state law; further, provided, however, that (A) FNB shall have the right to assume the defense thereof and upon such assumption FNB shall not be liable to any director or officer of United for any legal expenses of other counsel or any other expenses subsequently incurred by such director or officer in connection with the defense thereof, except that if FNB elects not to assume such defense or counsel for such director or officer reasonably advises such director or officer that there are issues which raise conflicts of interest between FNB and such director or officer, such director or officer may retain counsel reasonably satisfactory to him, and FNB shall pay the reasonable fees and expenses of such counsel, (B) FNB shall not be liable for any settlement effected without its prior written consent, and (C) FNB shall have no obligation hereunder to any director or officer of United when and if a court of competent jurisdiction shall determine that indemnification of such director or officer in the manner contemplated hereby is prohibited by applicable law. The indemnification provided herein shall be in addition to any indemnification rights an indemnitee may have by law, pursuant to the charter or bylaws of United or any of its subsidiaries or pursuant to any Plan for which the indemnity serves as a fiduciary.

(b) From and after the Effective Time, FNB will directly or indirectly cause the persons who served as directors or officers of United at the Effective Time to be covered by United’s existing directors’ and officers’ liability insurance policy (provided that FNB may substitute therefor policies of at least the same coverage in amounts contained and terms and conditions which are not less advantageous than such policy). Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than three years after the Effective Time.

(c) The indemnification provided by this Section 5.5 is the sole indemnification provided by FNB to the directors and officers of United for service in such positions up to and through the Effective Time. This Section 5.5 is intended to create personal rights in the directors and officers of United, who shall be deemed to be third-party beneficiaries hereof. Notwithstanding any other provision of this Agreement, at the Effective Time, the indemnification rights provided herein shall not be extinguished but shall instead survive for a period of three years after the Effective Time.

5.6 Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, FNB promptly will notify United in writing of and provide to it such information as it shall request regarding (i) any material adverse change in its consolidated financial condition, consolidated results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of FNB herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of FNB’s covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.2 below.

5.7 Further Action; Instruments of Transfer. FNB shall (i) use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to United all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of FNB in consummating such transactions and (iii) cooperate with United fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

ARTICLE VI. MUTUAL AGREEMENTS

6.1 Registration Statement; Proxy Statement/Prospectus.

(a) Registration Statement and “Blue Sky” Approvals. As soon as practicable following the execution of this Agreement and after the furnishing by United of all information required to be contained therein, FNB shall prepare and file with the SEC under the 1933 Act a registration statement on Form S-4 (or on such other form as FNB shall determine to be appropriate) (the “Registration Statement”) covering the FNB Stock to be issued to shareholders of United pursuant to this Agreement. Additionally, FNB shall take all such other actions, if any, as shall be required by applicable state securities or “blue sky” laws (i) to cause the FNB Stock to be issued upon consummation of the Merger, and at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied, and (iii) to obtain any and all required approvals or consents to the issuance of such stock. FNB shall deliver to United and its counsel a preliminary draft of the Registration Statement and the Proxy Statement/Prospectus as soon as practicable after the date of this Agreement.

(b) Preparation and Distribution of Proxy Statement/Prospectus. FNB and United jointly shall prepare a “Proxy Statement/Prospectus” for distribution to the shareholders of United as the proxy statement relating to solicitation of proxies for use at the shareholders’ meeting contemplated in Section 4.3(a) above and as FNB’s prospectus relating to the offer and distribution of FNB Stock as described herein. The Proxy Statement/Prospectus shall be in such form and shall contain or be accompanied by such information regarding the shareholders’ meeting, this Agreement, the parties hereto, the Merger and other transactions described herein as is required by applicable law and regulations and otherwise as shall be agreed upon by FNB and United. FNB shall include the Proxy Statement/Prospectus as the prospectus in its “Registration Statement” described above; and FNB and United shall cooperate with each other in good faith and shall use their best efforts to cause the Proxy Statement/Prospectus to comply with any comments of the SEC. United shall mail the Proxy Statement/Prospectus to its shareholders prior to the scheduled date of its shareholders’ meeting; provided, however, that no such materials shall be mailed to United’s shareholders unless and until FNB shall have determined to its own satisfaction that the conditions specified in Sections 7.1(b) and (c) below have been satisfied and shall have approved such mailing.

(c) Information for Proxy Statement/Prospectus and Registration Statement. Each of FNB and United shall promptly respond, and use its best efforts to cause its directors, officers, accountants and affiliates to promptly respond, to requests by the other party and its counsel for information for inclusion in the various applications for regulatory approvals and in the Proxy Statement/Prospectus. Each of FNB and United hereby covenants with the other that none of the information provided by it for inclusion in the Proxy Statement/Prospectus will, at the time of its mailing, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and, at all times following such mailing up to and including the Effective Time, none of such information contained in the Proxy Statement/Prospectus, as it may be amended or supplemented, will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.2 Regulatory Approvals. Within 75 days after the date of this Agreement, each of FNB and United shall prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required of it, by applicable law and regulations with respect to the transactions described herein (including applications to the Federal Reserve Board, the Commissioner and to any other applicable federal or state banking, securities or other regulatory authority). Each party shall use its best efforts in good faith to obtain all necessary regulatory approvals required for consummation of the transactions described herein. Each party shall cooperate with the other party in the preparation of all applications to regulatory authorities and, upon request, promptly shall furnish all documents, information, financial statements or other material that may be required by any other party to complete any such application; and, before the filing therefor, each party to this Agreement shall have the right to review and comment on the form and content of any such application to be filed by any other party. Should the appearance of any of the officers, directors, employees or counsel of any of the parties hereto be requested by any other party or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

6.3 Access. Following the date of this Agreement and to and including the Effective Time, United and FNB shall each provide the other party and such other party’s employees, accountants, counsel or other representatives, access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, counsel and consultants as United and FNB, as the case may be, shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by FNB or United shall be performed in such a manner as will not interfere unreasonably with the other party’s normal operations or with relationships with its customers or employees, and shall be conducted in accordance with procedures established by the parties having due regard for the foregoing.

6.4 Costs. Subject to the provisions of Section 8.3(c) below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, each of FNB and United shall pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement or otherwise in connection with this Agreement and the transactions described herein (including, without limitation, all accounting fees, legal fees, filing fees, printing costs, mailing costs, travel expenses, and investment banking fees).

6.5 Announcements. No person other than the parties to this Agreement is authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and, without the prior review and consent of the others (which consent shall not unreasonably be denied or delayed), no party hereto may make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official to the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, prior review and consent shall not be required if in the good faith opinion of counsel to FNB or United any such disclosure by FNB or United, as the case may be, is required by law or otherwise is prudent.

6.6 Confidentiality. FNB and United each shall treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about the other during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party; and that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent (i) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in violation of this Section 6.6), (ii) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the SEC or other regulatory authorities in connection with the transactions described herein, or (iv) to the extent that, in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law. In the event this Agreement is terminated for any reason, then each of the parties hereto immediately shall return to the other party all copies of any and all documents or other written materials or information (including computer generated and stored data) of or relating to such other party which were obtained from them during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party. The parties’ obligations of confidentiality under this Section 6.6 shall survive and remain in effect following any termination of this Agreement.

6.7 Environmental Studies. At its option, FNB may cause to be conducted Phase I environmental assessments of the Real Property, the real estate subject to any Real Property Lease, or the Loan Collateral, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as FNB shall deem necessary or desirable (collectively, the “Environmental Survey”); provided, however, that the Environmental Survey, as much as possible, shall be performed in such a manner as will not interfere unreasonably with United’s normal operations, and provided further, however, that United shall use its best efforts to obtain any required consents of third parties to permit any Environmental Survey of any Loan Collateral. FNB shall attempt in good faith to complete all such Phase I environmental assessments within 60 days following the date of this Agreement and thereafter to conduct and complete any such additional studies, testing, sampling and analyses as promptly as practicable. Subject to the provisions of Section 8.3(c) below, the costs of the Environmental Survey shall be paid by FNB. If (i) the final results of any Environmental Survey (or any related analytical data) reflect that there likely has been any discharge, disposal, release or emission by any person of any Hazardous Substance on, from or relating to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral at any time prior to the Effective Time, or that any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral which constitutes or would constitute a violation of any Environmental Laws, and if, (ii) based on the advice of its legal counsel or other consultants, FNB believes that United or, following the Merger, FNB, could become responsible for the remediation of such discharge, disposal, release or emission or for other corrective action with respect to any such violation, or that United or, following the Merger, FNB, could become liable for monetary damages (including without limitation any civil or criminal penalties or assessments) resulting therefrom (or that, in the case of any of the Loan Collateral, United or, following the Merger, FNB, could incur any such liability if it acquired title to such Loan Collateral), and if, (iii) based on the advice of their legal counsel or other consultants, FNB reasonably believes the amount of expenses or liability which either of them could incur or for which either of them could become responsible or liable on account of any and all such remediation, corrective action or monetary damages at any time or over any period of time could equal or exceed an aggregate of $250,000 over any period of time, then FNB shall give United prompt written notice thereof (together with all information in its possession relating thereto) and, at FNB’s sole option and discretion, at any time thereafter and up to the Effective Time, it may terminate this Agreement without further obligation or liability to United or its shareholders.

6.8 Tax-Free Reorganization. FNB and United shall each use its best efforts to cause the Merger to qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and shall not intentionally take any action that would cause the Merger to fail to so qualify.

6.9 Certain Modifications. FNB and United shall consult with each other with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and United shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. FNB and United also shall consult with each other with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by each of them in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by them. The representations, warranties and covenants of each of FNB and United contained in this Agreement shall not be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken by reason of this Section 6.9.

6.10 Transition Team. FNB and United shall create a transition team comprised of staff and representatives of United and staff and representatives of FNB (the “Transition Team”). The purpose of the Transition Team shall be to provide detailed guidance to FNB in fulfilling and consummating the Merger, to maintain open lines of communication between United and FNB, and to handle customer inquiries regarding the Merger. The Transition Team shall meet as necessary until the Effective Time. Members of the Transition Team shall receive no separate compensation for such service.

ARTICLE VII. CONDITIONS PRECEDENT TO MERGER

7.1 Conditions to all Parties’ Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger in consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including, without limitation, the approval of the shareholders of United of this Agreement and Plan of Merger.

(b) Registration Statement Effective. The Registration Statement (including any post-effective amendments thereto) shall be effective under the 1933 Act, and no stop orders or proceedings shall be pending or, to the knowledge of FNB, threatened by the SEC to suspend the effectiveness of such Registration Statement.

(c) “Blue Sky” Approvals. FNB shall have received all state securities or “Blue Sky” permits or other authorizations, or confirmations as to the availability of exemptions from Blue Sky registration requirements as may be necessary, and no stop orders or proceedings shall be pending or, to the knowledge of FNB, threatened by any state Blue Sky administration to suspend the effectiveness of any registration statement filed therewith with respect to the issuance of FNB Stock in the Merger.

(d) Regulatory Approvals. (i) The Merger and other transactions described herein shall have been approved, to the extent required by law, by the Federal Reserve Board, the Commissioner, and by all other governmental or regulatory agencies or authorities having jurisdiction over such transactions, (ii) no governmental or regulatory agency or authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by FNB or United to be materially disadvantageous or burdensome or to so adversely affect the economic or business benefits of this Agreement to FNB or United’s shareholders as to render it inadvisable for it to consummate the Merger; (iii) all applicable waiting periods following regulatory approvals shall have expired without objection to the Merger by the Federal Reserve Board or other applicable regulatory authorities; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

(e) Adverse Proceedings, Injunction, Etc. There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described herein or any of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the Federal Reserve Board, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction, (iii) any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit United or FNB from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against United or FNB or any of their respective officers or directors which shall reasonably be considered by United or FNB to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of either such corporation, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within 90 days of the institution or threat thereof.

(f) Tax Opinion. The parties shall have received an opinion of Schell Bray Aycock Abel & Livingston P.L.L.C. or another tax advisor in form and substance satisfactory to FNB and United, substantially to the effect that, for federal income tax purposes: (i) consummation of the Merger will constitute a “reorganization” as defined in Section 368(a) of the Code; (ii) no gain or loss will be recognized by FNB or United by reason of the Merger, (iii) the exchange or cancellation of shares of United Stock in the Merger will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of United to the extent such shareholders receive FNB Stock in exchange for their shares of United Stock (except with respect to cash in lieu of fractional shares); (iv) the basis of the FNB Stock to be received by a shareholder of United will be the same as the basis of the United Stock surrendered in exchange therefor, decreased by the amount of cash received, if any, and increased by the amount of dividend income or gain recognized, if any, as a result of the Merger; and (v) if United Stock is a capital asset in the hands of the shareholder at the Effective Time, the holding period of the FNB Stock received by the shareholder in the Merger will include the holding period of United Stock surrendered in exchange therefor. In rendering its opinion, Schell Bray Aycock Abel & Livingston P.L.L.C. or such other tax advisor will require and rely on representations by officers of FNB and United, and will be entitled to make reasonable assumptions.

(g) Nasdaq Listing. FNB shall have satisfied all requirements for the shares of FNB Stock to be issued to the shareholders of United and holders of options issued under the United Option Plan in connection with the Merger to be listed on Nasdaq as of the Effective Time.

7.2 Additional Conditions to United’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, United’s separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Material Adverse Change. There shall not have been any material adverse change in the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FNB and its consolidated subsidiaries considered as one enterprise and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

(b) Compliance with Laws. FNB shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FNB and its consolidated subsidiaries considered as one enterprise.

(c) FNB’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by United as provided in Section 10.2 below, (i) each of the representations and warranties of FNB contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FNB and its consolidated subsidiaries considered as one enterprise, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement; and (ii) FNB shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. United shall have received a certificate dated as of the Closing Date and executed by the chief executive officer and chief financial officer of FNB to the foregoing effect and as to such other matters as may be reasonably requested by United.

(d) Legal Opinion of FNB’s Counsel. United shall have received from Schell Bray Aycock Abel & Livingston P.L.L.C., counsel for FNB, a written opinion dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to United and its counsel.

(e) Fairness Opinion. United shall have received from its financial advisor, Carson Medlin, an opinion dated as of the date of this Agreement to United’s shareholders in connection with its shareholders’ meeting to the effect that the consideration to be received by United’s shareholders in the Merger is fair, from a financial point of view, to United and its shareholders.

(f) Other Documents and Information from FNB. FNB shall have provided to United correct and complete copies of its Articles of Incorporation, bylaws and Board of Directors resolutions approving this Agreement and the Merger (all certified by its Secretary), together with certificates of the incumbency of its officers and such other closing documents and information as may be reasonably requested by United or its counsel.

7.3 Additional Conditions to FNB’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, FNB’s obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Material Adverse Change. There shall not have occurred any material adverse change in the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of United and its subsidiaries considered as one enterprise and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

(b) Compliance with Laws. United shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FNB or United.

(c) United’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by FNB as provided in Section 10.2 below, (i) each of the representations and warranties of United contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct at and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of United and its subsidiaries considered as one enterprise, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement, and (ii) United shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. FNB shall have received a certificate dated as of the Closing Date and executed by the chief executive officer and chief financial officer of United to the foregoing effect and as to such other matters as may be reasonably requested by FNB.

(d) Legal Opinion of United’s Counsel. FNB shall have received from Gaeta & Eveson, P.A. counsel to United, a written opinion, dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to FNB and its counsel.

(e) Other Documents and Information from United. United shall have provided to FNB correct and complete copies of United’s Articles of Incorporation, bylaws and Board and shareholder resolutions (all certified by United’s Secretary), together with certificates of the incumbency of United’s officers and such other closing documents and information as may be reasonably requested by FNB or its counsel.

(f) Amendments to Benefit Plans. The Board of Directors of United shall have adopted and implemented, effective as of the Effective Time, such amendments to the United Option Plan as may be necessary in accordance with the provisions of this Agreement and otherwise satisfactory to FNB.

(g) Consents to Assignment of Property Leases. United shall have obtained all required consents to the assignment to FNB of its rights and obligations under any personal property lease and any Real Property Lease material to the business of United and its subsidiaries considered as one enterprise, and such consents shall be in such form and substance as shall be reasonably satisfactory to FNB; and each of the lessors of United shall have confirmed in writing that United is not in default under the terms and conditions of any personal property lease or any Real Property Lease.

ARTICLE VIII. TERMINATION; BREACH; REMEDIES

8.1 Mutual Termination. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of United and FNB), this Agreement may be terminated by the mutual agreement of FNB and United. Upon any such mutual termination, all obligations of United and FNB hereunder shall terminate and each party shall pay costs and expenses as provided in Section 6.4 above.

8.2 Unilateral Termination. This Agreement may be terminated by either FNB or United (whether before or after approval hereof by United’s or FNB’s shareholders) upon written notice to the other parties and under the circumstances described below.

(a) Termination by FNB. This Agreement may be terminated by FNB by action of its Board of Directors:

(i) if any of the conditions to the obligations of FNB (as set forth in Section 7.1 and 7.3 above) shall not have been satisfied or effectively waived in writing by FNB by January 31, 2006 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of FNB to satisfy any of its obligations, covenants or agreements contained herein);

(ii) if United shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article IV or Article VI herein in any material respect;

(iii) if FNB determines at any time that any of United’s representations or warranties contained in Article II above or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

(iv) if, notwithstanding FNB’s satisfaction of its obligations under Section 6.1 above, United’s shareholders do not approve this Agreement and Plan of Merger at its shareholders’ meeting held for such purpose;

(v) if the Merger shall not have become effective on or before January 31, 2006 unless such date is extended as evidenced by the written mutual agreement of the parties hereto; provided, however, that in the event there is a delay of not more than 30 days caused by circumstances beyond the control of the parties hereto, the dates set forth in this Section 8.2(a) shall be extended by mutual agreement for up to an additional 60 days;

(vi) if (A) United shall have breached Section 4.4 in any respect materially adverse to FNB, (B) United shall have breached its obligations set forth in Section 4.3(b) to make its Approval Recommendation or shall have effected a Change in Recommendation, (C) the United Board of Directors shall have recommended approval of an Acquisition Proposal, or (D) United shall have breached its obligations set forth in Section 4.3(a) to hold the meeting of shareholders to approve and adopt the Plan of Merger; or

(vii) under the circumstances described in Section 6.7 above.

However, before FNB may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Section 8.2(a), it shall give written notice to United as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by FNB shall not become effective if, within 30 days following the giving of such notice, United shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of FNB. In the event United cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of FNB within such 30-day period, FNB shall have 30 days to notify United of its intention to terminate this Agreement. A failure to so notify United will be deemed to be a waiver by FNB of the breach, default or violation pursuant to Section 10.2 below.

(b) Termination by United. This Agreement may be terminated by United by action of its Board of Directors:

(i) if any of the conditions of the obligations of United (as set forth in Section 7.1 and 7.2 above) shall not have been satisfied or effectively waived in writing by United by January 31, 2006 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of United to satisfy any of its obligations, covenants or agreements contained herein);

(ii) if FNB shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article V or Article VI herein in any material respect;

(iii) if United determines that any of FNB’s representations and warranties contained in Article III herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

(iv) if, notwithstanding United’s satisfaction of its obligations contained in Section 6.1 above, United’s shareholders do not approve this Agreement and Plan of Merger at its shareholders’ meeting called for such purpose;

(v) if the Merger shall not have become effective on or before January 31, 2006 unless such date is extended as evidenced by the written mutual agreement of the parties hereto; provided, however, that in the event there is a delay of not more than 30 days caused by circumstances beyond the control of the parties hereto, the dates set forth in this Section 8.2(b) shall be extended by mutual agreement for up to an additional 60 days;

(vi) At any time prior to the date of mailing of the Proxy Statement/Prospectus, by United in order to enter concurrently into an Acquisition Proposal that has been received by United and the United Board of Directors in compliance with Sections 4.4(a) and (b) and that United’s Board of Directors concludes in good faith, in consultation with its financial and legal advisors, is a Superior Proposal; provided, however, that this Agreement may be terminated by United pursuant to this Section 8.2(b)(vi) only after the fifth Business Day following United’s provision of written notice to FNB advising FNB that the United Board of Directors is prepared to accept a Superior Proposal and only if (x) during such five-Business Day period, United has caused its financial and legal advisors to negotiate with FNB in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, (y) United’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by FNB and further provided that such termination shall not be effective until United has paid the Break-up Fee to FNB; or

(vii) if the average of the daily last sales prices of FNB Stock as reported on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by FNB) for the twenty (20) consecutive full trading days in which such shares are traded on Nasdaq ending at the closing of trading on the Determination Date shall be less than $14.45. “Determination Date” shall mean the fifth business day prior to the date of the meeting of the shareholders of United contemplated by Section 4.3(a). If United desires to terminate this Agreement pursuant to this Section 8.2(b)(vii), it shall give prompt written notice thereof to FNB, which notice shall be given no later than the close of business on the second business day prior to the date of the United shareholders’ meeting

However, before United may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Section 8.2(b), it shall give written notice to FNB as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by United shall not become effective if, within 30 days following the giving of such notice, FNB shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of United. In the event FNB cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of United within such 30-day period, United shall have 30 days to notify FNB of its intention to terminate this Agreement. A failure to so notify FNB will be deemed to be a waiver by United of the breach, default or violation pursuant to Section 10.2 below.

8.3 Breach; Remedies.

(a) Except as otherwise provided below or in Section 4.4, in the event of a breach by United of any of its representations or warranties contained in this Agreement or in any other certificate or writing delivered pursuant to this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in this Agreement, then FNB’s sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Section 8.2 above, or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof.

(b) Likewise, and except as otherwise provided below, in the event of a breach by FNB of any of its representations or warranties contained in this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in this Agreement, then United’s sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Section 8.2 above, or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof.

(c) Notwithstanding anything contained herein to the contrary, if either party to this Agreement breaches this Agreement by willfully or intentionally failing to perform or violating any of its obligations, agreements or covenants contained in this Agreement, such party shall be obligated to pay all expenses of the other party described in Section 6.4, together with other damages recoverable at law or in equity.

ARTICLE IX. INDEMNIFICATION

9.1 Agreement to Indemnify. In the event this Agreement is terminated for any reason and the Merger is not consummated, then United and FNB will indemnify each other as provided below.

(a) By United. United shall indemnify, hold harmless and defend FNB from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature that arise from or are related to claims by third parties, including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by FNB:

(i) in connection with or which arise out of or result from or are based upon (A) United’s operations or business transactions or its relationship with any of its employees, or (B) United’s failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii) in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes a breach by United of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of United to perform any of its covenants, agreements or obligations under or in connection with this Agreement;

(iii) in connection with or which arise out of or result from or are based upon any information provided by United which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus at the time of its mailing to United’s and FNB’s shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading; and

(iv) in connection with or which arise out of or result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation on, from or relating to the Real Property by United or any other person of any Hazardous Substances, or any action taken or any event or condition occurring or existing with respect to the Real Property which constitutes a violation of any Environmental Laws by United or any other person.

(b) By FNB. FNB shall indemnify, hold harmless and defend United from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature that arise from or are related to claims by third parties, including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by United:

(i) in connection with or which arise out of or result from or are based upon (A) FNB’s operations or business transactions or its relationship with any of its employees, or (B) FNB’s failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii) in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes a breach by FNB of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of FNB to perform any of its covenants, agreements or obligations under or in connection with this Agreement; and,

(iii) in connection with or which arise out of or result from or are based upon any information provided by FNB which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus at the time of its mailing to FNB’s and United’s shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

9.2 Procedure for Claiming Indemnification.

(a) By FNB. If any matter subject to indemnification hereunder arises in the form of a claim against FNB or its successors and assigns (herein referred to as a “Third Party Claim”), FNB promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to United. Within 15 days of such notice, United either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify FNB that United disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by United and the cost of such defense shall be borne by United except that FNB shall have the right to participate in such defense at its own expense and provided that United shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon FNB or its successors or assigns. FNB agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to United without charge therefor except for out-of-pocket expenses. If United fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, FNB shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. FNB also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by United.

(b) By United. If any matter subject to indemnification hereunder arises in the form of a claim against United or its successors and assigns (herein referred to as a “Third Party Claim”), United promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to FNB. Within 15 days of such notice, FNB either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify United that FNB disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by FNB and the cost of such defense shall be borne by FNB except that United shall have the right to participate in such defense at its own expense and provided that FNB shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon United or its successors and assigns. United agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to FNB without charge therefor except for out-of-pocket expenses. If FNB fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, United shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. United also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by FNB.

ARTICLE X. MISCELLANEOUS PROVISIONS

10.1 Reservation of Right to Revise Structure. Notwithstanding any provision herein to the contrary, FNB shall have the unilateral right to revise the structure of the Merger to achieve the tax consequences described in Section 6.8 or for any other reason FNB may deem advisable; provided, however, that no such change will (i) alter or change the amount or kind of consideration to be received by the shareholders of United in the Merger or (ii) adversely affect the tax treatment to the shareholders of United as a result of receiving such consideration. In the event of such election by FNB, the parties hereto shall execute an appropriate amendment to this Agreement.

10.2 Survival of Representations, Warranties, Indemnification and Other Agreements.

(a) Representations, Warranties and Other Agreements. None of the representations, warranties or agreements herein shall survive the effectiveness of the Merger, and no party shall have any right after the

Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise; provided, however, that the parties’ agreements contained in Section 6.6 above and FNB’s covenants contained in Sections 5.1 through 5.5 above shall survive the effectiveness of the Merger.

(b) Indemnification. The parties’ indemnification agreements and obligations pursuant to Section 9.1 above shall become effective only in the event this Agreement is terminated, and neither of the parties shall have any obligations under Section 9.1 in the event of or following consummation of the Merger.

10.3 Waiver. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof, provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party or as provided in Sections 8.2(a) and 8.2(b) above, or be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

10.4 Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of United and FNB, by an agreement in writing approved by a majority of the Boards of Directors of FNB and United executed in the same manner as this Agreement; provided however, that the provisions of this Agreement relating to the manner or basis in which shares of United Stock are converted into FNB Stock shall not be amended after the approval of this Agreement and Plan of Merger by the shareholders of United without the requisite approval of such shareholders of such amendment.

10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or mailed by certified mail, return receipt requested, postage prepaid, and addressed as follows:

(a) If to United, to:

United Financial, Inc.

Attention: William M. Griffith, Jr., President

1128 South Main Street

Graham, North Carolina 27253

With copy to:

Gaeta & Eveson, P.A.

Attention: Anthony Gaeta, Jr.

8305 Falls of Neuse Road, Suite 203

Raleigh, North Carolina 27615

(b) If to FNB, to:

FNB Corp.

Attention: Mr. Michael C. Miller, President

Post Office Box 1328 (27204)

101 Sunset Avenue

Asheboro, North Carolina 27203

With copy to:

Schell Bray Aycock Abel & Livingston P.L.L.C.

Attention: Melanie S. Tuttle

1500 Renaissance Plaza

230 North Elm Street

Greensboro, North Carolina 27420

10.6 Further Assurance. United and FNB shall each furnish to the other such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

10.7 Headings and Captions. Headings and captions of the sections and Sections of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

10.8 Entire Agreement. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

10.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, Section, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

10.10 Assignment. This Agreement may not be assigned by either party hereto except with the prior written consent of the other party hereto.

10.11 Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which together shall constitute one agreement.

10.12 Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of North Carolina.

10.13 Inspection. Any right of FNB or United hereunder to investigate or inspect the assets, books, records, files and other information of the other in no way shall establish any presumption that FNB or United should have conducted any investigation or that such right has been exercised by FNB or United or their agents, representatives or others. Any investigations or inspections that have been made by FNB or United or their agents, representatives or others prior to the Closing Date shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of United or FNB in this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, United and FNB each has caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

UNITED FINANCIAL, INC.

By	/s/ WILLIAM M. GRIFFITH, JR.
President and Chief Executive Officer

FNB CORP.

By	/s/ MICHAEL C. MILLER
President and Chief Executive Officer

SCHEDULES TO

AGREEMENT AND PLAN OF MERGER

SCHEDULE	DESCRIPTION
A	Plan of Merger

SCHEDULE A

to Agreement and Plan of Merger

dated as of May 9, 2005

PLAN OF MERGER

OF

UNITED FINANCIAL, INC.

WITH AND INTO

FNB CORP.

A. Parties to Merger. The parties to the proposed merger are United Financial, Inc., a North Carolina corporation (“United”), and FNB Corp., a North Carolina corporation (“FNB”).

B. Nature of Transaction. Subject to the provisions of this Plan of Merger, United shall be merged with and into FNB (the “Merger”) with the effect provided in the North Carolina Business Corporation Act.

C. Surviving Corporation. FNB shall be the surviving corporation in the Merger. At the Effective Time (as hereinafter defined) of the Merger, the name of the surviving corporation shall not be changed.

D. Effective Time. The Merger shall be effective on the date and at the time on which Articles of Merger containing this Plan of Merger and the other provisions required by, and executed in accordance with, applicable North Carolina and applicable federal law shall have been accepted for filing by the Secretary of State of the State of North Carolina (or such later time as may be specified in the Articles of Merger) (the “Effective Time”). At the Effective Time, the separate corporate existence of United shall cease and the corporate existence of FNB shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger.

E. Conversion and Exchange of Shares.

1. At the Effective Time, all rights of United’s shareholders with respect to all then outstanding shares of the common stock of United, $1.00 par value (“United Stock”) shall cease to exist, and the holders of United Stock shall cease to be, and shall have no further rights as, shareholders of United. Subject to Section E.7 below, at the Effective Time, each such outstanding share of United Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by United, FNB or any of their subsidiaries, which shall be canceled in the Merger, and for Dissenting Shares (as defined in Section E.7)) shall be converted exclusively into the right to receive, at the election of the holder thereof, either: (A) $14.25 in cash, without interest; (B) 0.6828 shares (the “Exchange Ratio”) of the common stock of FNB, par value $2.50 (the “FNB Stock”); or (C) 35% of the cash amount set forth in clause (A) above and a number of shares of FNB equal to 65% of the Exchange Ratio; provided, however, that a holder of United Stock may, pursuant to Section E.4, make no election, in which case such shares of United Stock held by such holder shall be converted exclusively into the right to receive the consideration set forth in Section E.4(e) below with respect to Non-Election Shares (as defined in Section E.4(b)). The amount of cash into which shares of United Stock shall be converted pursuant to this Plan of Merger is sometimes hereinafter referred to as “Cash Consideration,” and the number of shares of FNB Stock into which shares of United Stock shall be converted pursuant to this Plan of Merger is sometimes hereinafter referred to as “Stock Consideration.” The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.” No share of United Stock, other than Dissenting Shares (defined in Section E.7), shall be deemed to be outstanding or have any rights other than those set forth in this Section E.1 after the Effective Time. [The Exchange Ratio is subject to possible adjustment in accordance with Section 1.5(c) of the Agreement and Plan of Merger, dated as of May 9, 2005, by and between FNB and United. If so adjusted, the adjusted Exchange Ratio shall be reflected in this Plan of Merger prior to filing with the Secretary of State of North Carolina.]

2. Each share of the FNB Stock issued and outstanding immediately prior to the Effective Time of the Merger shall continue to be issued and outstanding and shall not be affected by the Merger.

3. Notwithstanding any other provision of this Plan of Merger, each holder of shares of United Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FNB Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FNB Stock multiplied by the market value of one share of FNB Stock upon the Effective Time. The market value of one share of FNB Stock at the Effective Time shall be the last sale price of FNB Stock on Nasdaq Stock Market, Inc. National Market System as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by FNB, on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

4. (a) An election form (an “Election Form”) and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing United Stock shall pass, only upon proper delivery of such certificates to the exchange agent in such form as United and FNB shall mutually agree shall be mailed on the Mailing Date (as defined below) to each shareholder of record of United. The “Mailing Date” shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of United Stock.

(b) Each Election Form shall entitle the holder of shares of United Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”), (iii) elect to receive Merger Consideration in accordance with clause (C) of the first sentence of Section E.1 (a “Mixed Election”), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”). Shareholders of record of United who hold shares of United Stock as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided that such representative certifies that each such Election Form covers all the shares of United Stock held by that representative for a particular beneficial owner. Shares of United Stock in respect of which a Cash Election shall have been made are referred to herein as “Cash Election Shares.” Shares of United Stock in respect of which a Stock Election shall have been made are referred to herein as “Stock Election Shares.” Shares of United Stock in respect of which no election shall have been made are referred to as “Non-Election Shares.” The aggregate number of shares of United Stock with respect to which a Stock Election shall have been made is referred to herein as the “Stock Election Number.” Shares of United Stock with respect to which a Mixed Election shall have been made shall not be deemed either Stock Election Shares or Cash Election Shares, but shall in all events be converted into the right to receive the Merger Consideration as specified in subsection (e) of this Section E.4.

(c) To be effective, a properly completed Election Form shall be submitted to the exchange agent on or before 5:00 p.m. North Carolina time on the last business day prior to the date on which the shareholders of United meet to vote upon this Plan of Merger (or such other time and date as United and FNB may mutually agree) (the “Election Deadline”). An election shall have been properly made only if the exchange agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and, if required by FNB pursuant to Section E.8, indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of United Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any United shareholder may at any time prior to the Election Deadline change his or her election by written notice received by the exchange agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any United shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the exchange agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates, or of the guarantee of delivery of such certificates, previously deposited with the exchange agent. All elections shall be revoked automatically if the exchange agent is notified in writing by FNB and United that the Agreement and Plan of Merger, dated as of May 9, 2005, by and between FNB and United (the “Merger Agreement”) has been terminated. If a United shareholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline, the shares of United Stock held by such shareholder shall be designated Non-Election Shares. FNB shall cause the certificates representing United Stock described in clause (ii) above to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Plan and of the Election Form, the exchange agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the exchange agent regarding such matters shall be binding and conclusive.

(d) Notwithstanding any other provision contained in this Plan, 65% (the “Stock Conversion Number”) of the total number of shares of United Stock outstanding at the Effective Time to be converted into Merger Consideration pursuant to Section E.1(a) excluding such shares as may be subject to an effective Mixed Election (the “Adjustable Conversion Shares”), shall be converted into the Stock Consideration and the remaining Adjustable Conversion Shares shall be converted into the Cash Consideration (in each case, excluding shares of United Stock to be canceled as provided in Section E.1 and Dissenting Shares); provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by counsel to FNB, FNB shall increase the number of Adjustable Conversion Shares that will be converted into the Stock Consideration and reduce the number of Adjustable Conversion Shares that will be converted into the right to receive the Cash Consideration.

(e) Within five business days after the later to occur of the Election Deadline or the Effective Time, FNB shall cause the exchange agent to effect the allocation among holders of United Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) In any event, all shares of United Stock with respect to which a Mixed Election shall have been made shall be converted into 35% of the amount of cash set forth in clause (A) of the first sentence of Section 1.5(a) and 65% of the Exchange Ratio;

(ii) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and

(iii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

For purposes of this Section E.4(e), if FNB is obligated to increase the number of Adjustable Conversion Shares to be converted into shares of FNB Stock as a result of the application of the last clause of Section E.4(d) above, then the higher number shall be the Stock Conversion Number in the calculations set forth in this Section E.4(e).

5. Each holder of a certificate representing shares of United Stock to be converted or exchanged in the Merger shall surrender such certificate for cancellation, and after the Effective Time and after such surrender, shall be entitled to receive in exchange therefor the consideration to which it is entitled under this Plan. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of United Stock shall be deemed for all purposes to evidence ownership of the consideration to be issued and paid for the conversion or exchange of such shares under this Plan.

6. From and after the Effective Time of the Merger, there shall be no further transfers on the stock transfer books of United of the shares of United Stock that were outstanding immediately prior to the Effective Time of the Merger. If after such Effective Time, certificates representing shares of United Stock are presented to United, FNB or the exchange agent for any reason, they shall be canceled and exchanged as provided for herein.

7. Notwithstanding any other provision of this Plan to the contrary, shares of United Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with Article 13 of the North Carolina Business Corporation Act (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Article 13 of the North Carolina Business Corporation Act, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under Article 13 of the North Carolina Business Corporation Act shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 1.8 of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares. United shall give FNB (i) prompt notice of any written demands for appraisal of any shares of United Stock, attempted withdrawals of such demands for appraisal or any other instruments served pursuant to Article 13 of the North Carolina Business Corporation Act and received by United relating to shareholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under Article 13 of the North Carolina Business Corporation Act consistent with the obligations of United thereunder. United shall not, except with the prior written consent of FNB, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal, or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Article 13 of the North Carolina Business Corporation Act.

8. Any shareholder of United whose certificate representing shares of United Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of FNB Stock and/or any cash, including cash in lieu of fractional shares, to which he or she is entitled in accordance with and upon compliance with conditions reasonably imposed by the exchange agent or FNB (including, without limitation, a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the exchange agent and FNB).

F. Abandonment. This Plan of Merger may be terminated and the Merger may be abandoned at any time prior to the Effective Time upon termination of the Merger Agreement.

Appendix B

Opinion of The Carson Medlin Company—to be filed by amendment

Appendix C

ARTICLE 13 OF THE NORTH CAROLINA BUSINESS CORPORATION ACT

Dissenters’ Rights

PART 1: RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

§ 55-13-01. Definitions.

In this Article:

(a) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(b) “Dissenter” means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

(c) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(d) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

(e) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(f) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(g) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 55-13-02. Right to dissent.

(a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2a) Consummation of a plan of conversion pursuant to Part 2 of Article 11A of this Chapter;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than an amendment of the articles of incorporation permitting action without meeting to be taken by less than all shareholders entitled to vote, without advance notice, or both, as provided in G.S. 55-7-04; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

(1) The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

(2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

a. Cash;

b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

c. A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision.

§ 55-13-03. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) He does so with respect to all shares of which he is the beneficial shareholder.

§55-13-04 through 55-13-19: Reserved for future codification purposes.

PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

§ 55-13-20. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this Article and be accompanied by a copy of this Article.

(b) If corporate action creating dissenters’ rights under G.S. 55-13-02 is taken without a vote of shareholders or is taken by shareholder action without a meeting under G.S. 55-7-04, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in G.S. 55-13-22. A shareholder who consents to shareholder action taken without meeting under G.S. 55-7-04 approving a corporate action is not entitled to payment for the shareholder’s shares under this Article with respect to that corporate action.

(c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters’ rights under G.S. 55-13-02 unless he voted for such corporate action.

§ 55-13-21. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

§ 55-13-22. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is approved at a shareholders’ meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters’ notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

(b) The dissenters’ notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters’ rights under G.S. 55-13-02, and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

(5) Be accompanied by a copy of this Article.

§ 55-13-23. Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this Article.

§ 55-13-24. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

§ 55-13-25. Payment.

(a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

(b) The payment shall be accompanied by:

(1) The corporation’s most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of offer of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

(2) An explanation of how the corporation estimated the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under G.S. 55-13-28; and

(5) A copy of this Article.

§ 55-13-26. Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under G.S. 55-13-22 and repeat the payment demand procedure.

§ 55-13-27: Reserved for future codification purposes.

§ 55-13-28. Procedure if shareholder dissatisfied with corporation’s payment or failure to perform.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under G.S. 55-13-25; or

(3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

§ 55-13-29: Reserved for future codification purposes.

PART 3. JUDICIAL APPRAISAL OF SHARES

§ 55-13-30. Court action.

(a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter’s payment demand under G.S. 55-13.28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment

(b) Reserved for future codification purposes.

(c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action, giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

§ 55-13-31. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

(2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Appendix D

Charter of the Audit Committee of

United Financial, Inc.

I. Audit Committee Purpose

The Audit Committee (the “Committee”) is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities of United Financial, Inc. (“United Financial”) and its wholly-owned subsidiary, Alamance Bank (the “Bank” and collectively with United Financial, the “Company”). The Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

•	Monitor the independence and performance of the Company’s independent auditors.

•	Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

Committee members shall meet the requirements of Nasdaq listing standards. The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

Committee members shall be appointed by the Board on recommendation of the Nominating & Corporate Governance Committee. If a Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors’ limited review procedures.

III. Audit Committee Responsibilities and Duties

Review Procedures

Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

In consultation with management, the independent auditors, and the internal auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

Review with financial management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and/or the Company’s quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Auditors

The independent auditors are ultimately accountable to the Committee and the Board of Directors. The Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

Approve the fees and other significant compensation to be paid to the independent auditors.

On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

Review the independent auditors audit plan—discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

Internal Audit Department and Legal Compliance

Review the budget, plan, changes in the plan, activities, organizational structure, and qualifications of those charged with carrying out the internal audit function.

Review significant internal audit reports together with management’s response and follow-up to these reports.

On at least an annual basis, review with the Company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

Review periodically the adequacy of the Company’s accounting, financial, and auditing personnel resources.

Consult with management and the Nominating & Corporate Governance Committee on the establishment and maintenance of an environment that promotes ethical behavior, including the establishment, communication, and enforcement of codes of conduct to guard against dishonest, unethical, or illegal activities.

Investigate any complaints, allegations or concerns, whether received pursuant to the Company’s Whistleblower Policy set forth in its Code of Ethics or otherwise, regarding accounting, internal accounting controls and auditing matters.

D-2

Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement.

Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or the Board of Directors deems necessary or appropriate.

Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

The Committee’s function is one of oversight and review, and is not expected to audit the Company, to define the scope of the audit, to control the Company’s accounting practices, or to define the standards to be used in the preparation of the Company’s financial statements.

D-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Article VIII of FNB’s Amended and Restated Bylaws provides:

ARTICLE VIII.

Indemnification

1. Extent. In addition to the indemnification otherwise provided by law, the corporation shall indemnify and hold harmless its directors and officers against liability and litigation expense, including reasonable attorneys’ fees, arising out of their status as directors or officers or their activities in any of such capacities or in any capacity in which any of them is or was serving, at the corporation’s request, in another corporation, partnership, joint venture, trust or other enterprise, and the corporation shall indemnify and hold harmless those directors, officers or employees of the corporation and who are deemed to be fiduciaries of the corporation’s employee pension and welfare benefit plans as defined under the Employee Retirement Income Security Act of 1974, as amended (“ERISA fiduciaries”) against all liability and litigation expense, including reasonable attorneys’ fees, arising out of their status or activities as ERISA fiduciaries; provided, however, that the corporation shall not indemnify a director or officer against liability or litigation expense that he may incur on account of his activities that at the time taken were known or reasonably should have been known by him to be clearly in conflict with the best interests of the corporation, and the corporation shall not indemnify an ERISA fiduciary against any liability or litigation expense that he may incur on account of his activities that at the time taken were known or reasonably should have been known by him to be clearly in conflict with the best interests of the employee benefit plan to which the activities relate. The corporation shall also indemnify the director, officer, and ERISA fiduciary for reasonable costs, expenses and attorneys’ fees in connection with the enforcement of rights to indemnification granted herein, if it is determined in accordance with Section 2 of this Article that the director, officer and ERISA fiduciary is entitled to indemnification hereunder.

2. Determination. Any indemnification under Section 1 of this Article shall be paid by the corporation in any specific case only after a determination that the director, officer or ERISA fiduciary did not act in a manner, at the time the activities were taken, that was known or reasonably should have been known by him to be clearly in conflict with the best interests of the corporation, or the employee benefit plan to which the activities relate, as the case may be. Such determination shall be made (a) by the affirmative vote of a majority (but not less than two) of directors who are or were not parties to such action, suit or proceeding or against whom any such claim is asserted (“disinterested directors”) even though less than a quorum, or (b) if a majority (but not less than two) of disinterested directors so direct, by independent legal counsel in a written opinion, or (c) by the vote of a majority of all of the voting shares other than those owned or controlled by directors, officers or ERISA fiduciaries who were parties to such action, suit or proceeding or against whom such claim is asserted, or by a unanimous vote of all of the voting shares, or (d) by a court of competent jurisdiction.

3. Advanced Expenses. Expenses incurred by a director, officer or ERISA fiduciary in defending a civil or criminal claim, action, suit or proceeding may, upon approval of a majority (but not less than two) of the disinterested directors, even though less than a quorum, or, if there are less than two disinterested directors, upon unanimous approval of the Board of Directors, be paid by the corporation in advance of the final disposition of such claim, action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer or ERISA fiduciary to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified against such expenses by the corporation.

4. Corporation. For purposes of this Article, references to directors, officers or ERISA fiduciaries of the “corporation” shall be deemed to include directors, officers and ERISA fiduciaries of FNB Corp., its subsidiaries, and all constituent corporations absorbed into FNB Corp. or any of its subsidiaries by a consolidation or merger.

5. Reliance and Consideration. Any director, officer or ERISA fiduciary who at any time after the adoption of this Bylaw serves or has served in any of the aforesaid capacities for or on behalf of the corporation shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein. Such right shall inure to the benefit of the legal representatives of any such person and shall not be exclusive of any other rights to which such person may be entitled apart from the provision of this Bylaw. No amendment, modification or repeal of this Article VIII shall adversely affect the right of any director, officer or ERISA fiduciary to indemnification hereunder with respect to any activities occurring prior to the time of such amendment, modification or repeal.

6. Insurance. The corporation may purchase and maintain insurance on behalf of its directors, officers, employees and agents and those persons who were serving at the request of the corporation as a director, officer, partner or trustee of, or in some other capacity in, another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article or otherwise. Any full or partial payment made by an insurance company under any insurance policy covering any director, officer, employee or agent made to or on behalf of a person entitled to indemnification under this Article shall relieve the corporation of its liability for indemnification provided for in this Article or otherwise to the extent of such payment, and no insurer shall have a right of subrogation against the corporation with respect to such payment.

The North Carolina General Statutes contain provisions prescribing the extent to which directors and officers shall or may be indemnified. These statutory provisions are set forth below:

CH. 55 NORTH CAROLINA BUSINESS CORPORATION ACT

Part 5. Indemnification.

§ 55-8-50. Policy statement and definitions.

(a) It is the public policy of this State to enable corporations organized under this Chapter to attract and maintain responsible, qualified directors, officers, employees and agents, and, to that end, to permit corporations organized under this Chapter to allocate the risk of personal liability of directors, officers, employees and agents through indemnification and insurance as authorized in this Part.

(b) Definitions in this Part:

(1) “Corporation” includes any domestic or foreign corporation absorbed in a merger which, if its separate existence had continued, would have had the obligation or power to indemnify its directors, officers, employees, or agents, so that a person who would have been entitled to receive or request indemnification from such corporation if its separate existence had continued shall stand in the same position under this Part with respect to the surviving corporation.

(2) “Director” means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation’s request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. “Director” includes, unless the context requires otherwise, the estate or personal representative of a director.

(3) “Expenses” means expenses of every kind incurred in defending a proceeding, including counsel fees.

(4) “Liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(4a) “Officer”, “employee”, or “agent” includes, unless the context requires otherwise, the estate or personal representative of a person who acted in that capacity.

(5) “Official capacity” means: (i) when used with respect to a director, the office of director in a corporation; and (ii) when used with respect to an individual other than a director, as contemplated in G.S. 55-8-56, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

(6) “Party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(7) “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

§ 55-8-51. Authority to indemnify.

(a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

(1) He conducted himself in good faith; and

(2) He reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and

(3) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

(b) A director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).

(c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(d) A corporation may not indemnify a director under this section:

(1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

(2) In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

(e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation that is concluded without a final adjudication on the issue of liability is limited to reasonable expenses incurred in connection with the proceeding.

(f) The authorization, approval or favorable recommendation by the board of directors of a corporation of indemnification, as permitted by this section, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such indemnification shall be void or voidable on such ground.

§ 55-8-52. Mandatory indemnification.

Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

§ 55-8-53. Advance for expenses.

Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors in the specific case or as authorized or required under any provision in the articles of incorporation or bylaws or by any applicable resolution or contract upon receipt of an undertaking by or on behalf of the director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses.

§ 55-8-54. Court-ordered indemnification.

Unless a corporation’s articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

(1) The director is entitled to mandatory indemnification under G.S. 55-8-52, in which case the court shall also order the corporation to pay the director’s reasonable expenses incurred to obtain court-ordered indemnification; or

(2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in G.S. 55-8-51 or was adjudged liable as described in G.S. 55-8-51(d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

§ 55-8-55. Determination and authorization of indemnification.

(a) A corporation may not indemnify a director under G.S. 55-8-51 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in G.S. 55-8-51.

(b) The determination shall be made:

(1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(2) If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

(3) By special legal counsel (i) selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or (ii) if a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

(4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

(c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (b)(3) to select counsel.

§ 55-8-56. Indemnification of officers, employees, and agents.

Unless a corporation’s articles of incorporation provide otherwise:

(1) An officer of the corporation is entitled to mandatory indemnification under G.S. 55-8-52, and is entitled to apply for court-ordered indemnification under G.S. 55-8-54, in each case to the same extent as a director;

(2) The corporation may indemnify and advance expenses under this Part to an officer, employee, or agent of the corporation to the same extent as to a director; and

(3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

§ 55-8-57. Additional indemnification and insurance.

(a) In addition to and separate and apart from the indemnification provided for in G.S. 55-8-51, 55-8-52, 55-8-54, 55-8-55 and 55-8-56, a corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or as a trust or administrator under an employee benefit plan. Any provision in any articles of incorporation, bylaw, contract, or resolution permitted under this section may include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys’ fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

(b) The authorization, adoption, approval, or favorable recommendation by the board of directors of a public corporation of any provision in any articles of incorporation, bylaw, contract or resolution, as permitted in this section, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such articles of incorporation or bylaw provision or contract or resolution shall be void or voidable on such grounds. The authorization, adoption, approval, or favorable recommendation by the board of directors of a nonpublic corporation of any provision in any articles of incorporation, bylaw, contract or resolution, as permitted in this section, which occurred prior to July 1, 1990, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such articles of incorporation, bylaw provision, contract or resolution shall be void or voidable on such grounds. Except as permitted in G.S. 55-8-31, no such bylaw, contract, or resolution not adopted, authorized, approved or ratified by shareholders shall be effective as to claims made or liabilities asserted against any director prior to its adoption, authorization, or approval by the board of directors.

(c) A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under any provision of this Chapter.

§ 55-8-58. Application of Part.

(a) If articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles.

(b) This Part does not limit a corporation’s power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

(c) This Part shall not affect rights or liabilities arising out of acts or omissions occurring before July 1, 1990.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following exhibits, listed in accordance with the number assigned to each in the exhibit table of Item 601 of Regulation S-K, are included in Part II of this Registration Statement. Exhibit numbers omitted are not applicable.

Exhibit No.	Description of Exhibits
2.10	Agreement and Plan of Merger by and between FNB Corp. and United Financial, Inc., dated as of May 9, 2005 (included as Appendix A to the proxy statement/prospectus).

3.10	Articles of Incorporation of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form S-14 Registration Statement (No. 2-96498) filed March 16, 1985.

3.11	Articles of Amendment to Articles of Incorporation of the Registrant, adopted May 10, 1988, incorporated herein by reference to Exhibit 19.10 to the Registrant’s Form 10-Q Quarterly Report for the quarter ended June 30, 1988.

3.12	Articles of Amendment to Articles of Incorporation of the Registrant, adopted May 12, 1998, incorporated herein by reference to Exhibit 3.12 to the Registrant’s Form 10-Q Quarterly Report for the quarter ended June 30, 1998.

3.13	Articles of Amendment to Articles of Incorporation of the Registrant, adopted May 23, 2003, incorporated herein by reference to Exhibit 3.13 to the Registrant’s Form 10-Q Quarterly Report for the quarter ended June 30, 2003.

3.20	Amended and Restated Bylaws of the Registrant, adopted March 18, 2004, incorporated herein by reference to Exhibit 3.20 to the Registrant’s Form 10-Q Quarterly Report for the quarter ended March 31, 2004.

4	Specimen of Registrant’s Common Stock Certificate, incorporated herein by reference to Exhibit 4 to Amendment No. 1 to the Registrant’s Form S-14 Registration Statement (No. 2-96498) filed April 19, 1985.

*5	Opinion of Schell Bray Aycock Abel & Livingston P.L.L.C. re legality.

*8	Opinion of Schell Bray Aycock Abel & Livingston P.L.L.C. re tax matters.

23.1	Consent of Dixon Hughes PLLC.

23.2	Consent of KPMG LLP.

23.3	Consent of Larrowe & Company, P.L.C.

*23.4	Consent of The Carson Medlin Company.

*23.5	Consents of Schell Bray Aycock Abel & Livingston P.L.L.C. are contained in its opinions filed as Exhibits 5 and 8.

24	Power of Attorney.

99.1	Form of Proxy of United Financial, Inc.

*99.2	Form of Election and Letter of Transmittal.

*	To be filed by amendment

(b) Financial Statement Schedules. Not applicable.

(c) Fairness Opinions. The opinion of The Carson Medlin Company will be filed by amendment

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Asheboro, State of North Carolina, on July 15, 2005.

FNB CORP.

By:	/s/ Michael C. Miller
Michael C. Miller Chairman and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael C. Miller Michael C. Miller	Chairman, President and Director	July 15, 2005

/s/ Jerry A. Little Jerry A. Little	Treasurer and Secretary (Principal Financial and Accounting Officer)	July 15, 2005

* James M. Campbell, Jr.	Director	July 15, 2005

* R. Larry Campbell	Director	July 15, 2005

* Darrell L. Frye	Director	July 15, 2005

* Wilbert L. Hancock	Director	July 15, 2005

* Thomas A. Jordan	Director	July 15, 2005

* Dale E. Keiger	Director	July 15, 2005

* Eugene B. McLaurin, II	Director	July 15, 2005

* R. Reynolds Neely, Jr.	Director	July 15, 2005

* Richard K. Pugh	Director	July 15, 2005

* J.M. Ramsay III	Director	July 15, 2005

*	Michael C. Miller, the undersigned attorney-in-fact, by signing his name below, does hereby sign this Registration Statement on behalf of the above indicated officers and directors of FNB Corp. pursuant to a power of attorney executed by such persons and filed with the Securities and Exchange Commission contemporaneously herewith.

By	/s/ Michael C. Miller	July 15, 2005
Michael C. Miller Attorney-in-Fact